UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Baxter International Inc.
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Notice of 2024

Annual Meeting

of Stockholders

and Proxy Statement

May 7, 2024

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 14, 2024

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Baxter’s Annual Meeting of Stockholders (Annual Meeting) on Tuesday, May 7, 2024, at 9 a.m. Central Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

Since our founding more than 90 years ago, Baxter has been steadfast in pursuit of its life-sustaining mission. Yet this commitment has led to a company that is also ever changing as we continue to reshape our portfolio and adapt our strategy to make a greater difference for our patients, unlock additional value for our investors, and enhance our impact on the many other stakeholder communities we serve.

In the first half of 2023, we continued to face challenges related to evolving market conditions, geopolitical uncertainty, inflation and high interest rates. We have taken actions to address these challenges head-on. I have continued strong confidence in our business and strategy, and we are delivering on pivotal milestones toward driving improved financial performance ahead.

Strategic Roadmap. Our fundamental strength remains rooted, always, in our sustained emphasis on essential healthcare needs. Baxter products served more than 350 million patients across over 100 countries in 2023 and are central to modern care globally.

We opened 2023 by announcing the next transformational leap in our ongoing evolution, laying out three strategic initiatives that we believe will redefine our scope and aspirations for a new era:

•   the proposed separation of our Kidney Care business into a standalone company;

•   the implementation of a new, vertically aligned operating model for our four new business segments: Medical Products and Therapies; Healthcare Systems and Technologies; Pharmaceuticals; and Kidney Care; and

•   the divestiture of our non-core BioPharma Solutions (BPS) contract manufacturing business.

Combined, these measures (of which, the last two we have already completed) are centered on generating tangible advantages for patients, clinicians, employees, stockholders and other stakeholders, including enhanced strategic clarity, greater operational effectiveness, and a sharpened emphasis on research and development and commercial investments to fuel sustainable long-term growth and innovation.

Accelerating Innovation and Driving Value. During 2023 and into this year, we have been laser-focused on advancing these initiatives, and are beginning to realize their benefits.

•   We are currently targeting the second half of 2024 for the proposed separation of our Kidney Care business, with crucial milestones achieved across operational, legal, regulatory, supply chain and other domains. This includes uniting the passionate team of employees worldwide who are now preparing to take this exciting step.

•   Our newly streamlined, simplified operating model is now in place, yielding clearer line-of-sight to our markets and customers, and greater agility to realize vital growth opportunities globally, including connected care innovation that is expected to redefine the future of patient care.

•   We completed the divestiture of BPS – further streamlining our focus on our core businesses. We are deploying approximately $3.7 billion of estimated net after-tax proceeds to pay down debt in line with our capital allocation priorities and deleveraging commitments.

In parallel to advancing these strategic commitments, we remained keenly focused on our primary purpose: serving our vast customer base and driving underlying business performance. Baxter emerged from the operational challenges of 2022 determined to make meaningful change. In 2023, the company delivered positive performance across sales and earnings. These results were powered by the hard work and customer focus of our Baxter colleagues globally, who seized on opportunities created by our transformational actions amid improving macroeconomic and supply chain conditions. As we have done for nearly a century, we will continue stepping up and working to transform global healthcare. I remain confident in our team’s ability to continue mitigating challenges and drive improved performance.

Our Corporate Responsibility Commitment. Our successes in 2023 were achieved in line with our three guiding commitments as a corporate citizen: Empower our Patients; Protect our Planet; and Champion our People and Communities. As 2023 closed, we published our first report against the Task Force on Climate-Related Financial Disclosures (TCFD) framework, designed to help improve climate-related disclosure in the areas of governance, strategy, risk management, metrics and targets. Our efforts as a socially responsible, sustainable business and employer of choice are reflected in numerous 2023 recognitions, including our continued inclusions in the Dow Jones Sustainability Index (DJSI) North America, FTSE Russell’s FTSE4Good Index Series, and JUST Capital’s America’s Most JUST Companies list, among many others.

A Talented Team Committed to Healthcare Solutions. None of our achievements would be possible without a strong leadership team. We continued to bolster our senior management ranks in 2023 with key additions across our business segments and corporate functions. In October, Joel Grade was appointed Executive Vice President and Chief Financial Officer following an impressive and wide-ranging 25-year tenure with global foodservice leader, Sysco. In Joel’s first few months at Baxter, the company has already benefited from his deep operational and broad business experience from his various prior financial, commercial and executive leadership roles. Additionally, we welcomed Chris Toth to lead our Kidney Care business as our designated Vantive Health Chief Executive Officer. Chris brings deep expertise and perspective from over two decades with Varian, a Siemens Healthineers company.

Our progress as a company is further enabled by sound corporate governance and continued efforts to assist our diverse Board of Directors as they help to oversee our strategic trajectory. In 2023, we proudly welcomed two new board members: William A. Ampofo II, Chair, Supply Chain Operations Council and Vice President, Parts & Distribution Services and Supply Chain, Boeing Global Services of Boeing Company; and Stephen H. Rusckowski, former Chair, Chief Executive Officer and President, Quest Diagnostics, Inc.

Annual Meeting Details. To promote optimal access, convenience and efficiency for our many stockholders and employees, regardless of location, the Annual Meeting will be held only in a virtual format. We hope that you are able to join us to discuss our 2023 results and learn more about our strategic priorities and trajectory for 2024 and beyond. Please review the information on attendance provided on page 106 of the attached Notice of Annual Meeting of Stockholders and Proxy Statement (proxy statement).

Details of the business to be conducted at the Annual Meeting are included in the proxy statement, which we encourage you to read carefully.

Your vote is important to us, and I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by phone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. Stockholders of record will also be able to vote at the Annual Meeting

You will be able to submit questions in advance of and during the Annual Meeting.

I salute the accomplishments of our global team, whose efforts in 2023 made meaningful progress toward the initiatives that are reshaping our future. While that future is still unfolding, some things are already certain. Among them, Baxter’s Mission to Save and Sustain Lives will remain at the heart of our transformation in the months and years to come. And second, our employees will always be the ultimate authors of our impact for patients and as a global corporate citizen.

On behalf of the Board, senior management, and employees, thank you for your continued confidence and support. We look forward to your participation in the Annual Meeting.

Sincerely yours,

José (Joe) E. Almeida

Chair of the Board,

President and Chief Executive Officer

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 14, 2024

Dear Stockholder:

On behalf of the Board of Directors, I would like to thank you for your continued investment in Baxter and support. It is my privilege to write this letter in my new role as Baxter’s Lead Independent Director, having been appointed by the Board in 2023. While the company continued to face macroeconomic uncertainty and supply chain headwinds at the beginning of last year, Baxter has made meaningful progress towards achieving its key objectives throughout 2023. I remain fully confident in the company’s strategy, our highly skilled and experienced Board and Baxter’s management team’s ability to deliver on a strong path of creating long-term stockholder value and delivering on its Mission to Save and Sustain Lives.

This past year, the Board continued to play a critical role in overseeing the strategic direction of the company and helping to ensure that Baxter’s corporate culture supports and aligns with its short- and long-term strategy. Baxter has progressed in the execution of its key strategic initiatives announced in January 2023, including the completion of the divestiture of the BPS business and the recent implementation of its new operating model (which resulted in the creation of four new vertical business segments), and continues to work diligently towards the completion of the proposed separation of the Kidney Care business and the simplification of its manufacturing footprint.

In 2023, the Board remained committed to strong corporate governance practices and transparent disclosure. The Board continued to focus on refreshment, as demonstrated by the appointment of two new independent directors in 2023, as well as continuing Baxter’s robust stockholder engagement program, which I had the privilege of participating in and hearing perspectives from various stockholders firsthand. In direct response to our stockholder feedback, Baxter also issued its inaugural report against the TCFD framework and continued to make progress towards its 2030 Corporate Responsibility Commitment and Goals.

As we near the Annual Meeting, I would like to take a moment to reflect on some of the Board’s key focus areas over the last fiscal year:

•   Effectively Overseeing on Baxter’s Strategy: Oversight of the execution of Baxter’s strategy remains a top priority for the Board. In January 2023, Baxter announced key strategic actions with the goal of meaningfully enhancing its operational effectiveness, improving long-term performance, accelerating innovation and creating additional value for Baxter stakeholders. The Board continues to work closely with Joe Almeida, other members of senior leadership and outside advisors in helping to oversee the company’s execution of these strategic initiatives.

The company has made significant progress on its strategic initiatives in 2023 and is continuing to progress on these initiatives to better position Baxter to respond to future macroeconomic challenges and capture the opportunities ahead of it. The divestiture of the BPS business was completed in September 2023 and is enabling Baxter to deploy approximately $3.7 billion of estimated net after tax proceeds towards debt repayment, consistent with Baxter’s stated capital allocation priorities. In addition, beginning in the third quarter of 2023, Baxter began reporting its performance under four new simplified, verticalized global segments, consisting of the following: Medical Products and Therapies; Healthcare Systems and Technologies; Pharmaceuticals; and Kidney Care. In connection with the new operating model, the Board was pleased to appoint a new president for each of the company’s new vertically integrated global business segments. Baxter’s new operating model is intended to promote a more resilient supply chain and greater alignment with Baxter’s manufacturing footprint by segment, better positioning each segment and the company as a whole to deliver on its operational and investment priorities. Baxter has also made meaningful progress on the proposed separation of the Kidney Care business, including the appointment of Chris Toth as the President of the Kidney Care business and the anticipated Chief Executive Officer of the independent company, to be named Vantive Health.

•   Ongoing Commitment to Board Refreshment and Diversity: The Board is composed of an experienced and diverse group of independent directors with a wide range of skills, experience and qualifications that the Board believes are necessary to provide effective oversight of Baxter’s strategy and to better position Baxter for long-term success in a complex and rapidly changing healthcare environment. Our comprehensive Board refreshment practices, as well as our annual self-assessment process, are critical to the Board’s success and are intended to provide the Board with an appropriate mix of skills, tenure, backgrounds and experiences that provide a balance of fresh perspectives and significant institutional knowledge and expertise.

As part of our thoughtful approach to Board composition, in 2023 we appointed William Ampofo II and Stephen (Steve) Rusckowski to the Board. William now sits on the Quality and Regulatory Compliance Committee (formerly known as the Quality, Compliance and Technology Committee) (QRC Committee)). As the Chair, Supply Chain Operations Council and Vice President, Parts & Distribution Services and Supply Chain at Boeing Global Services

of Boeing Company, William possesses deep supply chain expertise and has invaluable experience in driving transformation at multinational companies, and is now helping to oversee Baxter’s execution of its supply chain initiatives that have already produced tangible results. Steve sits on the Compensation and Human Capital Committee and QRC Committee. As the retired Chair and Chief Executive Officer and President of Quest Diagnostics, Inc., and through prior positions, Steve possesses significant operational and executive expertise in the healthcare industry and has a strong track record as a transformational leader, including in the context of large-scale separation transactions (including spinoffs) and corporate turnarounds. We believe William’s and Steve’s experiences bring invaluable insights to the Board.

In addition, we have made a number of changes to the leadership structure and composition of the Board and its committees, and to the responsibilities of the Board and QRC and Audit Committees. In 2023, I was appointed as Lead Independent Director, and Cathy Smith and Peter Wilver were appointed as Chairs of the Nominating, Corporate Governance and Public Policy Committee (NCGPP Committee) and Audit Committee, respectively. In February 2024, we amended the Audit Committee and QRC Committee charters to provide for the realignment of oversight over the company’s innovation strategy and cybersecurity to the full Board, as these responsibilities now sit within the vertically integrated segments after completion of recent organizational changes and are part of the business strategies themselves. We have, however, maintained oversight over cybersecurity incidents with the Audit Committee given the potential significance of these events and in the interest of having a more focused and specialized group of directors who can provide oversight as needed and help review related United States Securities and Exchange Commission (SEC) disclosures. Additionally, the Board also refreshed its Corporate Governance Guidelines to bolster the responsibilities of the Lead Independent Director and to codify a number of our strong governance practices, consistent with existing practices of the Board and to enhance transparency.

The Board believes that diversity of background, thought and experience enhances the Board’s overall effectiveness and has remain committed to these principles in its ongoing refreshment efforts.

•   Commitment to Stockholder Engagement and Responsiveness. As part of the Board’s commitment to maintaining strong corporate governance practices, we continue to proactively engage with our stockholders. Baxter’s robust annual stockholder engagement program involves members of the Board, including myself, and select members of management meeting with a broad base of stockholders to discuss corporate governance, executive compensation, corporate responsibility practices and other matters of importance (including Baxter’s 2030 Corporate Responsibility Commitment and Goals). Baxter’s engagement program enables ongoing dialogue that has resulted in the Board enhancing its corporate governance practices and continues to provide the Board with valuable insight and feedback from stockholders throughout the year (including with respect to matters voted on at Baxter’s annual meetings). As a result of the stockholder engagement program, the Board is better able to understand Baxter stockholders’ priorities and perspectives and has incorporated them into its deliberations and decision-making process and intends to continue doing so going forward. During 2023 and early 2024, the company proactively reached out to stockholders representing more than 50% of Baxter’s outstanding common stock and engaged with stockholders representing approximately 35% of Baxter’s outstanding common stock. During this engagement, we heard that while most stockholders were supportive of Baxter’s executive compensation program and its alignment with stockholder value creation, some had concerns around special one-time PSU grants issued in 2022. In response to stockholder feedback, the Compensation and Human Capital Committee did not make any special one-time PSU retention awards in 2023.

Our commitment to sound governance practices and protecting stockholder rights is evidenced by, among other things, Baxter’s proxy access bylaw, the complete declassification of the Board in 2018, majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents, the ability for stockholders to act by written consent, the reduction of the special meeting threshold from 25% to 15% in 2022 and recent Board composition and refreshment efforts.

We will build on the progress from this past year as we move forward in 2024 and beyond. We believe that Baxter is well positioned to further enhance its operational effectiveness and financial performance, respond to macroeconomic challenges and capture the opportunities ahead of it. On behalf of my fellow directors, thank you for your continued support of Baxter. We look forward to hearing your views at the Annual Meeting and in the year to come.

Best regards,

Brent Shafer

Lead Independent Director

Table of Contents	i

investor.baxter.com

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

The Annual Meeting is scheduled to be held by means of a virtual format only to provide a convenient and cost-efficient experience to all stockholders and employees regardless of location. The Annual Meeting will take place on Tuesday, May 7, 2024 at 9:00 a.m., Central Time. Online access to the Annual Meeting will begin at 8:45 a.m., Central Time. You can attend the Meeting by accessing www.virtualshareholdermeeting.com/BAX2024.

The Annual Meeting will be held for the following purposes:

To elect the eleven directors named in the proxy statement.

To approve, on an advisory basis, named executive officer compensation for 2023.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2024.

To approve the company’s Amended and Restated 2021 Incentive Plan.

To approve an amendment to the Amended and Restated Certificate of Incorporation to permit officer exculpation.

To vote on the one stockholder proposal as described in the proxy statement, if such proposal is properly presented at the Annual Meeting.

To transact any other business that may properly come before the Annual Meeting.

The Board recommends that stockholders vote FOR Items 1, 2, 3, 4 and 5. The Board recommends that stockholders vote AGAINST the stockholder proposal referred to in Item 6. Stockholders of record at the close of business on March 14, 2024 will be entitled to vote at the Annual Meeting.

By order of the Board,

Ellen K. Bradford

Corporate Secretary

 How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

The proxy statement relating to the

Annual Meeting and the

Annual Report to Stockholders for the year

ended December 31, 2023 are available at

http://materials.proxyvote.com/071813

The Annual Meeting will again be held only in a virtual format to provide a convenient and cost-efficient experience to all stockholders and employees regardless of location. As always, you are encouraged to vote your shares prior to the Annual Meeting whether or not you plan to attend the Annual Meeting. Details on how to attend the Annual Meeting and further information can be found at “General Information—Other Information—Attending the Annual Meeting.”

Proxy Statement

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting to be held on Tuesday, May 7, 2024. On or about March  , 2024, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March  , 2024.

investor.baxter.com

2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review the company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the 2023 Form 10-K) and the complete proxy statement.

Election of Directors

What am I voting on?

You will be asked to vote for the election of the eleven director nominees set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

As demonstrated in the director skills matrix included on page 6, the Board believes that the eleven directors standing for election possess a desirable mix of skills, backgrounds, professional and industry experience and qualifications. This assessment reflects the Board’s ongoing refreshment efforts, including with respect to the appointments of Mr. William Ampofo II in June 2023 and Mr. Stephen Rusckowski in August 2023. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, the Board believes the directors’ diverse skillsets and perspectives help the Board to continue to be well-suited to provide the company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and to oversee the company’s performance, including with respect to the completion of the BPS divestiture, the recent implementation of the verticalization of Baxter’s four business segments and the company’s progress on the proposed separation of its Kidney Care business. See below for additional information regarding the qualifications, experiences and backgrounds of the Board and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors” for additional information.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name[1] Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A	CHC	NCGPP	QRC
José (Joe) E. Almeida Chair, President and CEO, Baxter International Inc.	61	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading and helping to transform global, multi-faceted corporations

William A. Ampofo II Chair, Supply Chain Operations Council and Vice President, Parts & Distribution Services and Supply Chain, Boeing Global Services of Boeing Company	50	2023	Y	✓ Deep operational expertise and strong track record as a supply chain leader ✓ Significant experience driving transformation at multinational companies				⬛

Patricia B. Morrison Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. (retired)	64	2019	Y	✓ Significant experience in IT and cybersecurity at global healthcare companies ✓ Meaningful human capital management experience	⬛		⬛

Stephen N. Oesterle, M.D. Healthcare Industry Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	73	2017	Y

✓  Significant experience in the medical products and healthcare industries (including with respect to strategic transactions)

✓  Strong scientific and medical background, including as a former practicing cardiologist

							⬛	▲

Stephen H. Rusckowski. Chair and Chief Executive Officer and President of Quest Diagnostics, Inc. (retired)	66	2023	Y	✓ Significant operational experience in the healthcare industry ✓ Strong track record as a transformational leader, including in the context of large scale separation transactions		⬛		⬛

Nancy M. Schlichting President and CEO, Henry Ford Health System (retired)	69	2021	Y	✓ Significant experience in healthcare administration in senior-level executive roles with health care providers ✓ Meaningful human capital management experience		▲		⬛

Brent Shafer Chair and Chief Executive Officer, Cerner Corporation (retired)	66	2022	Y

✓  Significant experience leading global organizations, including most recently as Chair and Chief Executive Officer of Cerner Corporation

✓  Strong digital health capabilities and experience transforming complex organizations

					⬛		⬛

Cathy R. Smith Chief Financial Officer, Nordstrom Inc.	60	2017	Y	✓ Significant financial expertise and corporate leadership experience, including in responding to cybersecurity incidents ✓ Meaningful human capital management experience	⬛		▲

Amy A. Wendell Senior Vice President of Strategy and Business Development, Covidien (retired)	63	2019	Y	✓ Extensive experience in business development and strategy in the healthcare industry, including significant mergers & acquisitions transactions and integration experience		⬛		⬛

David S. Wilkes, M.D. Former Dean of University of Virginia School of Medicine, Chief Scientific Officer and Co- Founder, ImmuneWorks, Inc.	67	2021	Y	✓ Significant scientific and medical experience ✓ Extensive experience leading large, complex organizations, including as a former dean of a large medical school			⬛	⬛

Peter M. Wilver Executive Vice President and Chief Administrative Officer, Thermo Fisher Scientific Inc. (retired)	64	2022	Y

✓  Significant financial expertise, most recently as Chief Financial Officer and Chief Administrative Officer of Thermo Fisher Scientific Inc.

✓  Deep supply chain and manufacturing experience through work with various multinational companies

					▲	⬛

Key

▲ Committee Chairperson ⬛ Committee Member	A Audit Committee CHC Compensation and Human Capital Committee	NCGPP Nominating, Corporate Governance & Public Policy Committee QRC Quality and Regulatory Compliance Committee

1.	Directors standing for election on May 7, 2024. Committee assignments reflected in this chart speak as of March 14, 2024.

investor.baxter.com

4	Proxy Statement Highlights

2023 Board and Governance Highlights

Board Refreshment Activities	See pages 20 and 23

• Continued Board focus on refreshment led to the appointment of two new independent directors and changes in Board and committee composition and responsibilities in 2023, as described below.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

Governance Practices	See pages 20 and 23

•  Strong Governance Practices: Baxter remains committed to strong corporate governance practices and protecting stockholder rights. As a result, the Board has adopted the following best practices, among others:

•  Strong Lead Independent Director with robust and clearly defined responsibilities;

•  Robust director and officer stock ownership requirements;

•  Annual director elections;

•  Majority voting standard coupled with a resignation policy;

•  All directors, except the current Chair, President and Chief Executive Officer (CEO), are independent;

•  All Board committee chairs and members are independent;

•  Executive sessions of independent directors held at each regularly scheduled Board meeting;

•  Mandatory retirement age;

•  Active Board refreshment, which resulted in six new directors in the last three years;

•  No supermajority voting provisions;

•  Single class of voting stock;

•  Proxy access rights;

•  No poison pill in place;

•  Stockholders have the right to call special meetings (with the threshold reduced from 25% to 15% in 2022);

•  Stockholders have the right to act by written consent;

•  Use of independent experts, such as auditors and compensation consultants; and

•  Robust director orientation and continuing education programs.

•  Stockholder Engagement: After completion of the 2023 Annual Meeting and as part of the company’s corporate governance outreach program, the company approached select institutional investors to better understand their perspectives and engage in discussions with one or more directors (including Mr. Brent Shafer (Lead Independent Director ), Ms. Nancy Schlichting (chair of the CHC Committee) and Ms. Cathy Smith (chair of the NCGPP Committee)) and certain members of management.

•  Beginning in April 2023 and through early 2024, Baxter has engaged in discussions with stockholders representing approximately 35% of the company’s outstanding shares (calculated as of December 31, 2023). Baxter, with participation from select directors, intends to continue having these conversations with interested investors.

•  Topics discussed with stockholders included company strategy and performance (including the proposed separation of the Kidney Care business and the completed divestiture of the BPS business), the recent implementation of Baxter’s simplified operating model, corporate governance matters (including board composition, diversity and refreshment and the 2023 stockholder proposals), the Board’s leadership structure, executive compensation matters (including the 2023 Say on Pay vote and related considerations) and corporate responsibility initiatives. Stockholder feedback is a key consideration in Board discussions and was shared with the full Board and relevant committees. This feedback informed the Board’s position on the stockholder proposal to be voted on at the Annual Meeting and resulted in enhanced disclosures contained in the proxy statement.

•  Responsiveness to Stockholders: Baxter is committed to being responsive to the views of stockholders and has continued to ensure that its governance policies, executive compensation program and corporate responsibility initiatives are informed by stockholders’ perspectives. During stockholder engagement, Baxter stockholders have continued to be broadly supportive of the company’s executive compensation program and its alignment with stockholder value creation. Baxter did, however, make suggested enhancements to its proxy disclosure, including disclosures relating to the ongoing Board refreshment efforts (which most recently resulted in the addition of William Ampofo and Stephen Rusckowski to the Board) as well as various corporate responsibility related updates. In addition, the company provided enhanced disclosure regarding the performance reviews of the CEO and the other NEOs and how they impacted related incentive payouts and included additional disclosures regarding the factors the CHC Committee considers when reviewing executive pay. Baxter also issued its inaugural report against the TCFD framework in 2023, to further align the company’s sustainability reporting with evolving stockholder standards. These responsive actions are a continuation of Board’s strong track record of responsiveness.

•  Overboarding: In 2022, the Board amended its Corporate Governance Guidelines to reduce the maximum number of boards of directors on which a director may serve to two public companies (from three) for directors who are employed full time or to four public companies (from five) for all other directors, subject to a related transition period. As of March 14, 2024, all director nominees were in compliance with Baxter’s overboarding policy. See “Corporate Governance at Baxter International Inc.—Board of Directors—Director Overboarding” for additional detail regarding the Baxter’s overboarding policy.

investor.baxter.com

6	Proxy Statement Highlights

Board Qualifications, Experiences and Backgrounds

The matrix included below represents some of the key skills, experiences and backgrounds that the Board has identified as particularly valuable to the oversight of the company and illustrates how the current directors individually and collectively represent these key competencies and backgrounds. While all of these qualifications were considered by the Board and the NCGPP Committee in connection with this year’s director nomination process, the matrix does not encompass all of the skills, experience, qualifications and attributes of the director nominees, and neither do the Board nor NCGPP Committee assign any specific weights to any of the skillsets in the matrix. Additionally, the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of skills, experience and perspectives necessary for effective oversight.

1.	As self-identified by each director nominee.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Additional information regarding the director nominees, including with respect to average tenure, average age and gender and ethnic/racial diversity statistics as of March 14, 2024, is set forth below:

Advisory Vote to Approve Named Executive Officer Compensation for 2023

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s 2023 compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the CHC Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2023 financial and compensation design highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Executive Compensation—Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation for 2023” for additional information.

investor.baxter.com

8	Proxy Statement Highlights

Performance Highlights

Further Information

Financial results for 2023

The company’s publicly reported financial results from continuing operations for 2023 are set forth below. Baxter’s performance in 2023 reflects its building momentum as the company executed upon several strategic initiatives designed to enhance its future performance, including the implementation of a new operating model, the sale of its BPS business (which is now reflected as discontinued operations) and steady progress on the proposed separation of its Kidney Care segment.

See page 38

The amounts set forth above represent Baxter’s publicly disclosed results for 2023 from continuing operations. Adjusted earnings per share and free cash flow are non-GAAP financial measures. Adjusted earnings per share excludes the impact of special items, net of the related income tax effects. Free cash flow represents net cash provided by operating activities less capital expenditures. See Baxter’s Periodic Report on Form 8-K dated February 8, 2024 for a reconciliation of the amounts set forth above to the applicable measure calculated in accordance with GAAP and for information about why management believes that non-GAAP financial measures, when used in conjunction with the results presented in accordance with U.S. GAAP and the company’s reconciliations to corresponding U.S. GAAP financial measures, may enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures should be considered in addition to, and not as substitutes for, information prepared in accordance with U.S. GAAP.

For purposes of calculating performance under the company’s 2023 annual incentive plan, net sales were calculated at budgeted exchange rates (as of January 1, 2023) and included net sales from discontinued operations for the first nine of months of 2023. This measure is referred to herein as Adjusted Net Sales Including Discontinued Operations and was $15.0 billion for 2023. The net sales target under the company’s 2023 annual incentive plan was adjusted to exclude BPS sales targets for the three-month period following the company’s divestiture of that business.

For purposes of calculating performance under the company’s 2023 annual incentive plan, Adjusted earnings per share included adjusted earnings per share from discontinued operations. This measure is referred to herein as Adjusted EPS Including Discontinued Operations and was $2.92 for 2023. The adjusted earnings per share target under the company’s 2023 annual incentive plan was adjusted to exclude BPS earnings targets for the three-month period following the company’s divestiture of that business.

For purposes of calculating performance under the company’s 2023 annual incentive plan, free cash flow included free cash flow from discontinued operations for the first nine months of 2023, less certain income tax payments related to discontinued operations that were disbursed in the fourth quarter of 2023 (to the extent that those fourth quarter tax payments for discontinued operations were included in the company’s 2023 free cash flow target). This measure is referred to herein as Adjusted Free Cash Flow Including Discontinued Operations and was $1.1 billion for 2023. The free cash flow target under the company’s 2023 annual incentive plan was adjusted to exclude BPS cash flow targets for the three-month period following the company’s divestiture of that business, except for the income tax payments referred to above.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2023 Annual Incentive Plan Payouts” for reconciliations of Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations to the applicable measures calculated in accordance with GAAP.

Compensation Design for 2023

The table below summarizes Baxter’s consistent compensation design for 2023 and highlights design and payouts are linked to Baxter’s pay-for-performance philosophy. More detail regarding plan design can be found in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

	Base Salary	Annual Incentive Plan (MICP)	Long-Term Incentive (LTI) Plan
Percentage of Named Executive Officer (NEO) Total Compensation:	• 9% to 20%	• 15% to 18%	• 62% to 76%

Methodology:

•  Determined based on external market comparisons of the Compensation Peer Group, evaluated annually by the CHC Committee considering external market data, internal equity, company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning

•  Cash-based award tied to annual internal financial objectives and adjusted for individual performance, which include certain environmental, social and governance (ESG) objectives

•  Annual incentive targets are generally set using the same factors described for base salary

•  Equity-based award tied to multi-year performance and earned over three years with 50% tied to performance targets

•  Target LTI grant values are generally set using the same factors described for base salary

Design:	• Consistent with prior year	• Consistent with prior year (utilizing the same financial metrics, performance/payout curves and application of ESG metrics as a portion of the individual assessment component)	• Consistent with prior year (utilizing the same internal financial metrics, relative total stockholder return (TSR) metric and performance/payout curves)

Results:	• Increases only provided for those who were promoted or hired into new roles	• Payout was between 94%—124% of target, tied to business and individual performance	• PSU payout for cycle ending in 2023 was 44% of target

investor.baxter.com

10	Proxy Statement Highlights

Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan

What am I voting on?

You will be asked to vote on a proposal by management to approve Baxter’s Amended and Restated 2021 Incentive Plan.

What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Management Proposals—Proposal 4—Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan.”

Items to consider when evaluating this proposal:

On February 13, 2024, the Board approved the Baxter International Inc. Amended and Restated 2021 Incentive Plan, subject to stockholder approval at the Annual Meeting. The Board believes that it is in the best interests of Baxter and its stockholders to adopt an amended and restated incentive plan to increase stockholder value by providing opportunities for the company to reward and motivate employees, directors and others who provide services to Baxter by linking performance with long-term stockholder value creation. This Baxter International Inc. Amended and Restated 2021 Incentive Plan is needed to provide sufficient shares to support ongoing execution against the company’s strategic initiatives, including the proposed separation of the company’s Kidney Care business, and in light of the effects of changes in the company’s stock price and the increase in the number of equity-eligible participants following the acquisition of Hill-Rom Holdings, Inc. (Hillrom) in December 2021.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	11

Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation

What am I voting on?

You will be asked to vote on a proposal by management to approve an amendment to the company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions regarding officer exculpation.

What is the Board’s recommendation? The Board of Directors recommends a vote FOR this proposal. Where can I find more information? Concise supporting information is presented below.
See “Management Proposals—Proposal 5—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation”

Items to consider when evaluating this proposal:

In August 2022, the Delaware General Corporation Law (the DGCL) was amended to permit Delaware corporations to exculpate specified officers from personal liability in connection with certain actions. Previously, exculpation was only available for directors. Baxter’s Amended and Restated Certificate of Incorporation currently provides for the exculpation of directors pursuant to the DGCL but does not include a provision that allows for the exculpation of officers. After careful consideration, the Board has determined it is in the best interest of the company to amend the Amended and Restated Certificate of Incorporation to permit exculpation of the company’s officers to the extent permitted under the DGCL. The Board believes that the proposed officer exculpation provision provides the right balance between stockholders’ interest in accountability and their interest in the company being able to mitigate the disruptive impact of litigation and to attract and retain executive talent. Further, the Board believes that the amendment would not negatively impact stockholder rights and may potentially reduce litigation costs associated with frivolous lawsuits.

investor.baxter.com

12	Proxy Statement Highlights

Executives to Retain Significant Stock

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to adopt a policy requiring NEOs to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to stockholders regarding the policy in the company’s next annual proxy statement.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposal—Proposal 6—Executives to Retain Significant Stock” for additional information.

Items to consider when evaluating this proposal:

•  Baxter’s current stock ownership guidelines already require significant stock retention by executives: Baxter’s CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment. Each other executive officer, including the NEOs of the company who would be covered by this proposal, is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer.

•  The company’s existing stock ownership guidelines are accomplishing their intended purpose: As of December 31, 2023, each of the NEOs who was still employed by Baxter as of such date had met his or her ownership requirements or, using reasonable assumptions, was on track to achieve his or her stock ownership objective within the prescribed time frame.

•  The proposal fails to strike a reasonable balance between aligning the interests of stockholders and management and motivating desired management behavior: The Board believes that Baxter’s emphasis on long-term incentive grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. However, Baxter also recognizes the fact that executives need some flexibility to manage their own financial affairs, which may, from time to time, include the sale of Baxter stock held as a result of the vesting of these equity grants that exceed the ownership guidelines.

•  The proposal would put Baxter at a competitive disadvantage for attracting and retaining top executive talent and would create an unnecessary administrative burden on Baxter without commensurate value to stockholders: Requiring NEOs to hold additional shares until retirement is more stringent than current market practice and would be unnecessarily burdensome to the executives, which, as a result, may impact Baxter’s ability to attract and retain top executive talent. Further, the NEOs often change year-to-year and this proposal may place different stock retention requirements on certain executives every year, which would be difficult for Baxter to administer. Instead, the company believes its current robust stock ownership requirements, which are consistent with market practice and apply to all of Baxter’s executive and corporate officers, provide meaningful stock ownership and retention requirements at a lower administrative cost for the company.

•  The majority of Baxter’s stockholders voted against a similar proposal last year: Baxter’s stockholders have considered, and rejected, a similar proposal in 2023, indicating that Baxter’s stockholders remain supportive of the Board’s position on this proposal and current executive compensation structure.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Corporate Governance at Baxter International Inc.

Election of Directors

The Board will consist of 11 members. The Board has nominated all director nominees for election for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “–Nominees for Election as Directors.”

In uncontested elections, Baxter’s Bylaws require each director to be elected by a majority of the votes cast with respect to his or her election; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions are not considered votes cast and therefore have no effect on the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.

All of the nominees have indicated their willingness to serve if elected, but if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations) and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest, and each director nominee must receive a majority of the votes cast with respect to his or her election in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Under the company’s Bylaws, any incumbent director who fails to be reelected at the Annual Meeting because he or she does not receive the required majority support must offer his or her resignation to the Board. The NCGPP Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the NCGPP Committee’s recommendation when deciding whether to accept or reject the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. A director who offers his or her resignation may not participate in the Board’s or the NCGPP Committee’s discussions or decision.

Set forth below under “–Nominees for Election as Directors” is information concerning each of the nominees for election.

investor.baxter.com

14	Corporate Governance at Baxter International Inc.

Nominees for Election as Directors

José (Joe) E. Almeida

Chair of the Board, President and CEO

Age 61

Director since 2016

Committees: None

Biography

Mr. Almeida has been the Chair, President and CEO of Baxter since January 1, 2016. He began serving as an executive officer of the company in October 2015. Prior to joining Baxter, he served as Senior Advisor with The Carlyle Group, a multinational private equity, alternative asset management and financial services corporation, from May 2015 to October 2015. Previously, he served as the Chair, President and Chief Executive Officer of Covidien plc (Covidien), a global healthcare products company, from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida currently serves as a director of Bank of America. Mr. Almeida previously served as a member of the Board of Directors of Walgreens Boots Alliance, Inc. from 2017 to 2022, Partners in Health from 2013 to 2021 and Ortho-Clinical Diagnostics, Inc. from 2015 to 2020.

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chair, President and CEO of Baxter and Covidien and in other senior management roles at other medical device companies.

William A. Ampofo II

Independent Director

Age 50

Director since 2023

Committees: Quality and Regulatory Compliance

Biography

Mr. Ampofo has worked for Boeing Company (Boeing), a leading global aerospace company, since 2016 and currently serves as Chair, Supply Chain Operations Council and Vice President, Parts & Distribution Services and Supply Chain function for Boeing Global Services. Prior to joining Boeing, he spent 22 years at United Technologies Corporation (which later merged with Raytheon Company to form Raytheon Technologies), a multinational conglomerate which researched, developed, and manufactured products, including aircraft engines, aerospace systems, among other industrial products, working in roles of increasing responsibility related to finance, information technology, corporate strategy and operations. Mr. Ampofo currently serves as a member of the board of trustees of The Episcopal School of Medicine.

Key Attributes, Experience and Skills

Extensive experience leading global organizations as a result of his role as Chair, Supply Chain Operations Council and Vice President, Parts & Distribution Services and Supply Chain function at Boeing and his 22 years of finance, operational, IT and corporate strategy experience at United Technologies Corporation.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Patricia B. Morrison

Independent Director

Age 64

Director since 2019

Committees: Audit and Nominating, Corporate Governance and Public Policy

Biography

From 2009 to 2018, Ms. Morrison served as Executive Vice President, Customer Support Services and Chief Information Officer (CIO), of Cardinal Health Inc. (Cardinal), a global, integrated healthcare services and products company. At Cardinal, she led global IT operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison was the Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. She previously served as CIO of both Motorola, Inc. and Office Depot, Inc. and held senior-level IT positions at General Electric Company, PepsiCo, Inc., The Procter & Gamble Company and The Quaker Oats Company. She currently serves as a director of Splunk Inc. She previously served as a director of Aramark Corporation and Virtusa Corporation.

Key Attributes, Experience and Skills

Extensive experience of across diverse global industries overseeing strategic, operational and financial aspects of IT, including cybersecurity, global IT master planning, digital transformation and human capital matters, including in the medical products industry, as a result of her diverse experience leading the IT function at large, multinational organizations.

Stephen N. Oesterle, M.D.

Independent Director

Age 73

Director since 2017

Committees: Nominating, Corporate Governance and Public Policy and Quality and Regulatory Compliance

Biography

Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic, a global medical technology, services and solutions company, and as Medtronic’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). Dr. Oesterle currently serves as a director of Paragon 28 and Peijia Medical Ltd. He previously served as a director of Sigilon Therapeutics, Inc. (prior to its merger with Eli Lily and Company), Montes Archimedes Acquisition Corp. (prior to its merger with Roivant Sciences), REVA Medical, Inc, and HeartWare (acquired by Medtronic in 2016).

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background and significant experience advising on strategic transactions. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at various healthcare companies as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

investor.baxter.com

16	Corporate Governance at Baxter International Inc.

Stephen H. Rusckowski

Independent Director

Age 66

Director since 2023

Committees: Compensation and Human Capital and Quality and Regulatory Compliance

Biography

Mr. Rusckowski is the former Chief Executive Officer and President of Quest Diagnostics, Inc. (Quest), a leading provider of diagnostic information services, a position he held from 2012 until 2022. He also served as Chair of the Board of Quest from January 2017 through March 2023. Prior to joining Quest, he served as the Chief Executive Officer of Philips Healthcare (Philips), a health technology company focused on improving people’s health across the health continuum from healthy living and prevention, to diagnosis treatment, and home care, and a member of the Board of Management of Royal Philips Electronics. Earlier in his career, he held roles of increasing responsibility at Hewlett-Packard Company, a manufacturer of software and computer services and Procter & Gamble Company, a leading company that produces and sells products for the home, health and personal care. Mr. Rusckowski currently serves as a director of Qiagen Inc., and Tenet Healthcare Corporation and previously served as a director of MedQuist, Inc.

Key Attributes, Experience and Skills

Extensive leadership experience in the healthcare industry, including in strategic planning, international operations and strategic transactions (including with the build out of digital health capabilities) with multinational corporations.

Nancy M. Schlichting

Independent Director

Age 69

Director since 2021

Committees: Compensation and Human Capital and Quality and Regulatory Compliance

Biography

Ms. Schlichting joined the Board following Baxter’s acquisition of Hillrom, where she had previously served as a director and Chair of its Compensation and Management Development Committee. Ms. Schlichting is the retired President and Chief Executive Officer of Henry Ford Health System (HFHS) in Detroit, Michigan, a non-profit healthcare organization, serving in this role from June 2003 to January 2017. She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer and was promoted to Executive Vice President and Chief Operating Officer from 1999 to 2003 and President and Chief Executive Officer of Henry Ford Hospital from 2001 to 2003. She currently serves as a director of Walgreens Boots Alliance and at Encompass Health, Inc., and as a trustee of the Duke University and as the chair of the Duke University Health System Board. She previously served as a director of Pear Therapeutics, Inc. and as a trustee of the Kresge Foundation.

Key Attributes, Experience and Skills

Extensive healthcare administration (including human capital management) experience that spans more than 35 years in senior-level executive roles. This experience includes leading HFHS through a financial turnaround and for leading various customer service, quality and diversity initiatives. Extensive expertise as a pioneer in quality and regulatory management, winning the Malcolm Baldridge National Quality Award as CEO of Henry Ford. Extensive experience in mergers and acquisitions, leading several healthcare acquisitions, including public company mergers and acquisitions such as the global mergers of Baxter and Hillrom and Walgreens with Alliance Boots.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

Brent Shafer

Lead Independent Director

Age 66

Director since 2022

Committees: Audit and Nominating, Corporate Governance and Public Policy

Biography

Mr. Shafer became Baxter’s Lead Independent Director effective April 28, 2023. He is the former Chair and Chief Executive Officer of Cerner Corporation (Cerner), a leading provider of various health information technologies, ranging from medical devices to electronic health records to hardware, serving in this role from 2018 to 2021. He has served as a Senior Advisor to Cerner since October 2021. Prior to Cerner, Mr. Shafer held a number of roles at Philips, including Chief Executive Officer of Philips North America, a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Mr. Shafer was also the Chief Executive Officer of Philips Home Healthcare Solution business. Before joining Philips, Mr. Shafer was Vice President and General Manager of Hillrom’s Patient Care Environment Division and worked at GE Medical Systems where he served in key positions in sales, marketing, and general management. Mr. Shafer has also held senior roles at Hewlett Packard’s Medical Products Group and Johnson & Johnson. Mr. Shafer currently services as a director of Tactile Systems Technology.

Key Attributes, Experience and Skills

Substantial knowledge of the health information technology industry and extensive experience leading, operating and transforming global corporations (including with the build out of digital health capabilities) as a result of his roles as Chair and Chief Executive Officer at Cerner and key roles at Philips and in other senior management roles at other medical device companies (including Hillrom).

Cathy R. Smith

Independent Director

Age 60

Director since 2017

Committees: Audit and Nominating, Corporate Governance and Public Policy

Biography

Ms. Smith has served as Chief Financial Officer of Nordstrom, Inc. (Nordstrom), a luxury department store chain, since May 2023. She previously served as Chief Financial and Administrative Officer of Bright Health, a diversified consumer-focused healthcare company, from January 2020 to May 2023. Prior to Bright Health, Ms. Smith was Executive Vice President and Chief Financial Officer at Target Corporation (Target) from September 2015 to November 2019. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts Holding Company (Express Scripts), an independent pharmacy benefits management company, from 2014 to 2015 and at Walmart International (Walmart), a division of Walmart Stores Inc., from 2010 to 2014. Earlier in her career, she served as Chief Financial Officer at GameStop. Ms. Smith currently serves as director of PPG Industries, Inc.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Nordstrom, Bright Health, Target, Express Scripts and Walmart. This experience includes work helping to oversee cybersecurity incident response and various strategic transactions as well as human capital management expertise as the Chief Administrative Officer at Bright Health.

investor.baxter.com

18	Corporate Governance at Baxter International Inc.

Amy A. Wendell

Independent Director

Age 63

Director since 2019

Committees: Compensation and Human Capital and Quality and Regulatory Compliance

Biography

Ms. Wendell served as Senior Advisor at Perella Weinberg Partners L.P., a global financial services firm, from January 2016 to May 2019 where she consulted on strategy, corporate finance and investing practices in the healthcare industry. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor at McKinsey & Company (McKinsey), a management consulting firm, in its strategy and corporate finance practice and also served as a member of McKinsey’s Transactions Advisory Board. She previously served as Senior Vice President of Strategy and Business Development and Licensing at Covidien plc from 2006 to 2015, where she led the company’s strategy and portfolio management initiatives and managed business development activities. From 1986 to 2015, Ms. Wendell held roles of increasing responsibility at Covidien (including its predecessors, Tyco International plc and Kendall Healthcare Products Company), from engineering to product management and business development. Ms. Wendell currently serves as a director of Axogen, Inc. and Hologic, Inc. Ms. Wendell is also a director of Por Cristo, a non-profit charitable medical service organization involved in healthcare work for at-risk women and children in Latin America.

Key Attributes, Experience and Skills

Extensive expertise in the healthcare sector in the areas of global business development and licensing, portfolio management, mergers and acquisitions, resource allocation and identifying new market opportunities, as well as significant restructuring and integration experience, as a result of her roles at Covidien and its predecessors.

David S. Wilkes, M.D.

Independent Director

Age 67

Director since 2021

Committees: Nominating, Corporate Governance and Public Policy and Quality and Regulatory Compliance

Biography

Dr. Wilkes served as Dean of the University of Virginia School of Medicine from 2015 to 2021 and currently serves as Dean Emeritus. He previously served in positions of increasing responsibility at Indiana University School of Medicine, most recently as the Executive Associate Director for Research Affairs and as the August M. Watanabe Professor of Medical Research between 2009 and 2015. Dr. Wilkes is the co-founder of ImmuneWorks Inc. (ImmuneWorks), a biotechnology start-up company, and has served as its Chief Scientific Officer since 2005. Since 2006, he has served as the National Director of the Harold Amos Medical Faculty Development Program of the Robert Wood Johnson Foundation. This program seeks to increase underrepresented minority physician-scientists at leading medical schools in the United States. Dr. Wilkes is a military veteran, having served three years as a major in the U.S. Air Force Medical Corps. In 2020, he was elected to the National Academy of Medicine. Dr. Wilkes previously served as a director of Syneos Health prior to its acquisition by private equity.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of his positions with the University of Virginia School of Medicine and the Indiana University School of Medicine, as well as the leadership experience he developed at both institutions and in forming and advising ImmuneWorks.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	19

Peter M. Wilver

Independent Director

Age 64

Director since 2022

Committees: Audit and Compensation and Human Capital

Biography

Mr. Wilver served as Executive Vice President and Chief Administrative Officer of Thermo Fisher, a world leader and supplier of scientific instrumentation, reagents and consumables and services and software, from 2015 until he retired in 2017. He previously served as the Chief Financial Officer at Thermo Fisher from 2004 to 2015. Prior to Thermo Fisher, Mr. Wilver was the Chief Financial Officer of Honeywell’s Electronic Materials Division (Honeywell), a multinational conglomerate corporation. Before joining Honeywell, Mr. Wilver held various finance roles at Grimes Aerospace Company, a manufacturer of aircraft lighting systems, and General Electric Company, a multinational company in the power, aviation and healthcare sectors. Mr. Wilver currently serves as a director of Livanova PLC and Shoals Technologies Group, Inc. and previously served as a director of Evoqua Water Technologies Corp., CIRCOR International, and Tenet Healthcare Corporation.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial and global manufacturing and supply chain expertise through his leadership roles with Thermo Fisher and Honeywell, as well as through positions at Grimes Aerospace Company and General Electric Company.

investor.baxter.com

20	Corporate Governance at Baxter International Inc.

Board of Directors

Director Independence

Baxter’s Corporate Governance Guidelines, as most recently amended in February 2024, require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the New York Stock Exchange (NYSE). To be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter) and, solely with regard to CHC Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which its directors are associated as a partner, stockholder or officer or in which they have other material relationships. When these transactions, relationships and arrangements have existed, they are reviewed in accordance with Baxter’s Corporate Governance Guidelines, as described in below in “—Board Responsibilities—Certain Relationships and Related Person Transactions”.

After careful consideration, the Board has determined that each of the following directors standing for election satisfy Baxter’s independence standards and the NYSE listing standards for independence: William A. Ampofo II; Patricia B. Morrison; Stephen N. Oesterle, M.D.; Nancy M. Schlichting; Stephen H. Rusckowski; Brent Shafer; Cathy R. Smith; Amy A. Wendell; David S. Wilkes, M.D.; and Peter M. Wilver.

Director Attendance

In 2023, the Board held ten meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the related period of service in 2023. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2023, all of the directors then in office participated in the 2023 annual meeting.

Director Tenure, Refreshment and Diversity

The Board recognizes the importance of periodic refreshment and maintaining an appropriate balance of tenure, experience, and perspectives on the Board. While there has been a significant amount of refreshment in recent years, the Board has maintained an appropriate mix of new and longer-tenured directors and onboarded new directors consistent with the strategic direction of the company and its efforts to address recent macroeconomic challenges. This mix provides the Board with the benefit of new perspectives and insights from directors who have familiarity with, and knowledge of, the organization and governance of the company and the issues confronting it. The directors standing for election have an average tenure of 3.5 years as of March 14, 2024.

To enable appropriate refreshment, the NCGPP Committee and the Board regularly evaluate the company’s evolving needs and add new skills, qualifications and experience to the Board as necessary so that the Board remains well positioned to help address the emerging risks, trends and opportunities facing the company. Notably, as a result of this process, six directors have been appointed in the past three years.

The Corporate Governance Guidelines also provide that a director who has reached the age of 75 must retire from the Board effective at the end of his or her then current term, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition). The Board has not granted any waivers with respect to this mandatory retirement age since its adoption.

The Board also maintains a diverse and inclusive membership. The Board believes that having directors with diverse skills, backgrounds, perspectives and experiences positively contributes to robust discussion at Board meetings and helps guide oversight of Baxter’s long-term strategy. A diverse board is also more reflective of Baxter’s global customer and patient base. As a result, and consistent with the Corporate Governance Guidelines and the charter of the NCGPP Committee, although the Board does not have a formal diversity policy, diversity of background, including diversity of gender, race, ethnic or geographic origin, age, global perspectives and experience (including in business, government and education as well as healthcare, science, technology and other areas relevant to the company’s activities), is a relevant factor in the director selection process. Additionally, the Board looks to create a diverse candidate pool for each director search the Board undertakes. Of the eleven directors standing for reelection, seven are either women, ethnically or racially diverse and/or LGBTQ+.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	21

Additionally, as discussed below, the Board conducts an annual assessment of itself and its committees to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies and initiatives, including by taking into account the overall diversity of the Board.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The skills, experience, expertise and knowledge represented by the Board as a collective body allow the Board to continue to lead Baxter in a manner that serves the best interests of its stockholders. Key attributes, experience and skills for each of the company’s director nominees are included above in their biographies and under “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds.”

Director Overboarding

The Board values the experience directors bring from other boards on which they serve but recognizes that those boards may also present demands on a director’s time and availability.

Baxter’s Corporate Governance Guidelines limit the maximum number of public company boards of directors on which a director may serve to two (inclusive of the Board) for directors who are employed full time or four (inclusive of the Board) for all other directors. Any director who is no longer in compliance with these limitations is required to make good faith efforts to reduce the number of public company boards on which he or she serves in order to comply prior to the time he or she is eligible to be nominated for reelection. Directors are required to notify the Chair of the Board, the Lead Independent Director and the chair of the NCGPP Committee prior to accepting any invitation to serve on the board, audit committee or compensation committee of any other public or private company or to serve in a leadership role on the board or a board committee of any other public or private company (including chair or lead independent director of the board or chair of a board committee). This prior notice allows the Board to consider whether such service will interfere with the director’s service on the Board, impact the director’s independence, or create an actual or apparent conflict of interest or other issues. As of March 14, 2024, all of Baxter’s directors were in compliance with Baxter’s overboarding policy.

Nomination of Directors

The NCGPP Committee considers candidates for director to the Board recommended by stockholders, members of the Board and management in accordance with the policies outlined in Baxter’s Bylaws, Corporate Governance Guidelines and Charter of the NCGPP Committee.

Additionally, in early 2023, the Board retained an independent search firm, which helped lead to the appointments of Messrs. Ampofo and Rusckowski.

The NCGPP Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director must include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Nominating, Corporate Governance and Public Policy Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that director nominees selected by the NCGPP Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that, as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;

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•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

If a vacancy occurs or is expected to occur on the Board and the Board desires to fill the position, the Board initiates a process to identify potential candidates, such as by engaging an independent search firm from time to time. Once a candidate has been identified, the NCGPP Committee (on behalf of the Board) and, where applicable, the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the Lead Independent Director, members of the NCGPP Committee and the Chair of the Board will meet with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the NCGPP Committee may then recommend the individual to the full Board for further evaluation, and ultimately, election. If the full Board agrees, the Chair of the Board is then authorized to extend an offer to the individual candidate to join the Board on a specified date or nominate the candidate for election at the next annual meeting of stockholders.

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. This proxy access provision permits a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Stockholders may also nominate individuals for election as directors by complying with the procedures set forth in Baxter’s Bylaws and Rule 14a-19 under the Securities Exchange Act of 1934, as amended (Exchange Act). For more information about this process, see “General Information—Other Information—Nominations of Individuals for Election as Directors at the 2025 Annual Meeting.”

Director Orientation and Continuing Education

The NCGPP Committee has developed and oversees an orientation program designed to familiarize new directors with Baxter’s businesses and strategic actions, key policies and practices, principal officers and management structure and auditing and compliance processes. In addition, the NCGPP Committee regularly monitors director continuing education participation to help the NCGPP Committee assess the overall skillset of the Board.

Director education is vital to the ability of directors to fulfill their roles. The Board encourages directors to participate in external continuing director education programs, and Baxter reimburses directors for related expenses. Continuing director education is also provided during Board and committee meetings and other Board discussions. Among other topics, during 2023, the Board received training from outside advisers and management on numerous subjects, including on the Board’s fiduciary duties as they relate to Baxter’s ongoing strategic actions, cybersecurity, corporate responsibility and diversity, equity and inclusion.

Annual Board and Committee Evaluation

Each year, the NCGPP Committee oversees a review of the structure and composition of the Board and each committee thereof. This rigorous review is conducted to help ensure that the Board and each Board committee continues to function effectively in light of the company’s strategic objectives and initiatives, the Corporate Governance Guidelines and each committee’s charter. The NCGPP Committee periodically retains one or more external advisors to assist in the oversight of this annual review process, typically every two to three years, or as circumstances warrant it. As part of this process (whether conducted as a self-assessment or with the assistance of an external advisor), each director provides his or her individual views on the performance and effectiveness of the Board and the committees on which he or she serves. Each director is also asked to provide commentary on, and any suggested revisions to, the charters for the committees on which he or she serves in response to changes in the company’s strategic direction, emerging risks, regulatory developments, committee composition or otherwise. The Board and each committee reviews and discusses the collective feedback from this process. The Board also identifies any potential skill or experience gaps, if any, or changes that the Board would like to make, including by rotating existing directors off the Board or refreshing committee assignments or responsibilities. The NCGPP Committee also utilizes the results of the Board evaluation process in identifying the characteristics, skills and experience required of

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candidates for election to the Board. This process helped result in the appointment of Messrs. Ampofo and Rusckowski to the Board in June and August 2023, respectively. Further, this process helped inform recent Board and committee refreshment, including the appointment of Brent Shafer as Lead Independent Director, Cathy Smith as chair of the NCGPP Committee and Peter Wilver as chair of the Audit Committee.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the Lead Independent Director or the non-management directors as a group, by writing a letter to Baxter Board of Directors, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the Lead Independent Director, unless a different director is specified.

See “—Other Corporate Governance Information—Stockholder Engagement” below for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

The Board has long adhered to corporate governance principles designed to promote effective corporate governance. Since 1995, the Board has had in place a set of Corporate Governance Guidelines reflecting these principles. The NCGPP Committee reviews, at least annually, the adequacy of Baxter’s Corporate Governance Guidelines, as well as the guidelines’ compliance with NYSE requirements, and recommends any proposed changes to the Board. Baxter’s current Corporate Governance Guidelines, most recently revised in February 2024, cover topics including director qualifications, mandatory retirement age and overboarding limitations, director responsibilities (including those of the Lead Independent Director), the company’s policy regarding the anticipated future separation of the CEO and Chair, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The February 2024 amendments to the Corporate Governance Guidelines clarified the responsibilities of the Lead Independent Director, consistent with the Board’s historical practices, and added detail regarding the Board’s oversight of, and management’s role in implementing, company strategy. They also raised the threshold for the review of related person transactions from $50,000 to $120,000, consistent with SEC rules and market practice. See “—Board Responsibilities—Certain Relationships and Related Person Transactions” for additional information regarding the company’s related person transaction review process and, if need be, approval process. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.”

Stockholder Engagement

The company is committed to engaging in constructive dialogue with its stockholders on corporate governance, executive compensation, corporate responsibility and other matters of importance. Management is primarily responsible for stockholder communications and engagement and provides regular updates to the Board on topics or concerns raised by stockholders, with relevant directors attending stockholder meetings when appropriate. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating executive compensation programs.

After completion of the 2023 annual meeting and through early 2024, certain directors (including Ms. Schlichting, Mr. Shafer and/or Ms. Smith) and select members of management met with stockholders representing approximately 35% of Baxter’s outstanding shares (calculated as of December 31, 2023) as part of the company’s annual outreach program and in response to inbound inquiries. These investors included institutional investors, hedge funds, mutual funds and public pension funds. While the company engages in these discussions as part of its annual outreach efforts, it also did so in response to the results of the Say on Pay vote in 2023 and the company’s recent TSR performance. Topics covered in these discussions included Baxter’s strategy and performance (including the proposed separation of the Kidney Care business and the completed divestiture of the BPS business), the recent implementation of Baxter’s simplified operating model, corporate governance matters (including Board composition, diversity and refreshment and the 2023 stockholder proposals), the Board’s leadership structure, executive compensation matters (including the 2023 Say on Pay vote and related considerations) and corporate responsibility initiatives. Commentary from these discussions was shared with the Board and

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informed the company’s position on the stockholder proposal to be voted on at the Annual Meeting and various company disclosures, including ones in the proxy statement regarding the Board’s ongoing refreshment efforts and oversight of the company’s ongoing strategic actions and matters considered by the CHC Committee when reviewing executive pay.

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the CEO, Chief Financial Officer (CFO), Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to the CEO, CFO, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Code of Conduct.” The full Board is responsible for overseeing compliance with the Code of Conduct and regular training on the Code of Conduct is provided to the Board and made available to employees, including senior management.

The Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company including strategic, operational, financial, regulatory and compliance and cybersecurity risks, among others. These risks are identified across the organization and originate from multiple businesses, regions and functions. While management has day-to-day responsibility for assessing and managing the company’s risk exposure, the Board and its committees provide active oversight in connection with those efforts (including in connection with the company’s enterprise risk management (ERM) program, as described below). The Board and, as appropriate, its committees review each of the top risks identified and assessed by management on at least an annual basis and regularly receive updates on management’s related mitigation strategies and activities.

ERM Oversight

The ERM program is designed to identify, assess and prioritize strategic, financial, operational, technological and reputational risks with the potential to have sustained impact on the company. In connection with the annual refreshment of the company’s long-range plan and finalizing the company’s annual operating plan for the coming year, company management (including its internal auditors) revisits these risks and identifies top risks for regular monitoring and for the development of related mitigation plans. Additionally, an internal, executive level ERM committee comprised of cross-functional leadership meets regularly to evaluate and prioritize risks with further escalation and updates to the CEO and the Board as appropriate.

The Board and its committees maintain broad oversight over various functions within Baxter, including with respect to the company’s strategic objectives and the associated risks derived from the company’s ERM efforts.

In addition to the Board’s role in ERM, all of the committees of the Board are also expressly tasked by their charters with the responsibility to oversee certain risks. More specifically, and in addition to cybersecurity incident oversight as described below, the Audit Committee is charged with oversight of the process by which management assesses and manages financial risk as well as the steps taken to monitor and control these exposures. The QRC Committee is charged with oversight of Baxter’s quality and regulatory compliance programs (inclusive of the quality and regulatory aspects of the company’s research and development programs). The NCGPP Committee is responsible for overseeing and reviewing corporate governance matters, strategic issues and corporate actions related to corporate citizenship and public policy, including current and emerging political issues. The CHC Committee oversees certain human capital management matters.

Cybersecurity Oversight

After giving effect to the amendments to the Board committee charters adopted in February 2024, the Board has reassumed oversight responsibility for the company’s information technology (IT) functions generally, including product related cybersecurity matters (which had previously been subject to the oversight of the Quality, Compliance and Technology Committee (recently renamed the QRC Committee)). The Audit Committee has, however, maintained responsibility for the oversight of any cybersecurity incident, including ones related to Baxter products and services, given the potential significance of these events and in the interest of having a more focused and specialized group of directors who can provide oversight as needed and help review related SEC disclosures. These

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oversight responsibilities include the review of related reports, which may include materiality assessments. Before giving effect to these charter amendments, both committees received updates from company management on these topics throughout the year. Additionally, the full Board received periodic updates on IT and cybersecurity matters from company management and external advisors from time to time and will receive more frequent updates consistent with of these recently adopted committee charter amendments.

Human Capital Management Oversight

The Board and the CHC Committee oversee and regularly engage with the President and CEO, the Executive Vice President and Chief Human Resources Officer and other members of senior leadership on a broad range of human capital management issues, including workforce composition and diversity, compensation and pay equity, talent attraction, recruitment and turnover, leadership training, learning and development and employee engagement, health and well-being. These discussions, which include the review of the company’s Best Place to Work survey results, take place as part of annual corporate responsibility updates to the full Board and during select committee meetings. Additionally, the entire Board is invited to participate in meetings of the NCGPP Committee at which the topics of CEO succession, CEO goal setting and performance evaluations are discussed and all independent directors are invited to meetings of the CHC Committee at which CEO compensation recommendations are made (for approval by the independent directors of the Board after the departure of any management directors, including the CEO). The CHC Committee is also charged with the primary responsibility for overseeing certain human capital management matters, including deeper reviews of succession planning for key members of management (excluding the CEO), leadership development and diversity, equity and inclusion matters.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the NCGPP Committee has been charged with reviewing related person transactions at least annually. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $120,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the NCGPP Committee must approve or ratify the transaction. The NCGPP Committee reviews related person transactions as they arise and are reported to the NCGPP Committee. The NCGPP Committee also reviews materials prepared by the Corporate Secretary to help determine whether any related transactions have occurred that have not been previously reported to the NCGPP Committee.

Board Structure and Processes

Board Leadership Structure; Lead Independent Director

Mr. Almeida has served as Chair of the Board and CEO since January 1, 2016. Mr. Shafer became the Lead Independent Director in April 2023. Mr. Shafer has been reelected by the other independent directors to serve in the role until the 2025 annual meeting.

The Board regularly reviews the leadership structure of the company, including whether the position of Chair should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chair and CEO roles combined until the next CEO transition. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chair and CEO of Covidien. The Board also believed that Mr. Almeida would be well positioned to effectively connect the Board and Baxter management as he worked to establish Baxter’s strategic framework and refresh its long-range plan. Additionally, Mr. Almeida’s offer letter (which was most recently amended in July 2023) contemplates and provides for this combined role. Over the course of his tenure at Baxter, he has worked to develop a process through which each component of this strategic framework is reviewed with the Board on a regular basis, including in connection with the review of the strategic initiatives announced in January 2023. Notwithstanding the foregoing, in 2020, in response to a stockholder proposal, the company adopted a policy that provides that, effective upon the next CEO transition, the general policy of the Board will be that the Chair will be an independent director unless the Board determines that it would be in the best interests of the company and its stockholders to have a non-independent director serve as Chair.

As Chair of the Board, and pursuant to Baxter’s Bylaws and Corporate Governance Guidelines, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As CEO, and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

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As part of its commitment to independent leadership and oversight, the Board has adopted a policy requiring the appointment of a Lead Independent Director at any time when the Chair is not independent and created a robust Lead Independent Director position with clearly defined responsibilities. Pursuant to Baxter’s Corporate Governance Guidelines, the Lead Independent Director has the following responsibilities and authority:

•	presiding at all Board executive sessions and all meetings of the Board when the Chair is not present;
•	facilitating discussion among the independent directors on key issues and concerns in executive sessions excluding any management directors and outside of meetings of the Board;
•	acting as principal liaison between the independent directors and the Chair and CEO;
•	reporting the results of and feedback from executive sessions to the Chair of the Board;
•	reviewing and approving meeting agendas for the Board and working with the Chair to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	having the authority to call meetings of the independent directors;
•	in consultation with the chair of the NCGPP Committee, leading the annual performance evaluation of the Chair and CEO (as applicable);
•	in consultation with the chair of the NCGPP Committee, leading the CEO succession process;
•	engaging with Baxter’s stockholders on selected topics including corporate governance, executive compensation and other ESG matters; and
•	performing such other duties as may be requested by the other independent directors.

Additionally, the Lead Independent Director serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter’s stockholders on select topics, including those discussed under “—Other Corporate Governance Information—Stockholder Engagement” above.

In 2023, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board (led by Mr. Shafer as Lead Independent Director) and covered critical issues facing the company, including the company’s response to challenging global macroeconomic conditions, operational challenges, optimization of the company’s portfolio (including with respect to the sale of the company’s BPS business, the proposed separation of the company’s Kidney Care business and the recently completed simplification of the company’s operating model), other capital allocation strategies and business development opportunities and transactions (including the ongoing integration of the Hillrom business). The Lead Independent Director, together with the chairs of the CHC and NCGPP Committees, also leads the non-employee directors in the annual review and approval of compensation for the CEO.

The Board believes that its robust Lead Independent Director position, combined with the regular use of executive sessions of the independent directors and fully-independent Board committees, enables the Board to effectively oversee management.

In sum, the Board has determined that the combined Chair and CEO structure currently serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the Lead Independent Director and the independent directors generally. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chair and CEO.

Executive Sessions

As discussed above, directors met in executive session without management at every regularly scheduled meeting during 2023 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Shafer, as the Lead Independent Director, leads these executive sessions. The Lead Independent Director or Chair of the Board may invite the company’s officers, employees, and independent advisors to attend portions of these executive sessions. Additionally, the Audit Committee holds separate sessions of its committee during meetings with each of the internal auditor, the independent registered public accounting firm and select members of management (including the CFO and the Controller). The CHC, NCGPP and QRC Committees also generally meet in executive session at each regularly scheduled committee meeting.

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Committees of the Board

The standing committees of the Board consist of the Audit Committee, the CHC Committee, the NCGPP Committee and the QRC Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Board Committees & Charters.”

Audit Committee

The Audit Committee is composed of Peter M. Wilver (Chair), Patricia B. Morrison, Brent Shafer, and Cathy R. Smith, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Ms. Smith served as the Chair of the Audit Committee until April 28, 2023, and upon her appointment as chair of the NCGPP Committee, Mr. Wilver was appointed as Chair of the Audit Committee as of April 28, 2023. The Board has determined that Ms. Smith and Messrs. Shafer and Wilver each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process and the process for monitoring compliance with laws and regulations as it relates to financial matters.

As set forth in its amended charter, the Audit Committee’s duties include:

(1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management, the internal auditors and the independent registered public accounting firm;

(2) reviewing with management Baxter’s disclosure controls and procedures;

(3) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm;

(4) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm;

(5) reviewing the scope of the annual external and internal audits;

(6) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release;

(7) overseeing legal and regulatory compliance as it relates to financial matters;

(8) overseeing the company’s response to cybersecurity incidents involving the company’s information technology systems or products and services;

(9) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management;

(10) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and

(11) approving certain financing matters, proposed corporate transactions and capital expenditures.

The Audit Committee met eight times in 2023. The Audit Committee Report appears on page 83.

Compensation and Human Capital Committee

The CHC Committee is composed of Nancy M. Schlichting (Chair), Stephen H. Rusckowski, Amy A. Wendell and Peter M. Wilver, each of whom is independent under the rules of the NYSE and is a non-employee director under the rules promulgated by the SEC under Section 16 of the Exchange Act. The CHC Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers and oversees certain human capital management matters.

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As set forth in its amended charter, the CHC Committee’s duties include:

(1) making recommendations for consideration by the Board, in executive session and in coordination with the NCGPP Committee, concerning the compensation of the CEO and his or her performance for the subject period;

(2) determining the compensation of the company’s key executives (other than the CEO) and advising the Board of such determination;

(3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans;

(4) serving as the administration committee of the company’s equity-based plans and exercising the authority of the Board to issue Baxter stock as compensation or incentive to non-employee directors, officers, employees, consultants or advisors;

(5) making recommendations to the Board concerning non-employee director compensation;

(6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines;

(7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices;

(8) overseeing certain human capital management matters, including key management succession planning, leadership development and diversity, equity and inclusion initiatives; and

(9) approving the Compensation Discussion and Analysis (CD&A) for inclusion in the company’s annual proxy statement.

The NCGPP and CHC Committees work together to establish a link between the CEO’s performance assessment and decisions regarding his or her compensation. All compensation actions relating to the CEO are subject to the approval of the independent directors of the Board. The CHC Committee met five times in 2023. The CHC Committee Report begins on page 37.

The CHC Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the CHC Committee. Until February 2023, the CHC Committee engaged Meridian Compensation Partners, LLC, (Meridian) as its independent compensation consultant. In February 2023, the CHC Committee elected to change its independent compensation consultant to Aon Consulting, Inc. (Aon) following completion of a request for proposal process. The CHC Committee consultant reports directly and exclusively to the CHC Committee and, except as noted below, has not historically provided any services to Baxter except advising on executive and Board compensation matters (inclusive of a review of related company disclosures). The CHC Committee consultant provides analyses and recommendations that help inform the CHC Committee’s decisions but does not decide or approve any compensation actions. During 2023, the CHC Committee consultant advised the chair of the CHC Committee on agenda items for CHC Committee meetings, reviewed management proposals presented to the CHC Committee, assisted in the CHC Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Executive Compensation Program—Peer Group and Use of Peer Group Data” for additional information on Baxter’s compensation peer group. For services rendered in 2023, Baxter paid approximately $74,000 and $395,000 to Meridian and Aon, respectively, in fees related to recommending the amount or form of executive and director compensation. In 2023, the company paid Aon approximately $1.46 million in fees primarily related to commercial risk advisory services and tools to benchmark benefits. The company also paid Aon approximately $288,000 (paid from assets contained in the Hill-Rom, Inc. Pension Plan) for serving as the plan’s outsourced chief investment officer in 2023, which services Aon started providing prior to Baxter’s acquisition of Hillrom in December 2021. The determination to engage Aon for the additional services rendered was recommended by management and approved by Baxter’s Investment Committee, which is comprised of members of management annually appointed by the Audit Committee. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, the CHC Committee consultant provided the CHC Committee information regarding any personal, financial, or business relationships between the consultant and Baxter, the consultant’s management or the members of the CHC Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the CHC Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and Aon or Meridian, as applicable, and the partners, consultants and employees who provide(d) services to the CHC Committee. In addition, the CHC Committee annually reviews the substantive performance of the independent CHC Committee consultant as part of its engagement process.

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CHC Committee Interlocks and Insider Participation

No director that served on the CHC Committee in 2023 is or has been one of the company’s officers or employees, and none have any relationships with Baxter of the type that is required to be disclosed under Item 404 of Regulation S-K. None of the company’s executive officers serves or has served as a member of the board, the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of Baxter’s directors or on the CHC Committee.

Nominating, Corporate Governance & Public Policy Committee

The NCGPP Committee is composed of Cathy R. Smith (Chair), Patricia B. Morrison, Stephen N. Oesterle, M.D., Brent Shafer, and David S. Wilkes, M.D., each of whom is independent under the rules of the NYSE. Ms. Smith became chair of the NCGPP Committee, effective April 28, 2023. The NCGPP Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters (including stakeholder communication) and on current and emerging political, corporate citizenship and public policy issues that may affect Baxter business operations, performance or public image.

As provided in its amended charter, the NCGPP Committee’s duties include:

(1) developing general criteria for use in evaluating and selecting candidates for election or re-election to the Board;

(2) assisting the Board in identifying and attracting qualified director candidates;

(3) having the sole authority to retain and terminate any search firm to be used to identify director candidates;

(4) recommending to the Board annually a slate of nominees to be proposed by the Board to stockholders as nominees for election as directors and, from time to time, recommend persons to fill any vacancy on the Board;

(5) reviewing the suitability for continued service of each director when his or her term expires and when he or she has a change in circumstances under Baxter’s Corporate Governance Guidelines;

(6) reviewing periodically the size and composition of the Board and each committee, including whether the Board possesses an appropriate mix of skills, tenure, diversity, experiences and backgrounds;

(7) recommending to the Board any changes in number, authority, procedures and duties of Board committees and the chairpersons and members who should serve thereon;

(8) advising the Board and the Chair and CEO on major organizational matters, including the proposed election of any new officers in response to any organizational changes;

(9) overseeing the succession planning process for the CEO (and Chair if applicable), including in the event of death, incapacity, resignation or other absence (temporary or permanent), as well as certain key management succession plans, which include oversight of the evaluation of the executive management team;

(10) overseeing the annual process for evaluating the performance of the CEO (and Chair if applicable) and the Lead Independent Director in connection with his or her appointment;

(11) overseeing the annual process for evaluating Board and committee performance and effectiveness in light of Baxter’s strategic objectives, Baxter’s Corporate Governance Guidelines and each committee charter;

(12) to the extent not delegated to other committees, reviewing matters impacting Baxter’s image and reputation and its standing as a responsible corporate citizen;

(13) overseeing the orientation of new Board members to Baxter and its business as well as the continuing education of the directors;

(14) implementing and ensuring compliance with the Board’s overboarding policy for directors;

(15) reviewing and reassessing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; and

(16) reviewing and approving or ratifying related person transactions in accordance with Baxter’s Corporate Governance Guidelines.

The NCGPP Committee met nine times in 2023.

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30	Corporate Governance at Baxter International Inc.

Quality and Regulatory Compliance Committee

The QRC Committee is composed of Stephen N. Oesterle, M.D. (Chair), William A. Ampofo, II, Stephen H. Rusckowski, Nancy M. Schlichting, Amy A. Wendell and David S. Wilkes, M.D. The QRC Committee has oversight responsibility with respect to quality and medical affairs and certain other compliance matters, including with respect to quality and regulatory aspects of the company’s research and development programs.

As provided in its amended charter, the QRC Committee’s duties include:

(1) overseeing risk management in the area of product quality and safety (including with respect to quality and regulatory aspects of the company’s research and development programs);

(2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions;

(3) coordinating with the Audit Committee with respect to the QRC Committee’s oversight of quality and regulatory compliance issues; and

(4) reviewing strategic issues and corporate actions relating to current and emerging environmental, health and safety and sustainability matters that may affect Baxter business operation, performance or public image.

The QRC Committee met five times in 2023.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with those of Baxter stockholders. No changes were made to the director compensation program in 2023, other than as set forth below. Non-employee director compensation is reviewed annually utilizing market data and analyses provided by the CHC Committee’s independent compensation consultant.

Cash Compensation

In 2023, non-employee directors were entitled to receive a $100,000 annual cash retainer and a $2,000 fee for each committee meeting attended. Directors that join or retire during the year are paid their retainer on a pro rata basis for the period of service. Directors do not receive additional compensation for each Board meeting attended or for attending meetings for committees on which he or she does not sit.

Each non-employee director who acts as the chair of any standing committee receives an additional annual retainer of $15,000, except for the Chairs of the Audit and CHC Committees who receive an additional retainer of $25,000 and $20,000, respectively, consistent with peer company practices. The Lead Independent Director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends. The plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified 401(k) Plan.

Equity Grant

For 2023, the aggregate value of each non-employee director’s annual equity grant was $215,000, which was increased from $195,000 in 2022 consistent with the CHC Committee’s review of competitive market data. One hundred percent (100%) of this grant was made in fully vested Baxter shares on the date of the 2023 annual meeting to non-employee directors then in office. Beginning in 2023, non-employee directors no longer have the choice of electing to receive half of their equity value in the form of stock options, which was eliminated based on the CHC Committee’s assessment of evolving market practices and governance trends. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). Each non-employee director can elect to defer receipt of all of his or her fully vested stock awards under the deferred compensation plan each year.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	31

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash Board retainer provided to directors. As of December 31, 2023, all directors who have served on the Board for at least five years were in compliance with these guidelines.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities (including hedging) and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy not to permit directors to pledge Baxter securities as collateral for loans or otherwise as a security interest.

Director Compensation Table

The following table provides information on 2023 compensation for non-employee directors who served during any portion of 2023.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)

William A. Ampofo II4	56,000	170,352		226,352

Thomas F. Chen[5]	44,333	—	14,287	58,620

Michael F. Mahoney[6]	81,000	214,977		295,977

Patricia B. Morrison	130,000	214,977	20,000	364,977

Stephen N. Oesterle	139,000	214,977	20,000	373,977

Stephen H. Rusckowski[7]	49,667	128,149	20,000	197,816

Nancy M. Schlichting	140,000	214,977	8,020	362,997

Brent Shafer	167,333	214,977		382,310

Cathy R. Smith	152,333	214,977		367,310

Albert P.L. Stroucken[8]	60,000	—	20,000	80,000

Amy A. Wendell	118,000	214,977	20,000	352,977

David S. Wilkes	124,000	214,977	18,020	356,997

Peter M. Wilver	134,667	214,977		349,644

1.	Consists of the amounts described above under “—Cash Compensation” above.
2.

The amounts shown in this column are valued based on the grant date fair value of the underlying fully vested Baxter share awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). For more information on how these amounts are calculated, please see Note 9 to the Consolidated Financial Statements included in the 2023 Form 10-K. The following non-employee directors were granted 4,573 fully vested shares in May 2023: Mr. Mahoney, Ms. Morrison, Dr. Oesterle, Ms. Schlichting, Ms. Smith, Mr. Shafer, Ms. Wendell, Dr. Wilkes and Mr. Wilver. In connection with Mr. Ampofo’s appointment to the Board in June 2023 and Mr. Rusckowski’s appointment to the Board in August 2023, each received 3,811 and 3,049 fully vested shares, respectively, for his prorated service between his appointment and the Annual Meeting. As of December 31, 2023, each current and former non-employee director, as set forth above, had the following number of stock options outstanding, all of which were fully vested as of such date: Mr. Ampofo (0); Mr. Chen (27.696); Mr. Mahoney (0); Ms. Morrison (0); Dr. Oesterle (1,060); Mr. Rusckowski (0); Ms. Schlichting (0); Mr. Shafer (0); Ms. Smith (17,868); Mr. Stroucken (21,259); Ms. Wendell (17,116); Dr. Wilkes (0); and Mr. Wilver (0).

3.

The amounts in this column include matching gift contributions made by Baxter’s charitable foundation as of March 1, 2024 on qualifying charitable donations made by the following directors in 2023: Ms. Morrison ($20,000); Dr. Oesterle ($20,000); Mr. Rusckowski ($20,000); Mr. Stroucken ($20,000); Ms. Wendell ($20,000); and Dr. Wilkes ($10,000). All other amounts in this column include the dividend equivalent unit payments made in 2023 on previously deferred RSUs pursuant to the deferred compensation plan: Mr. Chen ($14,287); Ms. Schlichting ($8,020); and Dr. Wilkes ($8,020).

4.	Mr. Ampofo II was appointed effective June 29, 2023.
5.	Mr. Chen retired effective April 28, 2023.
6.	Mr. Mahoney resigned effective September 12, 2023.
7.	Mr. Rusckowski was appointed effective August 21, 2023.
8.	Mr. Stroucken departed the Board effective April 28, 2023.

investor.baxter.com

32	Corporate Responsibility

Corporate Responsibility

What Corporate Responsibility Means to Baxter

Driven by Baxter’s Mission to Save and Sustain lives, Baxter strives to create lasting value and meaningful impact by Empowering our Patients, Protecting our Planet, and Championing our People and Communities. Baxter’s corporate responsibility approach focuses on addressing the ESG matters that affect its patients, customers, employees, communities and other stakeholders worldwide. Additionally, Baxter’s corporate responsibility approach supports Baxter’s goals to achieve top quartile results relative to industry peers and other comparators across four dimensions: Patient Safety and Quality, Growth Through Innovation, Best Place to Work and Industry-Leading Performance.

Advancing Baxter’s corporate responsibility goals contributes to business value, employee attraction, retention and engagement, enhanced operational efficiency and implementation of enterprise risk management strategies, among others. The company remains focused on its 2030 Corporate Responsibility Commitment, which features ten goals for focused action (as discussed in “—2030 Corporate Responsibility Commitment and Goals” below). The company’s 2030 Corporate Responsibility Commitment and Goals are bolstered by its approach to sound governance and an overarching commitment to ethics and compliance, human rights, diversity, equity and inclusion and privacy and data protection.

In connection with the proposed separation of the company’s Kidney Care business, the company will assess its commitment and goals and adjust them as needed (including with respect to any goals specific to Kidney Care).

Management and Board Oversight

ESG matters receive strategic guidance and oversight at the highest levels of the company, including Baxter’s Chair, President and CEO, many of Baxter’s CEO’s direct reports and other functional leaders, the Board and the CHC, NCGPP and QRC Committees. With the inauguration of the 2030 Corporate Responsibility Commitment and Goals in 2021, an executive cross-functional steering committee (the Corporate Responsibility Steering Committee) was launched to provide direction and oversight regarding the company’s ESG initiatives and advance Baxter’s corporate responsibility strategy and culture. The Corporate Responsibility Steering Committee meets or receives updates quarterly to monitor policies, action plans and strategies and other matters of significance to Baxter’s reputation as a socially responsible organization. The Corporate Responsibility Steering Committee also provides guidance to the Corporate Responsibility Council (the Council). The Council, composed of cross-functional leaders and representatives, meets throughout the year to (i) track progress toward Baxter’s 2030 Corporate Responsibility Commitment and Goals and deliver regular updates to the Corporate Responsibility Steering Committee, (ii) solicit and review stakeholder input on Baxter’s corporate responsibility programs, priorities, goals and disclosures, as well as broader industry trends, and (iii) periodically lead Baxter’s materiality assessments to help validate the direction and focus of the company’s corporate responsibility programs. Day-to-day ESG matters are managed by a combination of corporate responsibility goal owners and working group members, which include environmental, health, safety and sustainability, operations, human resources, finance, investor relations, legal, communications and other personnel depending on the nature of the matter.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Responsibility	33

To drive further accountability, the individual performance assessment of the Operating Committee, which includes all of the CEO’s direct reports, are based as an initial matter on the company’s performance against pre-established measures for certain strategic priorities, including those related to ESG. The strategic 2023 priorities that impact this individual assessment are included in three categories: Patient Safety and Quality; Best Place to Work; and Growth Through Innovation. See “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—2023 Executive Compensation Program Actions and Changes—2023 Annual Incentive Design and Performance” for additional information. Executive leaders are also assigned to each of Baxter’s 2030 Corporate Responsibility Goals to help ensure the accountability of cross-functional teams responsible for achieving the goals.

In addition, the Board plays a critical role in corporate responsibility oversight. The full Board receives updates at least annually on corporate responsibility matters (including a discussion of related goals and industry trends). The QRC Committee and the NCGPP Committee share oversight for ESG-related matters and, beginning in February 2023, the CHC Committee assumed responsibility for certain human capital management matters. The QRC Committee provides oversight for issues related to environmental, health and employee safety, sustainability and compliance matters, while the NCGPP Committee provides oversight for other areas related to Baxter’s corporate responsibility, including charitable contributions, public policy, access to healthcare and other social and governance issues. The CHC Committee provides oversight for succession planning for key members of management (other than the Chair and CEO), leadership development and diversity, equity and inclusion initiatives. The diversity of background and experience represented by the Board provides key insights for corporate responsibility and strategic initiatives, operational performance and financial control. See “Proxy Statement Highlights—Board Qualifications, Experiences and Backgrounds” for additional information regarding these diverse backgrounds and experiences.

Pursuant to Baxter’s robust stockholder engagement program, Baxter directors and management regularly engage in corporate responsibility discussions with many of the company’s investors. Outputs from these discussions (including with respect to the company’s 2030 Corporate Responsibility Commitment and Goals) are shared with the entire Board during Board-wide corporate responsibility updates and with the NCGPP Committee as part of its oversight of corporate governance matters generally. See “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement” for additional Information.

investor.baxter.com

34	Corporate Responsibility

2030 Corporate Responsibility Commitment and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities in which it operates and the people who use its products. Setting goals across a broad range of corporate responsibility focus areas demonstrates Baxter’s commitment to this important topic, reinforces accountability and helps to drive ongoing improvement across the organization.

In 2021, Baxter announced the company’s 2030 Corporate Responsibility Commitment and Goals. The 2030 goals demonstrate the connection between its corporate responsibility initiatives and business priorities and align with the company’s top quartile goals which are fundamental components of Baxter’s strategy. Anchored by three pillars—Empower Our Patients, Protect Our Planet and Champion Our People and Communities—this commitment features ten strategic goals. These goals were created after input and consultation with many of Baxter’s internal and external stakeholders, including the Board, non-governmental organizations and key members of the investment community. Additionally, the company’s corporate responsibility goals align with certain of the United Nations Sustainable Development Goals (UN SDGs) and the 2030 Agenda for Sustainable Development. Baxter’s corporate responsibility goals focus especially on UN SDGs 3 (good health and well-being), 6 (clean water and sanitation) and 12 (responsible consumption and production). Baxter’s 2030 goals highlight the company’s corporate responsibility focus and should help to further advance its ESG performance.

At Baxter, diversity, equity and inclusion is about building diverse, high-performing teams that are engaged and innovative, and advancing company culture so that every employee feels seen, heard and valued. Baxter is committed to attracting, motivating and retaining a diverse workforce to better address the needs of its employees, customers, suppliers, patients and caregivers. By valuing differences like gender, race, ethnicity, culture, sexual orientation, age, veterans and people with differing abilities, Baxter makes a difference in the lives of millions worldwide. Baxter’s leadership team is accountable for role modeling inclusive leadership and has pledged to listen, learn and take action to help address the social and racial issues and concerns of internal and external stakeholders. Senior leadership continues to work closely with Baxter’s business resource groups and colleagues from across the company on Activating Change Today (ACT), a multi-dimensional and multi-year initiative to advance inclusion and racial justice within the workplace, communities and markets served. The ACT initiative aims to take action and drive results by prioritizing initiatives that should provide the greatest impact within and beyond Baxter.

Baxter has been consistently recognized by external rankings and ratings organizations as a corporate responsibility and sustainability leader. In 2023, Baxter was named one of America’s Most JUST Companies by JUST Capital, included in the Dow Jones Sustainability Index North America, named a constituent company in the FTSE4Good Index Series, and was listed within the Wall Street Journal’s Management Top 250. CDP also scored Baxter for its environmental management with B scores in both Climate Change and Water Security for taking coordinated action within these areas. These awards are among other regional and country-specific recognitions received by the company across the globe.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Corporate Responsibility	35

Annual Reporting and Disclosures

Transparent reporting is a longstanding focus for Baxter, as it has over a 30-year history of publishing environmental performance reports. The company’s corporate responsibility disclosures have evolved and broadened in scope, in line with stakeholders’ material interests combined with the increasing sophistication of Baxter’s corporate responsibility strategy and evolving regulatory requirements. Every year, Baxter measures and evaluates its performance, communicates progress and challenges and identifies opportunities to drive even greater impact across its business and society. After completion of the Hillrom acquisition, Baxter completed a materiality assessment in 2022 that helped validate that the company’s overall corporate responsibility commitment and goals continued to align with stakeholders’ interests.

Since 2019, Baxter has published its Sustainability Accounting Standards Board (SASB) Index in alignment with the Medical Equipment and Supplies Sustainability Accounting Standard. The company elected to make this voluntary public disclosure in the interest of providing enhanced corporate responsibility information to investors and in response to feedback received during the company’s annual corporate governance outreach discussions (as described in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

Baxter is committed to sharing information about its corporate responsibility initiatives, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s related activities. In 2023, Baxter issued its inaugural report against the framework established by the TCFD as a standalone and subsequently published supplement to its 2022 Corporate Responsibility Report. In addition, the company has published a redacted version of its 2022 U.S. Employer Equal Opportunity EEO-1 consolidated report on its website to provide additional transparency into Baxter’s continuing progress towards increasing underrepresented populations in its workforce.

Neither the Corporate Responsibility Report nor any other report listed above are incorporated by reference into the proxy statement or any other document filed with the SEC. More information about Baxter’s corporate responsibility efforts and initiatives, including the 2022 Corporate Responsibility Report, is available on Baxter’s website under “Our Story—Corporate Responsibility—Our Corporate Responsibility and Reporting.”

investor.baxter.com

36	Executive Compensation

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation for 2023

At the 2023 annual meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s NEOs (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continues to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s NEOs as disclosed in the proxy statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s NEOs for 2023.

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to approve, on a non-binding, advisory basis, the compensation of Baxter’s NEOs for 2023. The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the CHC Committee and the Board with respect to the compensation of the company’s NEOs for 2023.

The company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to help achieve its corporate and strategic objectives and increase stockholder value. As discussed below in the Compensation Discussion and Analysis section, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and is only delivered if specific annual and long-term performance requirements are met.

In addition, Baxter has adopted policies, like its stock ownership guidelines and its clawback policies, to promote the long-term focus of, and appropriate levels of risk-taking by, its executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s NEOs for 2023 as described in the proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the executive compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the CHC Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future NEOs. The company will hold the next say-on-pay advisory vote at the 2025 annual meeting.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	37

Compensation and Human Capital Committee Report

The CHC Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the CHC Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the proxy statement.

Based on the review and discussions referred to above, the CHC Committee recommended to the Board that the following Compensation Discussion and Analysis be included in the 2023 Form 10-K and the proxy statement, each of which has been or will be filed with the SEC.

Compensation and Human Capital Committee

Nancy M. Schlichting (Chair)

Stephen H. Rusckowski

Amy A. Wendell

Peter M. Wilver

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) discusses the 2023 compensation paid to Baxter’s executive officers who are identified as NEOs below. The purpose of this discussion is to provide stockholders with an understanding of the company’s executive compensation policies and practices and the decisions regarding the NEOs’ compensation.

For 2023, Baxter’s NEOs are:

Named Executive Officer	Title
José Almeida	Chair of the Board, President and CEO
Joel Grade	Executive Vice President and Chief Financial Officer
James Saccaro	Former Executive Vice President and Chief Financial Officer
Brian Stevens	Senior Vice President, Chief Accounting Officer and Controller (Former Interim Chief Financial Officer)
Cristiano Franzi	Former Senior Vice President and President, EMEA
Heather Knight	Executive Vice President and Group President, Medical Products and Therapies
Alok Sonig	Executive Vice President and Group President, Pharmaceuticals
Christopher Toth	Executive Vice President and Group President, Kidney Care

The Executive Summary section of this CD&A highlights the following:

•	2023 Company Results
•	2023 Executive Compensation Program Actions and Changes
•	2021 – 2023 PSU Performance
•	2023 Say-on-Pay Vote
•	2024 Executive Compensation Program Changes
•	Compensation Philosophy and Governance Practices

The remainder of this CD&A discusses the following:

•	Structure of Executive Compensation Program
•	Components of Executive Compensation
•	Elements of Executive Compensation
•	Additional Compensation Governance

investor.baxter.com

38	Executive Compensation

Executive Summary

2023 Company Results

Baxter’s 2023 financial results, as calculated for purposes of the 2023 annual incentive plan, reflect the company’s improving performance:

•

Adjusted Net Sales Including Discontinued Operations (calculated at budgeted exchange rates established on January 1, 2023 and which reflect the impact of the company’s divested BPS business for the first nine months of 2023) of $15,041 million, which was 101% of the annual incentive target of $14,888 million;

•

Adjusted EPS Including Discontinued Operations (which reflect the impact of the company’s divested BPS business for the first nine months of 2023) of $2.92, which was 101% of the annual incentive target of $2.89; and

•

Adjusted Free Cash Flow Including Discontinued Operations (which reflect the impact of the company’s divested BPS business for the first nine months of 2023) of $1,064 million, which was 82% of the annual incentive target of $1,294 million.

See “—2023 Executive Compensation Program Actions and Changes—2023 Annual Incentive Design and Performance” below for an overview of Baxter’s 2023 annual incentive plan and “—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2023 Annual Incentive Plan Payouts” for a description of Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations (including a description of adjustments from the closest GAAP measures to derive these amounts).

A comparison of the performance of Baxter’s common stock against certain of its peers over the past three and five years provides other perspectives on Baxter’s overall performance.

The graphs below compare the cumulative TSR (including reinvested dividends) on Baxter common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the three- and five-year periods ended December 31, 2023. As set forth below, the TSR for Baxter for the three-year period totaled approximately (49%), as compared to 33% for the S&P 500 Composite Index and 26% for the S&P 500 Health Care Index over the same period. These numbers reflect softness in the Baxter stock which may have resulted from macroeconomic headwinds and related supply constraints negatively impacting quarterly earnings results for 2022, among other factors. For the five-year period, the TSR for Baxter totaled approximately (36%), as compared to 107% for the S&P 500 Composite Index and 73% for the S&P 500 Health Care Index over the same period. These results may be attributable to similar macroeconomic headwinds and challenged financial results over the five-year period.

1.	TSR calculations (as provided by FactSet) include reinvested dividends.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	39

1.	TSR calculations (as provided by FactSet) include reinvested dividends.

Realizable Pay

Paying for performance is the foundation of the company’s compensation program, and much of the company’s executives’ pay is “at-risk.” Over the past several years, the company has granted a mix of time-based RSUs and PSUs, as well as stock options, to help retain and motivate executives to deliver long-term performance. Given that a significant portion of the compensation packages vary depending on company performance, oftentimes the grant date value of compensation (as reported annually in the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the CEO.

To illustrate the differences, the company compared Target Compensation (as defined below) and the Summary Compensation Table values to Realizable Pay on a year-by-year basis; for this purpose:

•	“Target Compensation” refers to the sum of target salary, target annual bonus and target long-term equity incentive (LTI) grant values,
•	“Summary Compensation Table” refers to the actual disclosure in the Summary Compensation Table, and
•	“Realizable Pay” refers to the sum of actual salary, actual annual bonus and the potential payout value of equity grants, including performance criteria and stock price.

As shown in the table further below, as of December 31, 2023, Mr. Almeida’s aggregate Realizable Pay was 48% of the intended aggregate Target Compensation for years 2021—2023, and 48% of the aggregate Summary Compensation Table disclosure for these years, taking into account only such amounts reported under the “Salary”, “Bonus”, “Stock Awards”, “Option Awards” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. This decrease in Realizable Pay is consistent with the company’s performance during those years and the company’s pay-for-performance philosophy, which resulted in a significant amount of Mr. Almeida’s compensation being placed “at-risk”.

investor.baxter.com

40	Executive Compensation

The graph below is not a substitute for the information required by the 2023 Summary Compensation Table for years 2021-2023, which appears on page 60. All values in the graph below are in U.S. Dollars and shown in thousands.

2023 Executive Compensation Program Actions and Changes

Baxter continues to review its executive compensation program based on the company’s operational strategy and stockholder feedback. The following outlines: (i) 2023 annual incentive design and performance; (ii) 2023 annual PSU grant design; and (iii) other 2023 executive compensation actions.

2023 Annual Incentive Design and Performance

Consistent with 2022 design, the 2023 annual incentive payout was calculated using the following formula:

The three applicable financial performance metrics remained unchanged from 2022 to 2023 and included Adjusted Net Sales (50% weighting), Adjusted EPS (25% weighting) and Free Cash Flow (25% weighting). These measures are referred to as Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations in the proxy statement (to reflect the impacts of the BPS divestiture that occurred in 2023).

The following annual incentive plan design changes were implemented for 2023:

•

The “Mid-Point” of the performance/payout curve between Target and Maximum for each metric was removed. Performance and payout for Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations is measured linearly between the Target and Maximum of each metric. This action was taken to align with Compensation Peer Group practice.

•

To account for the ongoing macroeconomic challenges and to better align with Compensation Peer Group practice, the performance curve for Adjusted Free Cash Flow Including Discontinued Operations was widened from a range of 90% at Threshold and 115% at Maximum in 2022 to a range of 80% at Threshold and 120% at Maximum for 2023.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	41

For 2023, each NEO’s individual performance assessment, as well as that of the broader Executive Leadership Team (which has subsequently been replaced by the Operating Committee), was initially determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2023 priorities, which include various ESG metrics.

See “—Elements of Executive Compensation—Annual Incentive Plan” below for details on the 2023 financial and individual performance metric results for each NEO.

2023 Annual PSU Design

Consistent with 2022 design, for 2023, PSUs comprised 50% of each NEO’s target annual LTI grant generally, with stock options and RSUs each comprising 25% of the target annual LTI grant. RSUs were introduced for 2022 in the interest of motivating an executive’s contributions to achieve the company’s long-term objectives and encouraging retention, consistent with the practices of the company’s peer companies. The PSU design (as set forth below) remained unchanged from 2022:

2023 Plan Design
Metrics	Relative TSR Adjusted ROIC Adjusted Net Sales CAGR
Weightings	Equal weighting: 33-1/3% for each metric
Measurement	All metrics are measured over three-year performance period

See “—Elements of Executive Compensation—Long-Term Incentive Plan—2023 Annual LTI Grants” for additional detail on Baxter’s 2023 PSU grants.

2023 Executive Compensation Actions

Consistent with historical practice, Mr. Almeida did not receive a salary increase in 2023. Similarly, no salary increases were provided in 2023 for Messrs. Saccaro, Franzi or Sonig. Messrs. Grade and Toth joined the company in 2023 and did not receive any salary increases in 2023. Ms. Knight and Mr. Stevens each received salary increases during the 2023 annual compensation cycle.

All NEOs received regular annual LTI equity grants in March 2023 with the exception of Mr. Toth and Mr. Grade, who both joined the company after the annual grant cycle. Each of Mr. Grade and Toth received sign-on LTI grants in connection with his hire. See “— Elements of Executive Compensation—Long-Term Incentive Plan—Hiring Grants for New Executives” for additional details on sign on awards.

Beginning in February 2023, each NEO became subject to an executive cash severance policy that limits cash severance benefits to 2.99 times the sum of the NEO’s base salary plus target annual bonus opportunity. Payments cannot exceed this threshold without prior stockholder ratification or approval.

2021—2023 PSU Performance

The following highlights the performance results for the PSUs granted in March 2021 with a performance period of January 1, 2021 to December 31, 2023, which were calculated as follows:

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target

Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%	35th Percent Rank	50th Percent Rank	80th Percent Rank	27.5th Percent Rank	0%

Adjusted ROIC	33-1/3%	10.0%	12.5%	15.0%	10.9%	68%

Adjusted Net Sales CAGR	33-1/3%	2.9%	4.8%	6.7%	3.4%	65%

Weighted Payout as a % of Target						44%

See “Elements of Executive Compensation—Long-Term Incentive Plan—2021 – 2023 PSU Performance” for additional detail on PSU performance, including targets and performance ranges.

investor.baxter.com

42	Executive Compensation

2023 Say-on-Pay Vote

At the 2023 annual meeting, approximately 78% of the stockholders voting at the meeting approved, in an advisory vote, the compensation for Baxter’s NEOs for 2022. As discussed in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement,” members of management and Ms. Schlichting engaged with select institutional investors to solicit feedback and understand executive compensation concerns in advance of and coming out of the 2023 annual meeting. In direct response to stockholder feedback, the company enhanced disclosures in the proxy statement regarding certain elements of its programs, including enhancements regarding the performance review of the CEO and additional disclosures regarding the factors the CHC Committee considers when reviewing executive pay. The Board and the CHC Committee value and take into consideration all of the comments received during stockholder outreach discussions.

The CHC Committee and management are committed to continuing to strengthen pay-for-performance alignment, as well as the overall design of Baxter’s executive compensation program, informed by stockholder feedback obtained from corporate governance outreach discussions (as discussed in “Corporate Governance at Baxter International Inc.—Other Corporate Governance Information—Stockholder Engagement”).

2024 Executive Compensation Program Changes

Annual Incentive Plan Design Changes

At the February 2024 CHC Committee meeting, certain incentive plan design changes (as described below) were approved for 2024.

Due to the proposed business separation of Kidney Care, 2024 annual financial target setting requires additional flexibility. To mitigate potential challenges, the performance curves for adjusted EPS and free cash flow were widened by 10% at threshold and 10% at maximum. Although the threshold performance percentage will be lower for adjusted EPS and free cash flow, the related maximums were also widened, requiring greater achievement for similar payouts under current the structure. Below illustrates the change from the 2023 performance curve to the 2024 performance curve.

	Threshold		Maximum
Metric	2023	2024	2023	2024

Adjusted EPS	90%	80%	110%	120%

Free Cash Flow	80%	70%	120%	130%

No adjustments have been made to the performance curve for the 2024 adjusted net sales metric (calculated at budgeted rates). For all metrics, 100% achievement will result in target payout. After completion of the proposed separation of the Kidney Care business, consistent with historical practice, Baxter will make any required adjustments to the 2024 targets consistent with the timing and structure of the Kidney Care separation and review its annual incentive plan performance curves and determine if changes are required for 2025.

Long-Term Incentive Design Changes

In order to support the stability and focus required of senior leadership in connection with the proposed separation of the Kidney Care business, the company made its 2024 grant to all equity-eligible employees (including all NEOs, with the exception of Messrs. Almeida and Grade) in the form of 100% RSUs. Messrs. Almeida and Grade received 50% of their 2024 annual equity grants in the form of RSUs and 50% of their annual equity grants in the form of PSUs, as the company recognizes the importance of the CEO and CFO to have the majority of their equity awards in performance-based equity. To mitigate potential complications of setting multi-year targets in the year of a proposed business separation, PSUs granted in 2024 will be wholly based on Baxter’s relative TSR versus the S&P 500 Healthcare Equipment & Services Index, which is the index used to measure relative TSR for the 2023 PSUs.

After completion of the proposed separation of the Kidney Care business, Baxter intends to review its long-term incentive design and revert to broader use of performance-based equity in the annual grant mix for senior leadership (consistent with its historical practices).

Compensation Philosophy and Governance Practices

Baxter’s compensation program is designed to:

•	Compare competitively to companies where Baxter competes for executive talent.
•	Attract, retain and motivate high-performing executives.
•	Recognize company and individual performance.

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Executive Compensation	43

•	Drive the company’s long-term financial and stockholder value performance.
•	Encourage innovation and appropriate levels of risk-taking.
•	Equitably reflect the value of each executive’s position in the market and within the company.

The objectives of the program are to:

•	Compensate Baxter’s executives in a manner that is consistent with the above principles.
•	Align the interests of management with those of stockholders to reflect best practices.
•	Drive sustained and superior performance relative to the company’s peers.

What Baxter Does	What Baxter Does Not Do

✓ Emphasize company performance. 91% of the CEO’s 2023 total target direct compensation and an average of 80% of the other NEOs’ 2023 total target direct compensation is variable based on Baxter’s performance.

✓ Align with stockholders. 76% of the CEO’s 2023 total target direct compensation and an average of 62% of the other NEOs’ 2023 total target direct compensation is based on long-term incentives aligned with stockholders’ interests.

✓ Incorporate ESG metrics into the annual incentive plan. NEOs have shared ESG goals embedded into their 2023 annual incentive individual performance assessment measured under three categories: (i) Patient Safety and Quality (40%); (ii) Best Place to Work (30%) and (iii) Growth Through Innovation (30%).

✓ Require significant stock ownership. Executive officers are subject to certain stock ownership requirements and neither unvested PSUs nor unexercised stock options (or any portions thereof) count towards the requirements.

✓ Maintain anti-hedging and anti-pledging stock policies for executives and directors. These policies reflect good governance and mitigate compensation-related risk.

✓ Allow for clawbacks and forfeitures under the annual incentive and long-term incentives based on the Mandatory Clawback Policy and Compensation Recoupment Policy. A new clawback policy, consistent with Dodd-Frank requirements and corresponding NYSE listing standards, was implemented as of December 1, 2023. Additionally, the company revised its former Executive Compensation Recoupment Policy (now named the Compensation Recoupment Policy) to apply to all employees, including executive officers, effective December 1, 2023. Various actions can be taken under the two policies (or are required to be taken, as applicable) with regard to annual and long-term incentive payouts to executives and other incentive-based compensation upon a financial restatement or for an employee’s violation of restrictive covenants, including recovery, reduction or forfeiture of all or part of any annual incentive or previously awarded long-term incentive grant (or to be awarded long-term incentive grant), disciplinary actions and the pursuit of other remedies.

✓ Pay severance and vest outstanding equity grants only upon a “double trigger” in the event of a change in control. The “double trigger” requires both a change in control and termination of employment by the company without cause or by the executive for good reason.

X  Provide tax gross-ups in the event of a change in control or otherwise. Taxes are each NEO’s sole responsibility.

X  Re-price or exchange of underwater stock options. The company does not re-price outstanding stock options, whether vested or unvested, without prior stockholder approval.

X  Pay dividend equivalent units (DEUs) on unvested RSUs or PSUs. DEUs on RSUs and PSUs in the form of additional shares are paid only upon the vesting of such RSUs and PSUs with the number of DEUs for PSUs based on actual company performance.

X  Offer excessive perquisites. Executives are eligible for a very limited number of perquisites that generally meet criteria for efficiency and personal safety.

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44	Executive Compensation

Structure of Executive Compensation Program

Pay-for-Performance and Total Target Direct Compensation Mix

Pay-for-performance is the most significant structural element of Baxter’s compensation program, where the majority of executive pay is variable and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2023, 91% of Mr. Almeida’s total target direct compensation and 80% of the average total target direct compensation for the other NEOs was variable and subject to various performance metrics.

Named Executive Officer Total Target Direct Compensation1

1.	Percentages are calculated using annual base salary, target annual incentive and target LTI grant values as of December 31, 2023.

Peer Group and Use of Peer Group Data

The CHC Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the CHC Committee uses multiple reference points when establishing targeted compensation levels. The CHC Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader market. Instead, the CHC Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning. The CHC Committee also evaluates the compensation programs of other companies which, while not in the peer set, have similar characteristics of Baxter’s business model, complexity and sophistication.

The CHC Committee, with input from its independent compensation consultant, annually reviews the Compensation Peer Group to determine the appropriate companies to include. In its review, the CHC Committee considers companies with all of the following factors for objectivity:

•	Publicly-traded, US-based companies, with a focus on Healthcare Equipment, Services and Supplies and Life Sciences Tools and Services indices.
•	Revenues and market capitalization within a reasonable range of Baxter’s revenue and market capitalization.
•	List Baxter as a peer, are in Baxter’s peer group as selected by a proxy advisory firm or are prevalent peers of Baxter’s peer group selected by a proxy advisory firm.

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Executive Compensation	45

Based on this review, the annual evaluation resulted in no additions or removals of peer companies for 2023.

For 2023, the Compensation Peer Group is as follows:

Abbott Laboratories	DENTSPLY Sirona Inc.	Quest Diagnostics Incorporated

Agilent Technologies, Inc.	Edwards Lifesciences	Stryker Corporation

Becton, Dickinson and Company	Hologic, Inc.	Thermo Fisher Scientific Inc.

Boston Scientific Corporation	Intuitive Surgical, Inc.	Zimmer Biomet Holdings, Inc.

Danaher Corporation	Laboratory Corporation of America Holdings

DaVita Inc.	Medtronic Public Limited Company

The median revenue and market capitalization for the Compensation Peer Group was approximately $12.2 billion and $58.4 billion, respectively, for the year ended December 31, 2023. Baxter’s revenue of $14.8 billion for the year ended December 31, 2023 (net sales as reported under GAAP for 2023) placed Baxter at the 61st percentile of this peer group. Baxter’s market capitalization of approximately $19.6 billion as of December 31, 2023 placed Baxter at the 27th percentile of this peer group.

Individual Performance

The CHC Committee assesses the individual performance and future potential of each company executive officer or other key executive (other than the CEO) in making compensation decisions related to base salary, annual incentive and annual LTI grant. The independent members of the Board make this determination with respect to the CEO. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s financial performance relative to the financial targets in the interest of recognizing how he or she performed with respect to his or her individual goals.

The CHC Committee’s assessment of individual performance and future potential relies on informed judgment and requires significant input from the CEO, who reviews the performance goals and evaluations of each of the other executive officers and key executives and shares his or her insights and recommendations with the CHC Committee. Based on that input, the CHC Committee assesses how well an executive officer or other key executive fulfilled his or her obligations in the past year and such executive officer’s or other key executive’s potential for future contributions to Baxter. The assessment of the prior year’s performance focuses on how well the operations or function for which an executive officer or key executive is responsible performed during the year. The CHC Committee also considers how well an executive officer or key executive performed against his or her performance goals, including critical ESG goals.

The independent members of the Board are responsible for assessing the CEO’s performance each year and making adjustments, if any, to his or her base salary, annual incentive award and annual LTI grant. As part of this assessment, they review the extent to which the CEO satisfied his or her goals for the year. This review is conducted with the support of the Lead Independent Director and the NCGPP and CHC Committees, which oversee the establishment of the CEO’s goals and the annual performance and compensation review process.

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46	Executive Compensation

Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2023. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below, and to help ensure an overall competitive total compensation program, executives are also eligible for employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount

Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•  Competitive pay ranges for the peer set are considered

•  Relevant factors for determining the applicable amount against the competitive range include individual performance, overall experience, tenure in position, impact on company results, current comparison to benchmark position(s) and an assessment of internal equity among peers

•  Reviewed annually and when executives are hired or assume additional responsibilities

Annual Incentive
• Variable short-term compensation component • Target annual incentive is based on a percentage of base salary

•  Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives, including ESG goals

•  For 2023, financial targets included Adjusted Net Sales Including Discontinued Operations (50%), Adjusted EPS Including Discontinued Operations (25%) and Adjusted Free Cash Flow Including Discontinued Operations (25%), which are subject to additional adjustment based on the individual performance assessment and strategic priorities

•  Competitive pay ranges for the peer set are considered

•  Annual incentive targets are generally set using the same factors described above for base salary

•  Reviewed annually and when executives are hired or assume additional responsibilities

Long-Term Incentive Grants

•  Variable LTI compensation component

•  Represents a significant component of each executive’s total compensation package

•  In 2023, annual LTI grants to NEOs consisted of 50% PSUs, 25% stock options and 25% RSUs

•  Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•  Stock options and RSUs recognize that it is in the best interests of the company to provide LTI that will vest as long as the executive continues to serve at Baxter, and the value of stock options depends, in part, on the company’s stock price performance over the exercise period

•  RSUs provide a retentive value that is wholly dependent on stockholder value over the vesting period

•  PSUs recognize that a portion of at least 50% of an executive’s annual LTI grant value should be completely “at risk”

•  For 2023, performance metrics for PSU grants include Relative TSR (33-1/3%), Adjusted ROIC (33-1/3%) and Adjusted Net Sales CAGR (33-1/3%)

•  Competitive pay ranges for the peer set are considered

•  Target LTI grant values are generally set using the same factors described above for base salary

•  Reviewed annually and when executives are hired or take on additional responsibilities

•  At least 50% of an executive officer’s target annual LTI grant value is in PSUs

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Executive Compensation	47

Elements of Executive Compensation

Base Salary

Overview

As discussed above, the CHC Committee (in the case of the NEOs other than the CEO) or the independent members of the Board (in the case of the CEO) determine base salaries using competitive compensation data from the annual total compensation study of the Compensation Peer Group to inform related decision making. The CHC Committee uses multiple reference points when establishing base salaries, and applies judgment and discretion, taking into account not only competitive market data, but also factors such as company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

2023 Actions

The following individuals had no change to their salaries for 2023:

•	Mr. Almeida’s annual base salary remained $1,300,000.
•	Mr. Sonig’s annual base salary remained at $725,000.
•	Mr. Saccaro’s annual base salary of $850,000 and Mr. Franzi’s annual base salary of CHF 765,000 each remained unchanged in 2023 until their departures in May 2023 and July 2023, respectively.
•

Mr. Toth’s annual base salary of $1,000,000 and Mr. Grade’s annual base salary of $800,000 each remained unchanged for the duration of 2023 after their hires in June 2023 and October 2023, respectively.

In March 2023, in connection with the annual compensation cycle, Mr. Stevens’ annual base salary increased from $510,000 to $519,000. Ms. Knight’s 2023 annual base salary increased from $750,000 to $800,000 in March 2023 in connection with her assumption of Executive Vice President and Group President, Medical Products and Therapies responsibilities.

The following table provides each NEO’s 2022 and 2023 annual base salary as of December 31, 2022 and December 31, 2023, unless otherwise footnoted, incorporating the increases described above (if any):

	2022 Base Salary	2023 Base Salary[1]	% Increase

Mr. Almeida	$1,300,000	$1,300,000	0.0%

Mr. Grade[2]	—	$800,000	—

Mr. Saccaro	$850,000	$850,000	0.0%

Mr. Stevens	$510,000	$519,000	1.8%

Mr. Franzi[3]	$908,820	$908,820	0.0%

Ms. Knight	$750,000	$800,000	6.7%

Mr. Sonig	$725,000	$725,000	0.0%

Mr. Toth[4]	—	$1,000,000	—

1.	2023 base salaries for Mr. Saccaro and Mr. Franzi are as of their respective termination dates in 2023.
2.	Mr. Grade joined Baxter in October 2023 and his annual base salary remained unchanged for the duration of 2023.
3.

Mr. Franzi’s 2022 and 2023 annual base salary has been converted from CHF to USD using the December 31, 2023 exchange rate (1 CHF = 1.188 USD). Mr. Franzi’s annual base salary was CHF 765,000 as of December 31, 2022 and December 31, 2023.

4.	Mr. Toth joined Baxter in June 2023 and his annual base salary remained unchanged for the duration of 2023.

Annual Incentive Plan

Overview

Similar to base salary, the CHC Committee (or the independent members of the Board, in the case of the CEO) determines annual incentive targets using competitive compensation data from the annual total compensation study of the Compensation Peer Group to inform related decision making. The CHC Committee applies judgment and discretion, taking into account not only competitive market data, but also factors such as company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning. The same factors that influence the setting of base salary also influence the establishment of annual incentive target awards.

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48	Executive Compensation

Annual incentive payouts are calculated using the following formula:

For the 2023 annual incentive plan, consistent with the 2022 plan, the CHC Committee selected Adjusted Net Sales, Adjusted EPS and Free Cash Flow as the financial performance metrics for funding the annual incentive plan. Baxter placed greater emphasis on Adjusted Net Sales to recognize the criticality of continuing organic sales growth. The weightings for Adjusted EPS and Free Cash Flow continued to be equally weighted for 2023, as the two metrics remain important measures of Baxter’s operational strategy used by stockholders to assess Baxter’s financial performance. All three measures for 2023 are referred to in the proxy statement as Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations (to reflect the impacts of the BPS divestiture that occurred in 2023).

The following changes were implemented for the 2023 annual incentive plan:

•

The “Mid-Point” of the performance/payout curve between Target and Maximum for each metric was removed. Performance and payout for Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations are now measured linearly between the Target and Maximum of each metric. This action was taken to align with Compensation Peer Group practice.

•

To account for the ongoing macroeconomic challenges and to better align with Compensation Peer Group practice, the performance curve for Adjusted Free Cash Flow Including Discontinued Operations was widened from a range of 90% at Threshold and 115% at Maximum in 2022 to a range of 80% at Threshold and 120% at Maximum for 2023.

The initial calculation of individual performance assessments for members of the Operating Committee (which includes all NEOs) described above includes the company’s performance against pre-established key strategic 2023 priorities, inclusive of various ESG issues, in three categories: (i) Patient Safety and Quality (40% weighting); (ii) Best Place to Work (30% weighting); and (iii) Growth Through Innovation (30% weighting). The weightings reflect the strategic criticality of each category to Baxter.

See “—Executive Summary—2023 Executive Compensation Program Actions and Changes—2023 Annual Incentive Design and Performance” for additional information regarding this individual performance assessment for 2023.

Annual Incentive Target Awards

NEOs’ annual incentive target awards are set within a competitive range for the Compensation Peer Group.

The 2023 annual incentive target as of December 31, 2023 for each NEO is outlined below. The target annual incentive did not change from the prior year for Mr. Almeida or for the permanent CFO role.

NEO	Target Annual Incentive as a % of Base Salary

Mr. Almeida	165%

Mr. Grade	100%

Mr. Saccaro	100%

Mr. Stevens	65%

Mr. Franzi	85%

Ms. Knight	100%

Mr. Sonig	90%

Mr. Toth	125%

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Executive Compensation	49

Determination of 2023 Annual Incentive Plan Payouts

Financial Performance. The tables below provide Adjusted Net Sales Including Discontinued Operations, Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations targets for 2023, as well as actual results for each NEO. The payout for performance in between the payout ranges is based on linear interpolation. Given related segment oversight responsibilities, the performance for each of Ms. Knight, Mr. Sonig and Mr. Toth was measured on the Adjusted Net Sales Including Discontinued Operations for their respective segments (which reflect budgeted exchange rates). The Adjusted Net Sales Including Discontinued Operations metric for each of Messrs. Almeida, Saccaro, Stevens, Grade and Franzi are based on overall Baxter results to recognize their enterprise-wide responsibilities (including Mr. Franzi’s support for global business initiatives as Baxter transitioned from a regional model to a segment model). Performance for all NEOs continues to be measured on overall Baxter results for Adjusted EPS Including Discontinued Operations and Adjusted Free Cash Flow Including Discontinued Operations metrics.

Messrs. Almeida, Grade, Saccaro, Stevens and Franzi

	2023
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Company—Adjusted Net Sales Including Discontinued Operations (in millions)[1]	$14,143	$14,888	$15,632	$15,041	101.0%	121%

Adjusted EPS Including Discontinued Operations[2]	$2.60	$2.89	$3.18	$2.92	101.0%	110%

Adjusted Free Cash Flow Including Discontinued Operations (in millions)[3]	$1,035	$1,294	$1,553	$1,064	82.2%	56%

	Weighted Financial Payout as a % of Target:					102%

Ms. Knight

	2023
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Medical Products and Therapies—Adjusted Net Sales Including Discontinued Operations (in millions)[1]	$4,661	$4,906	$5,152	$4,936	100.6%	112%

Adjusted EPS Including Discontinued Operations[2]	$2.60	$2.89	$3.18	$2.92	101.0%	110%

Adjusted Free Cash Flow Including Discontinued Operations (in millions)[3]	$1,035	$1,294	$1,553	$1,064	82.2%	56%

	Weighted Financial Payout as a % of Target:					97%

Mr. Sonig

	2023
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Pharmaceuticals—Adjusted Net Sales Including Discontinued Operations (in millions)[1]	$2,048	$2,155	$2,263	$2,227	103.3%	166%

Adjusted EPS Including Discontinued Operations[2]	$2.60	$2.89	$3.18	$2.92	101.0%	110%

Adjusted Free Cash Flow Including Discontinued Operations (in millions)[3]	$1,035	$1,294	$1,553	$1,064	82.2%	56%

	Weighted Financial Payout as a % of Target:					124%

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50	Executive Compensation

Mr. Toth

	2023
	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement as a % of Target[4]	Payout as a % of Target

Kidney Care—Adjusted Net Sales Including Discontinued Operations (in millions)[1]	$4,123	$4,340	$4,557	$4,353	100.3%	106%

Adjusted EPS Including Discontinued Operations[2]	$2.60	$2.89	$3.18	$2.92	101.0%	110%

Adjusted Free Cash Flow Including Discontinued Operations (in millions)[3]	$1,035	$1,294	$1,553	$1,064	82.2%	56%

	Weighted Financial Payout as a % of Target:					94%
1.

Adjusted Net Sales Including Discontinued Operations for purposes of the 2023 annual incentive plan is calculated as the company’s reported net sales (determined in accordance with GAAP) using budgeted exchange rates as of January 1, 2023 and including net sales from discontinued operations. Company Adjusted Net Sales Including Discontinued Operations, Medical, Products and Therapies Adjusted Net sales Including Discontinued Operations, Pharmaceuticals Adjusted Net Sales Including Discontinued Operations and Kidney Care Adjusted Net Sales Including Discontinued Operations totaled $15.0 billion, $4.9 billion, $2.2 billion and $4.4 billion, respectively, for 2023. Company net sales from continuing operations, Medical, Products and Therapies net sales from continuing operations, Pharmaceuticals net sales from continuing operations and Kidney Care net sales from continuing operations as reported under GAAP for 2023 totaled $14.8 billion, $5.0 billion, $2.2 billion and $4.5 billion, respectively. Totals may not foot due to rounding. The company uses net sales at budgeted exchange rates as a target under the 2023 annual incentive plan for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items—that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates also allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

2.

Adjusted EPS for purposes of the 2023 annual incentive plan was further adjusted to include adjusted earnings per share from discontinued operations (Adjusted EPS Including Discontinued Operations) and calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items. Special items for 2023 totaled a gain of $1.1 billion (or $1.2 billion on an after-tax basis), or $2.33 per diluted share. These adjustments primarily related to the gain on the sale of the company’s BPS business, intangible asset amortization, business optimization items, long-lived asset impairments, separation-related costs, costs associated with European regulations (medical devices reporting regulations), acquisition and integration costs relates to its acquisition and integration of Hillrom, legal matters and tax matters. Total GAAP diluted EPS in 2023 was $5.25.

3.

Free cash flow is calculated from the company’s operating cash flow calculated in accordance with GAAP less capital expenditures. Free cash flow for purposes of the 2023 annual incentive plan included free cash flow from discontinued operations for the first nine months of 2023, less certain income tax payments related to discontinued operations that were disbursed in the fourth quarter of 2023 (to the extent that those fourth quarter tax payments for discontinued operations were included in the company’s 2023 free cash flow target). This measure is referred to herein as Adjusted Free Cash Flow Including Discontinued Operations in the proxy statement. The company uses free cash flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash generated by the company that may be available for future investment. In 2023, the company’s operating cash flow from continuing operations was $1.7 billion and the company incurred $692 million in capital expenditures from continuing operations. The company’s 2023 operating cash flow from discontinued operations for the first nine months of 2023 was $71 million and the company incurred $27 million in capital expenditures from discontinued operations over that period. Free cash flow for purposes of the 2023 annual incentive plan was further reduced by $16 million of cash tax payments related to discontinued operations in the fourth quarter 2023, which represented the amount of such payments that were included in the company’s 2023 free cash flow target.

4.	Level of achievement used to determine funding of the annual incentive may not foot due to rounding.

Individual Performance. For 2023, each NEO’s individual performance assessment, as well as that of the broader Executive Leadership Team (which has subsequently been replaced by the Operating Committee), was initially determined in connection with an assessment of Baxter’s performance against pre-established measures for key strategic 2023 priorities. This change was intended to further motivate and incentivize the NEOs and broader executive leadership team to meet key 2023 priorities focused on various strategic areas, including ESG matters, while continuing to help ensure the delivery of strong financial results through the financial metrics used to calculate aggregate financial performance.

The strategic 2023 priorities are included in the three categories highlighted below along with the applicable weightings used to calculate the overall weighted payout. The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The initial weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

Based on the strategic priority qualitative assessment described below, input from the independent members of the Board (in the case of the CEO’s individual performance assessment) and the CHC Committee (for all other NEOs), the 2023 individual performance assessment for each NEO (based on the sum of the weightings of the related categories and resulting payouts) was reduced as an initial matter from 102% to 100%, consistent with the negative discretion of the Board. See below for discussion of additional adjustments made to the individual performance assessment made for Ms. Knight and Mr. Toth.

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Executive Compensation	51

Category	Weighting	Initial Payout[1]	Notable Items[2]

Patient Safety and Quality (including product safety and quality systems)	40%	105%

•  Although one new Warning Letter was received in 2023 (in relation to a previously issued Warning Letter), the company met its internal benchmarks for other key areas, including Food and Drug Administration observations and cyber security efforts

Best Place to Work (including diversity in the workforce, culture, talent, ACT program and environmental, health and safety (EH&S) measures)	30%	110%	• Met or exceeded internal benchmarks in most areas including retention and diversity in leadership of women and minorities and manager effectiveness

Growth Through Innovation (including the on-going digital transformation and innovative ecosystem)	30%	90%	• Fell short on internal benchmarks including on new product sales and new product standard gross profit; however, exceeded vitality index benchmarking

Final Weighted Payout as a % of Target for NEOs		100%
1.

The payout for each category ranged from a 90% payout for threshold performance up to a 110% payout for maximum performance. The weighted payout is subject to further adjustment for each NEO’s overall individual performance assessment based on individual achievements down to a minimum of 0% and up to a maximum of 125%.

2.	Reflects certain notable items in each category, which is not comprehensive of all strategic priorities.

Taking into account both financial and individual performance, the table below outlines the 2023 annual incentive payout for each NEO. Additionally, the CHC Committee utilized limited discretion for the 2023 annual incentive payouts for Ms. Knight and Mr. Toth to further align their payouts to that of the employees in their respective business segments (consistent with the performance of such segments).

NEO	Base Salary (Prorated)	Target Annual Incentive as a % of Base Salary	Target Annual Incentive Amount	Weighted Financial Payout	Individual Performance Assessment	Total Annual Incentive Payout	Total Annual Incentive Payout as a % of Target

Mr. Almeida	$1,300,000	165%	$2,145,000	102%	100%	$2,187,900	102%

Mr. Grade[1]	$164,384	100%	$164,384	102%	100%	$167,671	102%

Mr. Saccaro[2]	—	—	—	—	—	—	—

Mr. Stevens	$519,000	65%	$337,350	102%	100%	$344,097	102%

Mr. Franzi[3]	$525,373	85%	$446,567	102%	100%	$455,498	102%

Ms. Knight[4]	$800,000	100%	$787,068	97%	101%	$771,091	98%

Mr. Sonig[5]	$725,000	90%	$640,781	124%	100%	$794,568	124%

Mr. Toth[6]	$586,301	125%	$732,876	94%	106%	$730,238	100%

1.	Pursuant to Mr. Grade’s offer letter, his actual total annual incentive amount is prorated based on the number of days worked in 2023 (75 days).
2.	Mr. Saccaro forfeited his 2023 bonus opportunity in connection with his voluntary departure in May 2023.
3.

Mr. Franzi’s base salary has been converted from CHF to USD using the exchange rate as of December 31, 2023 (1 CHF = 1.188 USD). Pursuant to the terms of the 2023 annual incentive plan, his actual total annual incentive payout for 2023 is a prorated using the number of days worked in 2023 (211 days).

4.

Pursuant to Ms. Knight’s offer letter and in connection with her appointment as Executive Vice President and Group President, Medical Products and Therapies, her actual total annual incentive payout is prorated based on the number of days spent at each incentive target (59 days prior to her appointment and 306 days after her appointment). Additionally, the individual performance assessment for Ms. Knight was further adjusted to align her payout to that of the employees in the Medical Products and Therapies segment (consistent with the performance of such segment).

5.

Pursuant to Mr. Sonig’s offer letter and in connection with his appointment as Executive Vice President and Group President, Pharmaceuticals, his actual total annual incentive payout is prorated based on the number of days spent at each incentive target (59 days prior to his appointment and 306 days after his appointment).

6.

Pursuant to Mr. Toth’s offer letter, his actual total annual incentive amount is prorated based on the number of days worked in 2023 (214 days). Additionally, the individual performance assessment for Mr. Toth was further adjusted to align his payout to that of the employees in the Kidney Care segment (consistent with the performance of such segment).

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52	Executive Compensation

Long-Term Incentive Plan

Overview

LTI grants are a significant component of each NEO’s compensation package. In 2023, 76% of the total target direct compensation provided to the CEO and an average of 62% of the total target direct compensation provided to all other NEOs was LTI-based.

The emphasis on LTI grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. This alignment is furthered by requiring executive officers to satisfy the stock ownership guidelines discussed in the section below “—Additional Compensation Governance—Stock Ownership Guidelines for Executive Officers.”

Similar to the approach taken with respect to base salaries and the annual incentive target awards, the CHC Committee (or the independent members of the Board, in the case of the CEO) determines target annual LTI grant values using competitive compensation data from the annual total compensation study of the Compensation Peer Group to inform its decisions. The CHC Committee applies judgment and discretion, taking into account not only competitive market data, but also factors such as company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning. The same factors that influence the setting of base salaries and annual incentive target awards also impact the establishment of the target annual LTI grant values.

LTI Grant Structure

Consistent with 2022, Baxter’s annual LTI grants for NEOs in 2023 generally consisted of 50% PSUs, 25% RSUs and 25% stock options.

The company also occasionally makes off-cycle LTI grants to NEOs for recognition, recruitment and retention purposes and, as discussed above, utilizes LTI grants as a primary vehicle to attract and retain high performing executives. In general, the CHC Committee views one-time performance- and service-based LTI grants as appropriate in limited circumstances and avoids their use to the extent such grants would be inconsistent with the company’s pay-for-performance philosophy. See “—Grants for Interim Roles” and “—Hiring Grants for New Executives” below for additional information on off-cycle LTI grants.

2023 Annual LTI Grants

For 2023, the CHC Committee (or the independent members of the Board, in the case of the CEO) generally made target annual LTI grants in the form of 50% PSUs, 25% RSUs and 25% in stock options to each NEO as outlined in the table below. Mr. Almeida’s equity grant target remained unchanged from the prior year.

NEO	2023 Target Annual LTI Grant Value[1]	# of PSUs (50% of Target Annual LTI Grant Value)[2]	# of Restricted Stock Units (25% of Target Annual LTI Grant Value)[3]	# of Stock Options (25% of Target Annual LTI Grant Value)[4]

Mr. Almeida	$11,000,000	135,769	67,884	281,445

Mr. Grade[5]	—	—	—	—

Mr. Saccaro	$3,600,000	44,433	22,217	92,109

Mr. Stevens[6]	$550,000	3,394	6,788	14,072

Mr. Franzi	$2,500,000	30,857	15,428	63,965

Ms. Knight	$3,500,000	43,199	21,600	89,551

Mr. Sonig	$2,500,000	30,857	15,428	63,965

Mr. Toth[7]	—	—	—	—

1.	The grant date for the 2023 annual LTI grants (for all NEOs other than Messrs. Grade and Toth) was March 1, 2023.
2.

Reflects the target number of PSUs granted. The actual number of shares earned, if any, will be determined after the three-year performance period ending on December 31, 2025. The target number of PSUs is calculated based on the five-day average of Baxter’s closing share prices beginning two weeks before the grant date and ending one week prior to the grant date (Average Share Price). The target grant value attributable to the 2023 PSUs differs from the value disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table below, which uses the accounting values including a Monte Carlo valuation for TSR PSUs.

3.	The number of RSUs is calculated based on the Average Share Price.

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4.	The number of stock options is calculated based on a Black-Scholes valuation incorporating the Average Share Price.
5.	Mr. Grade was hired on October 18, 2023, which is after the annual equity grant date. Thus, he did not receive a 2023 annual LTI grant.
6.

Mr. Stevens’ equity mix for the 2023 LTI grants was 25% in PSUs, 50% in RSUs and 25% in stock options. His mix is reflective of senior leaders who do not permanently report to the CEO. This grant was made prior to his interim CFO appointment.

7.	Mr. Toth was hired on June 1, 2023, which is after the annual equity grant date. Thus, he did not receive a 2023 annual LTI grant.

2023 Annual PSU Grants. In order to maintain focus on Baxter’s long-range objectives and balance between key internal metrics and performance relative to its industry peers, the 2023 PSU grants have the three performance metrics and weightings as shown in the table below, with the actual payouts ranging between 0% and 200% of target for each performance metric depending on actual company performance. The performance period for each performance metric is three years and runs from January 1, 2023 through December 31, 2025.

Performance Metric	Weighting[1]
Relative TSR against the TSR performance of the companies in the S&P 500 Healthcare Equipment & Services Index	33-1/3%
Adjusted Net Sales CAGR over three-year performance period[2]	33-1/3%
Adjusted ROIC over three-year performance period[3]	33-1/3%

1.	Additional shares that do not round equally are first applied to the Adjusted ROIC PSUs and then to the Adjusted Net Sales CAGR PSUs.
2.

Adjusted Net Sales means “net sales” of the company that shall be (i) computed on a constant currency basis using the average foreign exchange rates in each applicable jurisdiction for the calendar year immediately preceding the grant date and (ii) adjusted to exclude the revenue for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture. Adjusted Net Sales CAGR performance is calculated by taking the Adjusted Net Sales for the last calendar year of the three-year performance period and comparing it against Adjusted Net Sales for the calendar year immediately preceding the grant date. For previously granted PSUs with a performance period that ran between January 1, 2021 and December 31, 2023, this amount was adjusted to exclude BPS related revenue for the three-month period following the company’s divestiture of that business.

3.

Adjusted ROIC performance is calculated by first determining the annual Adjusted ROIC performance target for each of the three calendar years in the performance period and then determining the simple average Adjusted ROIC performance over the three-year performance period. Adjusted ROIC performance is measured by considering each applicable calendar year’s adjusted operating income less adjusted income tax expense, divided by average invested capital and adjusted for any business or asset acquisition or divestiture with annualized revenue of greater than $75 million at the time of the acquisition or divestiture. For previously granted PSUs with a performance period that ran between January 1, 2021 and December 31, 2023, this amount was adjusted for the BPS divestiture.

The performance and payout schedule for 2023-2025 Relative TSR PSUs is provided below:

Peer Group Achievement Level	Payout as a % of Target

80th Percent Rank or higher	200%

50th Percent Rank	100%

35th Percent Rank	50%

Below 35th Percent Rank	0%

Payout between each percent rank is based on linear interpolation. Additionally, if Baxter’s TSR is negative at the end of the three-year performance period, the maximum PSU payout will be capped at 100%.

Similarly, the payout ranges for PSUs earned for Adjusted Net Sales CAGR and Adjusted ROIC are outlined below. Payout for performance between the ranges is based on linear interpolation and performance below threshold results in a 0% payout.

Payout Range (Adjusted Net Sales CAGR/Adjusted ROIC)	Payout as a % of Target
Maximum	200% of target
Target	100% of target
Threshold	50% of target
Below Threshold	0% of target

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54	Executive Compensation

The CHC Committee sets the financial performance targets for the Adjusted Net Sales CAGR and Adjusted ROIC performance metrics taking into consideration Baxter’s long-range plan. Specific financial targets are not disclosed on a prospective basis. Prospectively disclosing these specific targets would provide competitors and others with insights into the company’s confidential planning processes and strategies and potentially competitively harm the company. The financial performance targets are designed to be challenging and there is a risk the company will not achieve threshold or target performance, resulting in either no shares being earned or shares being earned below target.

When dividends are paid on Baxter’s common stock, DEUs accrue on unvested PSUs during the performance period and are paid out upon vesting of such PSUs based on the number of shares actually earned.

2023 Annual Stock Option and RSU Grants. All annual stock options and RSUs granted to NEOs in 2023 vest ratably over a three-year period, starting on the first anniversary of the grant date. The exercise price for all stock option grants equals the closing price of Baxter’s common stock on the grant date.

2021—2023 PSU Performance

In February 2024, the CHC Committee certified the final results for PSU awards granted to NEOs on March 3, 2021 for the performance period of January 1, 2021—December 31, 2023, which vested on February 12, 2024 (the 2021 PSUs). The chart below details the applicable performance metrics, weightings, targets, certified performance results and payout as a percentage of target shares. The payout for performance between the ranges is based on linear interpolation. Performance below threshold would result in a 0% payout for that performance metric, while performance at or above maximum would result in a 200% payout. The CHC Committee did not apply any discretion to adjust the final performance achievement for the 2021 PSUs.

Performance Metric	Weighting
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%
Adjusted ROIC	33-1/3%
Adjusted Net Sales CAGR	33-1/3%

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Result	Payout as a % of Target
Relative TSR against the TSR performance of the companies in the Dow Jones Medical Equipment Index	33-1/3%	35th Percent Rank	50th Percent Rank	80th Percent Rank	27.5th Percent Rank	0%
Adjusted ROIC	33-1/3%	10.0%	12.5%	15.0%	10.9%	68%
Adjusted Net Sales CAGR	33-1/3%	2.9%	4.8%	6.7%	3.4%	65%
	Weighted Payout as a % of Target					44%

1.

The TSR PSUs described in this section are measured for the company and companies in the Dow Jones Medical Equipment Index based on the following formula: average closing stock price over the last twenty consecutive trading days of the performance period end date (December 31, 2023) minus average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period (January 1, 2021) plus reinvested dividends divided by average closing stock price over the last twenty consecutive trading days immediately preceding the commencement of the performance period.

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Considering the performance disclosed above, the table below illustrates the target number of 2021 PSUs and final number of shares earned for each NEO, including the additional earned shares because of DEUs.

NEO	Target # of PSUs	# of Shares Earned

Mr. Almeida	70,010	32,885

Mr. Grade[1]	N/A	N/A

Mr. Saccaro[2]	N/A	N/A

Mr. Stevens	1,750	822

Mr. Franzi[2]	N/A	N/A

Ms. Knight	2,188	1,028

Mr. Sonig[1]	N/A	N/A

Mr. Toth[1]	N/A	N/A

1.	Messrs. Grade, Sonig and Toth joined Baxter after the beginning of the performance cycle.
2.	Messrs. Saccaro and Franzi forfeited their 2021 PSUs in connection with their 2023 departures.

Grants for Interim Roles

In 2023, several senior executive leadership transitions were undertaken and, in some cases, executives served in interim roles. Both the CEO and CHC Committee approved equity grants in connection with interim leadership appointments. These grants reflect the Board’s continued confidence in Baxter’s leaders during a critical transformation period for the company and help ensure stability through the transition process. To that extent, the following awards were approved by the CHC Committee:

•

In connection with Mr. Franzi’s interim leadership of the new Kidney Care segment prior to Mr. Toth’s hire, the CHC Committee approved a $1,000,000 target grant value award consisting of 24,985 RSUs, granted on March 1, 2023 and scheduled to vest 100% on the third anniversary of the grant date. Consistent with the terms of each award at grant, vesting accelerated in connection with Mr. Toth’s appointment and Mr. Franzi’s departure from the company.

•

In connection with Mr. Stevens assuming interim CFO responsibilities due to Mr. Saccaro’s voluntary departure, the CHC Committee approved an RSU grant with a grant date of June 1, 2023 and a target grant value of $250,000, consisting of 5,909 RSUs scheduled to vest in full on the second anniversary of the grant date, in the interest of helping to ensure the stability of the Finance organization during this transition period. Further recognizing the critical role Mr. Stevens would play in the transition of CFO responsibilities to Mr. Grade and in recognition of the critical nature of his continuing role as Chief Accounting Officer, Mr. Stevens received an RSU grant on December 1, 2023 (in connection with Mr. Grade’s appointment) with a $500,000 target grant value consisting of 13,994 RSUs scheduled to vest 100% on the third anniversary of the grant date.

Hiring Grants for New Executives

Both Mr. Toth and Mr. Grade received hiring grants in connections with their offers to join Baxter as replacements for long-term incentives forfeited at their prior companies. The CHC Committee approved the following grants:

•	A $1,000,000 target grant value for Mr. Grade consisting of 27,988 RSUs that vest one-third per year on the first three anniversaries of the grant date.
•

A grant for Mr. Grade in lieu of his annual equity grant, considering senior leadership’s 2023 annual equity grant mix of 50% PSUs, 25% RSUs and 25% stock options, with a target grant value of $3,600,000 consisting of 50,378 PSUs, 25,189 RSUs and 102,273 stock options. Mr. Grade’s RSUs and stock options are scheduled to vest one-third per year on the anniversary of the grant dates, and the PSUs were approved in September 2023, but will vest based on the same performance metrics and on the same schedule as the March 2023 annual PSU grants (following CHC Committee certification after the end of the three-year performance period (December 31, 2025)) in early 2026.

•

A $4,500,000 target value grant for Mr. Toth consisting of 106,358 RSUs that vests one-third per year on the first three anniversaries of the grant date (which grant is subject to accelerated vesting upon the occurrence of certain events, as described in “—Employment Arrangements, Executive Severance Plan and Change in Control Agreements” below).

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Perquisites

Baxter provides a very limited range of perquisites to its NEOs. While Baxter permits limited personal travel on the company aircraft in connection with potential efficiencies associated with such use, all personal aircraft usage for senior executives other than the CEO must be pre-approved by the CEO in accordance with the terms of the company’s aircraft policy. In 2023 and in conjunction with the amendment of his offer letter as described below, the Board granted Mr. Almeida the ability to use the company aircraft, or if unavailable, charter aircraft, for personal use for up to 50 hours each calendar year. Any personal use in excess of the 50 hours each calendar year will be reimbursed by Mr. Almeida pursuant to the Aircraft Time Sharing Agreement in place between Mr. Almeida and the company and based on rates set by the Federal Aviation Regulations.

Additionally, NEOs are eligible for reimbursement of executive physical examinations and related health services.

Retirement and Other Benefits

In general, U.S.-based NEOs (Messrs. Almeida, Grade, Sonig, Stevens and Toth, Ms. Knight, and prior to his departure, Mr. Saccaro) are or were eligible to participate in Baxter’s U.S. tax-qualified Section 401(k) plan (401(k) Plan) on the same terms as all eligible U.S. employees. All eligible employees in the 401(k) Plan are eligible to receive immediately vested 100% matching contributions up to 4% of eligible compensation. Additionally, eligible employees receive an additional non-elective 401(k) Plan employer contribution equal to 3% of eligible compensation.

Mr. Saccaro was a participant in Baxter’s pension and supplemental pension plans due to his employment with Baxter prior to December 31, 2006, at which point these plans were closed to new participants. Since Mr. Saccaro departed and rejoined the company in 2014 before subsequently leaving the company again in 2023, he was not eligible to accrue additional benefits in the company’s pension plans. Messrs. Almeida, Grade, Sonig, Stevens and Toth and Ms. Knight are not eligible to participate in Baxter’s pension plans as each NEO was hired by Baxter after the plans were closed to new participants in 2006. A more detailed discussion of the pension plans is provided below under “Executive Compensation Tables—2023 Pension Benefits.”

Additionally, U.S.-based NEOs (Messrs. Almeida, Grade, Sonig, Stevens and Toth, Ms. Knight, and prior to his departure, Mr. Saccaro) are or were eligible to participate in Baxter’s U.S. nonqualified deferred compensation plan (Deferred Compensation Plan) on the same terms and conditions as eligible U.S. employees, which allows them to accumulate additional retirement savings and tax deferral opportunities beyond the limitations for tax-qualified retirement plans under the Internal Revenue Code of 1986, as amended (the Code). The terms of the Deferred Compensation Plan are more fully described below under “Executive Compensation Tables—2023 Nonqualified Deferred Compensation Plan.”

Prior to his departure, Mr. Franzi participated in a Swiss Baxter-sponsored defined contribution retirement plan, into which Baxter made contributions based on the employee’s age.

Employment Arrangements, Executive Severance Plan and Change in Control Agreements

In July 2023, Mr. Almeida entered into an amended offer letter (Almeida Offer Letter) governing the terms and conditions of his employment. Under the terms of the Almeida Offer Letter (which is now evergreen), Mr. Almeida is entitled to receive two times base salary and target annual incentive and certain health and welfare benefit coverage in the event that his employment with Baxter is terminated by Baxter other than for cause or by Mr. Almeida for good reason before December 31, 2023. In conjunction with the renewal of his offer letter, the Board granted Mr. Almeida the ability to use the company aircraft or, if unavailable, charter aircraft, for personal use of up to 50 hours each calendar year. Any personal use in excess of the 50 hours each calendar year will be reimbursed by Mr. Almeida pursuant to the Aircraft Time Sharing Agreement in place between Mr. Almeida and the company and based on rates set by the Federal Aviation Regulations.

Mr. Toth entered into an offer letter dated as of April 22, 2023 that states with regard to his sign-on cash bonus that in addition to normal provisions of sign-on bonus repayment, he will not be responsible for repayment if: (i) by December 31, 2024, the Kidney Care business does not emerge as a separately publicly traded company; or (ii) in connection with the consummation of the proposed business separation, he is not appointed as Chief Executive Officer of the Kidney Care business.

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Mr. Toth’s offer letter also includes provisions for his new RSU equity grant that provide for its accelerated vesting in full if (i) his employment with Baxter is involuntarily terminated (other than due to the business separation) without cause (ii) by December 31, 2024, the Kidney Care business does not emerge as a separately publicly traded company; or (iii) if in connection with the consummation of the proposed business separation, he is not appointed as Chief Executive Officer of the Kidney Care business.

Mr. Franzi entered into an employment contract, dated as of June 8, 2017, governing the terms and conditions of his employment. Under the contract, Mr. Franzi was entitled to receive 18 months’ base salary and target annual incentive as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement (as discussed below), in the event that his employment with Baxter was terminated by Baxter other than for breach of law, regulation or Baxter policy.

For U.S.-based executives, the company generally executes an offer of employment before an executive joins the company and an offer letter if the executive is promoted. The offer describes the basic terms of the executive’s employment, including his or her start date, title, annual base salary, annual incentive target and long-term incentive equity award target. Stock ownership guidelines and perquisites are also included, if applicable. Except as described herein with respect to Messrs. Almeida, Franzi and Toth, the other NEOs have entered into a standard offer letter with the company, the material terms of which have been described herein.

The company maintains an executive severance plan for all U.S.-based executives (other than the CEO) (Executive Severance Plan), including Messrs. Grade, Sonig, Stevens and Toth and Ms. Knight. Mr. Almeida is excluded since he is covered under the terms and conditions of his amended offer letter. Generally, the Executive Severance Plan provides for certain severance benefits upon an involuntary termination for any reason other than due to death, disability, or for cause equal to 1.5 times the sum of the NEO’s annual base salary and target annual incentive as well as a payment for health and welfare coverage and reimbursement for outplacement services. If within twelve months of an executive’s termination of employment the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement, or it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease.

Beginning in February 2023, each continuing NEO became subject to an executive cash severance policy that limits cash severance benefits to 2.99 times the sum of the NEO’s base salary plus target annual bonus opportunity. Payments cannot exceed this threshold without prior stockholder ratification or approval.

Additionally, each NEO (other than Messrs. Franzi and Saccaro in light of their departures) is a party to a change in control (CIC) agreement, which provides for certain severance payments if Baxter undergoes a CIC and the NEO ceases to be employed. Providing for payments in a CIC situation is consistent with market practice and helps to ensure that if a CIC is in the best interests of the company’s stockholders (as determined by the Board), the NEOs have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances.

For a more detailed discussion of these arrangements, please refer to the information under “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

Additional Compensation Governance

Risk Assessment of Compensation Policies and Practices

With the assistance of the CHC Committee’s independent compensation consultant, the CHC Committee reviewed Baxter’s material compensation policies and practices and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program as well as incentive and commission arrangements below the executive level that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful policies that mitigate risk, such as the stock ownership guidelines and recoupment policies discussed below.

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Stock Ownership Guidelines for Executive Officers

In order to align their long-term economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment. Each of the other NEOs is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer, other than Mr. Stevens who (after giving effect to Mr. Grade’s appointment and Mr. Stevens’ continuing role as a corporate officer of the company) is required to maintain ownership of Baxter common stock valued at a minimum of two times annual base salary as he no longer regularly reports to the CEO.

Neither unvested PSUs for which actual company performance has not been certified, nor unexercised stock options (or any portions thereof) count towards meeting the stock ownership guidelines, whereas unvested RSUs are counted for these purposes.

As of December 31, 2023, each of Messrs. Almeida and Stevens had met his stock ownership requirements. Mr. Franzi and Mr. Saccaro are no longer subject to stock ownership guidelines due to their departures in 2023. Messrs. Grade, Sonig, and Toth and Ms. Knight are not yet subject to this ownership requirement as they have been executive officers with the company for less than five years.

This requirement, like the Mandatory Clawback Policy and Compensation Recoupment Policy discussed below, helps to align the interests of the executive officers with those of the company’s stockholders and help ensure appropriate levels of risk-taking by executive officers.

Prohibitions on Trading; No-Hedging

Pursuant to Baxter’s securities trading policy, all company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide, together with their family members, are prohibited from directly or indirectly participating in certain trading activities with respect to company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:

•	Same-day or short-term trading (i.e., “day trading”) of company stock.
•	Selling company stock that the seller does not own or a sale that is completed by delivery of borrowed company stock (i.e., a “short sale”).
•	Purchasing or holding company securities on margin.
•	Pledging company securities as collateral for a loan.
•

Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in company securities) or similar transactions with respect to company securities.

Prior to effecting most transactions in company securities, certain executive officers, directors and other company employees who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public must first obtain pre-clearance of the transaction from the Corporate Secretary or General Counsel.

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Recoupment Policies; Non-Competition Agreement Clawback

Baxter has a Mandatory Clawback Policy, applicable to executive officers, and a Compensation Recoupment Policy, applicable to all employees, including executive officers (together, the Recoupment Policies). The Mandatory Clawback Policy is consistent with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and corresponding NYSE listing standards and provides for the recoupment of erroneously awarded incentive-based compensation received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including the NEOs, during the three completed fiscal years immediately preceding the date that Baxter is required to prepare an accounting restatement. The Compensation Recoupment Policy applies to all payments under Baxter’s incentive plans as well as all LTI grants (including without limitation all time-based incentive awards) to any person, including executives (including all NEOs). Under the Compensation Recoupment Policy, following any restatement of the company’s financial results or where a participant violates a restrictive covenant contained in any agreement, the Board (with respect to executives (including all NEOs)) or the CEO (with respect to all other persons) will review the facts and circumstances related to the violation and take any actions it deems appropriate under the Compensation Recoupment Policy, including recovery, reduction or forfeiture of all or part of any annual incentive or any previously awarded LTI grant (or to be awarded LTI grant), disciplinary actions and the pursuit of any other remedies. The company made no such recoupments under the Recoupment Policies in 2023.

Additionally, all LTI participants, including the NEOs, are required to execute updated non-competition, non-solicitation and confidentiality agreements (the Non-Competition Agreement). All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, in that case, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

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Executive Compensation Tables

2023 Summary Compensation Table

The following table shows compensation provided to the NEOs for the years indicated below.

Name and Principal Position	Year	Salary ($)[2]	Bonus ($)[3]	Stock Awards ($)[4]	Option Awards ($)[5]	Non-Equity Incentive Plan Compensation ($)[6]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[7]	All Other Compensation ($)[8]	Total
José E. Almeida Chair of the Board, President and Chief Executive Officer	2023	1,300,000	—	7,527,469	2,635,170	2,187,900	—	136,132	13,786,671
	2022	1,300,000	—	8,730,301	2,760,487	675,675	—	121,773	13,588,236
	2021	1,300,000	—	6,476,195	5,443,374	2,364,863	—	50,302	15,634,734
Joel Grade Executive Vice President and Chief Financial Officer	2023	164,384	—	3,636,661	902,897	167,671	—	4,608	4,876,222
James K. Saccaro Former Executive Vice President and Chief Financial Officer	2023	354,628	—	2,463,534	862,417	—	—	25,174	3,705,753
	2022	834,638	—	6,099,090	903,428	267,750	—	102,263	8,207,169
	2021	757,142	—	1,551,519	1,286,620	797,052	—	66,182	4,458,515
Brian C. Stevens Senior Vice President, Chief Accounting Officer & Controller and Former Interim Chief Financial Officer	2023	517,471	350,000	1,142,141	131,756	344,097	—	43,836	2,529,301
Cristiano Franzi[1] Former Senior Vice President and President, EMEA	2023	525,373	—	2,674,998	598,904	455,498	—	2,630,134	6,884,907
	2022	824,415	—	3,263,287	690,122	310,475	—	169,217	5,257,516
	2021	809,079	—	1,412,782	1,237,135	782,424	—	165,946	4,407,366
Heather Knight Executive Vice President and Group President, Medical Products & Therapies	2023	791,507	—	2,395,122	838,466	771,091	—	64,057	4,860,243
Alok Sonig Executive Vice President and Group President, Pharmaceuticals	2023	725,000	—	1,710,802	598,904	794,568	—	36,759	3,866,033
Christopher Toth Executive Vice President and Group President, Kidney Care	2023	586,301	3,200,000	4,385,140	—	730,238	—	738,636	9,640,315

1.

The 2023 amounts reported in this table for Mr. Franzi that are paid in CHF have been converted to USD using the December 31, 2023 exchange rate (1 CHF = 1.188 USD). The 2022 amounts reported in this table for Mr. Franzi were converted to USD using the December 31, 2022 exchange rate (1 CHF = 1.0827 USD). The 2021 amounts reported in this table for Mr. Franzi were converted using the December 31, 2021 exchange rate (1 CHF = 1.0925 USD).

2.

Amounts shown in this column represent base salary actually earned in the applicable year. For additional information regarding each NEO’s salary for 2023, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary—2023 Actions.” For Mr. Saccaro, $5,312.50 of the amount shown for 2023 represents accrued but unused paid time off which was paid due to his departure in May 2023.

3.

Amounts shown for 2023 represent (i) for Mr. Stevens, a monthly cash bonus of $50,000 per month paid in arrears for each month of service as Interim CFO (from June 2023 through December 2023) and (ii) for Mr. Toth, a $3,200,000 cash sign-on bonus in connection with his hiring, to compensate Mr. Toth for a portion of equity due to vest in the near term, as well as loss of bonus with his former employer, and increased costs due to his work location in Deerfield, Illinois prior to his permanent relocation to the proposed Kidney Care business headquarters. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Arrangements, Executive Severance Plan and Change in Control Agreements” for additional information regarding Mr. Toth’s sign-on bonus.

4.

Amounts shown for 2023 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2023 and the grant date fair value of RSUs granted in 2023. Amounts shown for 2022 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2022. Amounts shown for 2021 represent the grant date fair value of TSR PSUs, Adjusted ROIC PSUs and Adjusted Net Sales CAGR PSUs granted in 2021, and Adjusted Operating Margin grants deemed granted that pertain to annual PSU grants made in 2019. PSU awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 9 to the

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Consolidated Financial Statements included in the 2023 Form 10-K for a discussion of how grant date fair value of PSU awards were calculated. DEUs accrue on the unvested PSUs included in this table but are paid only if the underlying awards vest. The grant date fair value for the maximum performance of the PSUs granted in 2023 is as follows: $8,411,357 for Mr. Almeida; $2,752,774 for Mr. Saccaro; $210,286 for Mr. Stevens; $2,920,610 for Mr. Grade; $1,911,726 for Mr. Franzi; $2,676,354 for Ms. Knight; and $1,911,726 for Mr. Sonig. For further information on these awards, see the “—2023 Grants of Plan-Based Awards” table.
5.

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 9 to the Consolidated Financial Statements included in the 2023 Form 10-K. For further information on these awards, see the “—2023 Grants of Plan-Based Awards” table.

6.

Amounts shown in this column represent annual incentives paid for performance in the applicable year. The methodology applied in determining the annual incentive amounts earned by the NEOs is discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan.” For 2023, Mr. Saccaro received no annual incentive award as he resigned in May 2023.

7.

The amounts shown in this column represent the aggregate of the increase in actuarial values of the NEO’s benefits under the company’s pension plan and supplemental pension plan. For 2023, due to Mr. Saccaro’s termination and commencement of his Supplemental Pension Plan benefit, there is a decrease in the actuarial value of Mr. Saccaro’s benefits under the company’s Pension Plan and Supplemental Pension Plan of $255,462. Note that no value is shown for the decrease in present value on the Summary Compensation Table. Although a participant in the pension plans, Mr. Saccaro was not eligible to accrue additional benefits under the pension plans. None of Messrs. Almeida, Franzi, Grade, Sonig, Stevens and Toth and Ms. Knight are or were eligible to participate in the pension plans. For more information on these pension benefits, see the “ —2023 Pension Benefits” table below.

8.

Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the NEOs in the United States and supplemental health insurance payments for Mr. Franzi; (ii) a company paid car allowance, child education allowance and a termination payment made to Mr. Franzi pursuant to his July 2023 termination; (iii) contributions made by the company to the 401(k) Plan for Messrs. Almeida, Saccaro, Sonig, Stevens and Toth and Ms. Knight, and Swiss retirement plan contributions for Mr. Franzi; and (iv) contributions made by the company to the Deferred Compensation Plan for Messrs. Saccaro, Stevens, and Ms. Knight. Deferred Compensation Plan and 401(k) Plan contributions on behalf of Messrs. Almeida, Sonig, Stevens and Toth and Ms. Knight include an additional employer contribution equal to 3% of eligible compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. Mr. Grade only received the additional 3% employer contribution to his 401 (k) Plan as he did not participate in the Deferred Compensation plan in 2023. This additional employer contribution is made to all eligible U.S. employees and attributable to 2023 but credited to accounts in February 2024. Mr. Toth also received $701,836 in relocation benefits (and $10,274 in additional related gross up benefits) related to the sale of his home and relocation to Deerfield, Illinois in order to stabilize his role in preparation of the proposed separation of the Kidney Care business segment.

The following table quantifies the amounts paid to each NEO in 2023 for the components discussed above that exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO:

	Personal Aircraft Usage Allowance ($)	Retirement Plan Contributions ($)	Deferred Compensation Contributions ($)	Relocation Benefits ($)	Termination Payment ($)
Mr. Almeida	62,508	23,100	49,370	—	—
Mr. Grade	—	4,431	—	—	—
Mr. Saccaro	—	13,200	11,607	—	—
Mr. Stevens	—	23,100	20,268	—	—
Mr. Franzi	—	89,656	—	—	2,521,976
Ms. Knight	—	23,100	40,291	—	—
Mr. Sonig	—	23,100	13,015	—	—
Mr. Toth	—	18,946	7,062	701,836	—

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62	Executive Compensation

2023 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards to NEOs in 2023.

Name	Grant Date	CHC Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Almeida

Annual Incentive(4)			0	2,145,000	5,362,500

RSU Grant	3/1/2023	2/13/2023							67,884			2,651,549

Stock Option Grant	3/1/2023	2/13/2023								281,445	39.06	2,635,170

2023 PSU Grant(5)	3/1/2023	2/13/2023				67,885	135,769	271,538				4,875,920

Mr. Grade

Annual Incentive(4)			0	164,384	410,959

RSU Grant #1(7)	12/1/2023	9/19/2023							25,189			920,658

RSU Grant #2(7)	12/1/2023	9/19/2023							27,988			1,022,961

Stock Option Grant	12/1/2023	9/19/2023								102,273	36.55	902,897

2023 PSU Grant(5)	12/1/2023	9/19/2023				25,190	50,378	100,756				1,693,042

Mr. Saccaro

Annual Incentive(4)			0	850,000	2,125,000

RSU Grant	3/1/2023	2/13/2023							22,217			867,796

Stock Option Grant	3/1/2023	2/13/2023								92,109	39.06	862,417

2023 PSU Grant(4)	3/1/2023	2/13/2023				22,218	44,433	88,866				1,595,738

Mr. Stevens

Annual Incentive(4)			0	337,350	843,375

RSU Grant #1	3/1/2023	2/13/2023							6,788			265,139

RSU Grant #2(6)	6/1/2023	5/6/2023							5,909			243,628

RSU Grant #3(6)	12/1/2023	10/11/2023							13,994			511,481

Stock Option Grant	3/1/2023	2/13/2023								14,072	39.06	131,756

2023 PSU Grant(5)	3/1/2023	2/13/2023				1,698	3,394	6,788				121,893

Mr. Franzi

Annual Incentive(4)			0	446,567	1,116,417

RSU Grant #1	3/1/2023	2/13/2023							15,428			602,618

RSU Grant #2(6)	3/1/2023	2/13/2023							24,685			964,196

Stock Option Grant	3/1/2023	2/13/2023								63,965	39.06	598,904

2023 PSU Grant(5)	3/1/2023	2/13/2023				15,429	30,857	61,714				1,108,184

Ms. Knight

Annual Incentive(4)			0	787,068	1,967,671

RSU Grant	3/1/2023	2/13/2023							21,600			843,696

Stock Option Grant	3/1/2023	2/13/2023								89,551	39.06	838,466

2023 PSU Grant(5)	3/1/2023	2/13/2023				21,600	43,199	86,398				1,551,426

Mr. Sonig

Annual Incentive(4)			0	640,781	1,601,952

RSU Grant	3/1/2023	2/13/2023							15,428			602,618

Stock Option Grant	3/1/2023	2/13/2023								63,965	39.06	598,904

2023 PSU Grant(5)	3/1/2023	2/13/2023				15,429	30,857	61,714				1,108,184

Mr. Toth

Annual Incentive(4)			0	732,877	1,832,192

RSU Grant(7)	6/1/2023	4/21/2023							106,358			4,385,140

1.

All stock option awards made in 2023 are non-qualified stock options. Stock options and RSUs vest ratably (33-1/3% per year) over the three-year vesting period beginning on the grant date, except for Mr. Stevens’s RSU Grant #2 which is scheduled to vest 100% on the second anniversary of the grant date, Mr. Stevens’s RSU Grant #3 is scheduled to vest 100% on the third anniversary of the grant date and Mr. Franzi’s RSU Grant #2, which vested in full upon his involuntary termination in July 2023.

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2.	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
3.	The amounts in this column represent the grant date fair value, as determined in accordance with FASB ASC Topic 718.
4.

The amounts shown represent award opportunities under Baxter’s 2023 annual incentive at threshold, target and maximum payouts incorporating both financial and individual performance. The threshold, target and maximum incentive opportunity for financial performance is 50% of target, 100% of target and 200% of target, respectively. The financial performance is multiplied by an NEO’s individual performance assessment, which ranges between 0%—125% and is based as an initial matter on the company’s performance versus key 2023 strategic priorities, including various ESG measures. Pursuant to Mr. Grade’s offer letter, his 2023 target annual incentive is prorated based on the number of days he worked for Baxter in 2023 (75 days). Pursuant to Mr. Toth’s offer letter, his 2023 target annual incentive is prorated based on the number of days he worked for Baxter in 2023 (214 days). Mr. Franzi’s annual incentive opportunity has been converted from CHF to USD using the December 31, 2023 exchange rate (1 CHF = 1.188 USD) and is prorated based on the number of days worked for Baxter in 2023 (211 days). Ms. Knight’s 2023 target annual incentive is prorated based on the number of days spent at her prior annual incentive target (59 days) and the number of days spent at her annual incentive target in connection with her appointment as Executive Vice President and Group President, Medical Products and Therapies (306 days). Mr. Sonig’s 2023 target annual incentive is prorated based on the number of days spent at his prior annual incentive target (59 days) and the number of days spent at his annual incentive target in connection with his appointment as Executive Vice President and Group President, Pharmaceuticals (306 days). The actual annual incentive paid to each NEO for 2023 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

5.

PSUs will be paid out in shares of Baxter common stock based on performance against Relative TSR, Adjusted ROIC and Adjusted Net Sales CAGR metrics during the three-year performance period ending on December 31, 2025. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—2023 Annual LTI Grants—2023 Annual PSU Grants”.

6.

Messrs. Stevens and Franzi each received RSU grants in 2023 for their interim leadership positions. For more information on these RSU grants, please see “Compensation Discussion and Analysis—Long-Term Incentive Plan—Grants for Interim Roles”.

7.

Messrs. Grade and Toth each received grants in 2023 in connection with joining Baxter: Mr. Grade received a stock option grant, an RSU grant (referred to as RSU Grant #1 in the table above) and a PSU grant, representative of his annual equity grant mix, and a sign-on RSU grant (referred to as RSU Grant #2 in the table above) that was provided as a replacement of equity that was due to vest from his former employer. His stock options, RSU Grant #1 and RSU Grant #2 are scheduled to vest ratably over three years. The PSU grant was approved in October 2023, but its performance period, metrics and targets are the same as the 2023 annual PSU grants described above. Mr. Toth received an RSU grant that was provided as a replacement of lost long-term incentive opportunities at his prior employer. This RSU grant is scheduled to vest ratably over three years, subject to certain accelerated vesting conditions. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Arrangements, Executive Severance Plan and Change in Control Agreements” for additional information regarding Mr. Toth’s RSU grant.

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64	Executive Compensation

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes equity awards outstanding for the NEOs as of December 31, 2023.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]

Mr. Almeida	10/28/2015	720,000		37.25	10/28/2025

	3/2/2017	534,759		50.77	3/2/2027

	3/1/2018	373,435		66.31	3/1/2028

	2/28/2019	342,933		74.73	2/28/2029

	3/20/2020	381,437		75.75	3/20/2030

	3/3/2021	232,322	116,161	77.15	3/3/2031

	3/2/2022	50,532	101,064	85.23	3/2/2032

	3/1/2023		281,445	39.06	3/1/2033

	3/2/2022					22,615	874,307

	3/1/2023					68,855	2,661,938

	3/3/2021							32,641	1,261,914

	3/2/2022							33,922	1,311,420

	3/1/2023							137,711	5,323,916

Mr. Grade	12/1/2023		102,273	36.55	12/1/2033

	12/1/2023					27,988	1,082,016

	12/1/2023					25,189	973,807
	12/1/2023							50,378	1,947,613

Mr. Saccaro[6]	—	—	—	—	—	—	—	—	—

Mr. Stevens	12/3/2018	70,000		69.20	12/3/2028

	2/28/2019	17,147		74.73	2/28/2029

	3/20/2020	15,893		75.75	3/20/2030

	3/3/2021	11,616	5,808	77.15	3/3/2031

	3/2/2022	2,756	5,513	85.23	3/2/2032

	3/1/2023		14,072	39.06	3/1/2033

	3/3/2021					614	23,744

	3/2/2022					2,467	95,372

	3/2/2022					9,252	357,664

	3/1/2023					6,885	266,178

	6/1/2023					5,994	231,710

	12/1/2023					13,994	541,008

	3/3/2021							816	31,553

	3/2/2022							925	35,774

	3/1/2023							3,443	133,089

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	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3,4,5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3,4,5]

Mr. Franzi[6]	—	—	—	—	—	—	—	—	—

Ms. Knight	2/28/2019	18,861		74.73	2/28/2029

	3/1/2019	20,000		75.84	3/1/2029

	3/20/2020	20,979		75.75	3/20/2030

	3/3/2021	14,520	7,260	77.15	3/3/2031

	3/2/2022	8,269	16,538	85.23	3/2/2032

	3/1/2023		89,551	39.06	3/1/2033

	12/1/2021					13,224	511,239

	3/3/2021					768	29,679

	3/2/2022					7,402	286,155

	3/1/2023					21,909	847,002

	3/3/2021							1,020	39,447

	3/2/2022							2,776	107,303

	3/1/2023							43,817	1,693,964

Mr. Sonig	9/1/2022	8,534	17,070	56.76	9/1/2032

	3/1/2023		63,965	39.06	3/1/2033

	9/1/2022					12,123	468,687

	3/1/2023					15,649	604,979

	3/1/2023							31,298	1,209,997

Mr. Toth	6/1/2023					107,879	4,170,621

1.

The chart below represents stock options scheduled to vest as follows (as of December 31, 2023). All of the unvested stock options for each of Mr. Saccaro and Franzi were cancelled effective with his departure in 2023.

Name	March 2024	September 2024	December 2024	March 2025	September 2025	December 2025	March 2026	December 2026	Totals

Mr. Almeida	260,508	—	—	144,347	—	—	93,815	—	498,670

Mr. Grade	—	—	34,091	—	—	34,091	—	34,091	102,273

Mr. Saccaro	—	—	—	—	—	—	—	—	—

Mr. Stevens	13,254	—	—	7,448	—	—	4,691	—	25,393

Mr. Franzi	—	—	—	—	—	—	—	—	—

Ms. Knight	45,379	—	—	38,119	—	—	29,851	—	113,349

Mr. Sonig	21,321	8,535	—	21,322	8,535	—	21,322	—	81,035

Mr. Toth	—	—	—	—	—	—	—	—	—

2.

The amounts in this column represent unvested RSU awards. Amounts shown in this column also include DEUs accrued on the unvested RSUs. The market value is based on the closing price of Baxter common stock on December 29, 2023 ($38.66). These RSUs are scheduled to vest as follows (as of December 31, 2023 and excluding DEUs accrued on the unvested RSUs), except for each of Mr. Saccaro and Franzi, which were cancelled in connection with his departure in 2023.

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66	Executive Compensation

Name	March 2024	June 2024	September 2024	December 2024	March 2025	June 2025	September 2025	December 2025	March 2026	June 2026	December 2026	Totals

Mr. Almeida	33,528	—	—	—	33,528	—	—	—	22,628	—	—	89,684

Mr. Grade	—	—	—	17,725	—	—	—	17,725	—	—	17,727	53,177

Mr. Saccaro	—	—	—	—	—	—	—	—	—	—	—	—

Mr. Stevens	4,035	—	—	—	12,370	5,909	—	—	2,263	—	13,994	38,571

Mr. Franzi	—	—	—	—	—	—	—	—	—	—	—	—

Ms. Knight	11,497	—	—	12,702	10,768	—	—	—	7,200	—	—	42,167

Mr. Sonig	5,142	—	5,869	—	5,143	—	5,869	—	5,143	—	—	27,166

Mr. Toth	—	35,452	—	—	—	35,453	—	—	—	35,453	—	106,358

3.

For the grants made on March 3, 2021, amounts represent the actual number and value of shares of common stock that an NEO will receive under the 2021 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2023. The final payout under the 2021 PSUs was approximately 44% of target, which is reflected in the number above and vested following CHC Committee certification in February 2024. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 29, 2023 ($38.66).

4.

For the grants made on March 2, 2022, amounts represent the threshold number and value of shares of common stock that an NEO would receive under the 2022 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2023. The 2022 PSUs are scheduled to vest following CHC Committee certification after the end of the three-year performance period (December 31, 2024) in early 2025. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 29, 2023 ($38.66).

5.

For the grants made on March 1, 2023 and December 1, 2023, amounts represent the target number and value of shares of common stock that an NEO would receive under the 2023 PSU grant based on performance of Relative TSR, Adjusted ROIC and Adjusted Net Sales and related DEUs, as of December 31, 2023. The 2023 PSUs are scheduled to vest following CHC Committee certification after the end of the three-year performance period (December 31, 2025) in early 2026. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 29, 2023 ($38.66).

6.	Due to Messrs. Saccaro’s and Franzi’s departures during 2023, all outstanding RSUs and PSUs were forfeited and all outstanding options were cancelled as of December 31, 2023.

2023 Option Exercises and Stock Vested

The following table sets forth stock options exercised and RSUs and PSUs that vested in 2023 for the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]

Mr. Almeida	—	—	42,111	1,695,771

Mr. Grade	—	—	—	—

Mr. Saccaro	437,753	2,431,321	6,985	279,704

Mr. Stevens	—	—	3,003	118,958

Mr. Franzi	—	—	32,786	1,442,931

Ms. Knight	—	—	5,950	235,696

Mr. Sonig	—	—	6,014	244,165

Mr. Toth	—	—	—	—

1.	Amounts represent the aggregate dollar amount realized upon the exercise of stock options.

2.	Amounts represent the market value of Baxter RSU and PSUs (and related DEUs), as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

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2023 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mr. Almeida	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Grade	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Saccaro	Pension Plan	11	273,581	—

	Supplemental Pension Plan	11	349,384	13,451

Mr. Stevens	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Franzi	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Ms. Knight	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Sonig	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Toth	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

1.

The amounts in this column have been determined by using pensionable earnings and benefit service through 2023. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Grade, Stevens, Franzi, Sonig and Toth and Ms. Knight are not eligible to receive any pension benefits. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value

Discount Rate	5.16% for supplemental pension plan benefits and 5.21% for pension plan benefits

Postretirement Mortality	Pri-2012 mortality table with projected mortality improvements

Termination/Disability	None assumed

Retirement Age	Age 65

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 13 to the Consolidated Financial Statements included in the 2023 Form 10-K for more information on those assumptions.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the eligible earnings considered in determining the pension includes base salary and annual incentives. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits. Effective December 31, 2022, the pension plan was frozen. The accrued benefit payable as of an employee’s normal retirement date was frozen and no additional years of benefit service, changes in final average pay, or estimated Social Security benefit will be included in the calculation of the accrued benefit after December 31, 2022.

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Baxter’s supplemental pension plan is offered to all employees eligible to participate in the qualified pension plan whose benefit is limited under certain provisions of the Code applicable to highly compensated employees. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. Deferred salary and annual incentive amounts that may not be included under the pension plan are included in the supplemental plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date (including Mr. Saccaro prior to his 2023 departure) are not eligible to participate in or receive additional benefits under the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of eligible compensation in the 401(k) Plan (and Deferred Compensation Plan if eligible compensation exceeds the compensation that can be taken into account under the 401(k) Plan).

2023 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in 2023 ($)[1]	Registrant Contributions in 2023 ($)[2]	Aggregate Earnings in 2023 ($)[3]	Aggregate Balance at December 31, 2023 ($)[4,5]

Mr. Almeida	—	49,370	124,770	883,391

Mr. Grade	—	—	—	—

Mr. Saccaro	28,342	11,607	206,475	1,936,437

Mr. Stevens	24,595	20,472	72,098	406,183

Mr. Franzi	—	—	—	—

Ms. Knight	118,475	41,657	90,297	597,190

Mr. Sonig	—	13,015	36	1,761

Mr. Toth	—	7,062	—	—

1.	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
2.

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2023 and credited to accounts in February 2024.

3.

Amounts in this column are not included in the Summary Compensation Table as the Deferred Compensation Plan provides participants with a subset of investment elections available to all eligible employees under the 401(k) Plan.

4.	Amounts in this column exclude company non-matching contributions attributable to 2023 but not credited to participant accounts as of December 31, 2023.
5.	The aggregate balance includes amounts previously reported as compensation for the NEOs in the Summary Compensation Table for prior years, which are as follows:

Name	Amount Previously Reported ($)

Mr. Almeida	657,255

Mr. Saccaro	1,438,921

Mr. Franzi	—

A participant in the Deferred Compensation Plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible annual incentive) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For NEOs, eligible compensation under the Deferred Compensation Plan includes base salary and any annual incentive. Participants in the Deferred Compensation Plan may select from a subset of investment elections available to all eligible employees under the 401(k) Plan, which are described in greater detail below. Amounts in a participant’s account are adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections daily. Baxter is also required to match contributions to the Deferred Compensation Plan up to 4% of a participant’s eligible compensation in the same manner as

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under the 401(k) Plan. Any participant who either was hired or rehired after December 31, 2006 (including Mr. Saccaro prior to his 2023 departure), or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in the 401(k) Plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under the 401(k) Plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

The table below lists the available investment options under the Deferred Compensation Plan and their annual return as of December 31, 2023.

Name of Fund	Annual Rate of Return as of December 31, 2023

Stable Income Fund	2.42%

S&P 500 Equity Index Fund	26.19%

International EAFE Fund	18.10%

Extended Equity Market Index Fund	24.99%

Potential Payments Upon Termination or Following a Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC event. All information described in this section is presented as if the triggering events took place on December 29, 2023.

Mr. Almeida’s Amended Offer Letter

In July 2023, Mr. Almeida entered into the Almeida Offer Letter (as described above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Arrangements, Executive Severance Plan and Change in Control Agreements”). Mr. Almeida will continue to serve as Chair, President and CEO. The CEO Amended Offer Letter provides for Mr. Almeida’s annual base salary, target annual incentive and target LTI opportunity, which amounts are subject to adjustment by the independent members of the Board in accordance with the terms of the CEO Amended Offer Letter. He remains eligible to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives of the company, such as health, disability, insurance and retirement benefits.

The CEO Amended Offer Letter also continues to provide Mr. Almeida with the right to receive cash severance equal to two times base salary and target annual incentive in the event of an involuntary termination without cause or termination with good reason. Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days): assignment of any duties inconsistent with the executive status as a senior executive officer of the company; material reduction in annual base salary; material change in the location of the executive’s principal place of employment greater than 50 miles; failure to pay any portion of current compensation or nonqualified deferred compensation; or any material breach of the CEO Amended Offer Letter.

In addition, beginning with Mr. Almeida’s 2020 annual LTI grant and for all subsequent annual LTI grants, Mr. Almeida became eligible to receive retirement treatment when as he attained 60 years of age (as opposed to 65 years of age), which benefit provides for continued vesting of his stock option, RSU and PSU grants and a longer period of time to exercise his outstanding stock options.

Mr. Almeida, like the other NEOs, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

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Mr. Franzi’s Employment Contract

On June 8, 2017, the company entered into an employment contract with Mr. Franzi effective as of September 1, 2017 (Franzi Employment Contract) that provided for, among other things, base salary, target annual incentive opportunity and benefits in accordance with his employment in Switzerland. Under the Franzi Employment Contract (as described above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Arrangements, Executive Severance Plan and Change in Control Agreements”), he also had the right to receive cash severance equal to 18 months’ base salary and target annual incentive, reduced by any severance benefit payable under any applicable plan, including his CIC agreement, in the event that his employment is terminated by the company other than for breach of law, regulation or company policy. Mr. Franzi, like the other NEOs, was also eligible for certain payments in the event of his termination for good reason or termination without cause following a CIC, which is described in greater detail below.

Mr. Toth’s Offer Letter

Mr. Toth entered into an offer letter dated as of April 22, 2023 that included provisions for his new RSU grant that would trigger accelerated vesting in full if (i) his employment with Baxter is involuntarily terminated (other than due to the proposed business separation) without cause (ii) by December 31, 2024, the proposed separation of the Kidney Care business into a separate publicly traded company does not occur; or (iii) if in connection with the consummation of the business separation, he is not appointed as Chief Executive Officer of the Kidney Care business. It also provides that he would not be required to repay all or a portion of his sign on cash bonus (depending on the timing of any such termination) in the event he were to be involuntary terminated within 24 months of his start date upon the occurrence of the events described in the prior sentence.

Executive Severance Plan

The company maintains an Executive Severance Plan, which covers all U.S.-based executives, presidents and vice presidents, including Messrs. Grade, Stevens, Sonig and Toth and Ms. Knight, but not Messrs. Almeida and Franzi. Mr. Saccaro, as a former employee of the company, is no longer covered by the Executive Severance Plan. Prior to his departure, Mr. Franzi was subject to the terms and conditions of the Franzi Employment Contract. Mr. Almeida is subject to the terms and conditions of the CEO Amended Offer Letter. Mr. Toth is also subject to the terms of his April 2023 offer letter.

The Executive Severance Plan provides for various severance payments upon an involuntary termination for any reason other than due to death, disability, or for cause. Cause means the willful and continued failure to substantially perform the executive’s duties that has not been cured within 30 days or the willful engaging by the executive in conduct which is demonstrably and materially injurious to the company or its subsidiaries, monetarily or otherwise. Upon a qualifying involuntary termination, Messrs. Stevens, Grade, Toth, Sonig and Ms. Knight are entitled to the following:

•	a cash payment generally equal to 1.5x (1x for Mr. Stevens) the aggregate amount of the executive’s annual base salary and target annual incentive for the year in which termination occurs;
•

if the executive terminates July 1 or later, a prorated annual incentive determined using the number of days worked in the calendar year based on actual company performance and target individual performance;

•	a lump-sum cash payment equivalent to 18 months (12 months for Mr. Stevens) of employer benefits costs (if enrolled at the time of termination); and
•	outplacement expense reimbursement in an amount not to exceed $35,000 ($20,000 for Mr. Stevens).

Certain of the aforementioned benefits are different for Mr. Stevens as he did not report to the CEO as of December 31, 2023 and does not currently report to the CEO, after giving effect to Mr. Grade’s appointment.

All benefits under the Executive Severance Plan are reduced by any amount paid or provided to an executive under any other applicable plan or arrangement providing for a payment upon a termination of employment, including but not limited to, statutory severance or other termination pay arrangements, any CIC payments, or payments associated with individual employment or retention agreements, but not including payments associated with any LTI grants.

Additionally, if within twelve months of an executive’s termination of employment: (i) the executive violates any obligations under an employment agreement, restrictive covenant or similar agreement; or (ii) it is determined that the executive could have been terminated for cause, then the executive will be required to repay all amounts received and future payments will cease. All payments and other

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benefits under the Executive Severance Plan are subject to the timely execution of a general release of claims in favor of the company and the expiration of the period of revocation for such release.

LTI Grants

LTI grants to the NEOs are governed by the terms and conditions and applicable plan, which are the Baxter International Inc. 2011 Incentive Plan, Baxter International Inc. 2015 Incentive Plan and Baxter International Inc. 2021 Incentive Plan (which is to be amended and restated in connection with Proposal 4). The table below outlines the vesting treatment of LTI grants upon various scenarios under both plans.

Scenario	Vesting Treatment	Definitions

Death or Disability

Stock Options

All unvested stock options vest upon death or Disability with a participant having the lesser of five years from the death or Disability date, or ten years from the grant date to exercise.

RSUs

All unvested RSUs vest upon death or Disability.

PSUs

All unvested PSUs vest upon death or Disability based on target company performance.

Disability means (i) as defined in any employment, consulting or similar agreement; or (ii) in the absence of any such employment, consulting or similar agreement, a condition entitling the participant to receive benefits under a long-term disability plan of the company in which such participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the participant by reason of illness or accident to perform the duties of the occupation at which the participant was employed or served when such disability commenced.

Voluntary or Involuntary Termination

Stock Options

All unvested stock options forfeit upon a voluntary or involuntary termination with a participant having the lesser of 90 days, or ten years from the grant date to exercise. However, if a participant is “retirement eligible,” then all stock options granted in years prior to the year of termination vest on their original vesting dates and stock options granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates. Retirement eligible participants have the lesser of five years from the termination date, or ten years from the grant date to exercise.

RSUs

Except with respect to Mr. Toth’s onboarding RSU award, all unvested RSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all RSUs granted in years prior to the year of termination vest on their original vesting dates and RSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest on their original vesting dates.

To qualify as retirement eligible, a participant must terminate employment (for any reason other than disability, death or for cause) at a time when the participant is 55 years of age or older with at least 10 years of continuous service, or 65 years of age with no consideration for service.

As of December 31, 2023, Mr. Almeida is the only NEO who is retirement eligible, based on the terms of his July 2023 Amended Offer Letter.

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Scenario	Vesting Treatment	Definitions

PSUs

All unvested PSUs forfeit upon a voluntary or involuntary termination. However, if a participant is “retirement eligible,” then all PSUs granted in years prior to the year of termination vest upon certification of the performance results and PSUs granted in the year of termination are prorated based on the number of months worked in the year of termination and vest upon certification of the performance results. In all cases, PSUs are subject to actual company performance for the full performance period.

Qualifying Termination Following a CIC

Stock Options

All unvested stock options immediately vest upon a “qualifying termination” within 24 months following a CIC (unless the stock options are not assumed in the transaction).

RSUs

All unvested RSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless RSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction).

PSUs

All unvested PSUs immediately vest upon a “qualifying termination” within 24 months following a CIC (unless PSUs are not assumed in the transaction, in which case they will vest on the closing of the transaction). The PSUs vest assuming target company performance.

A qualifying termination includes an involuntary termination of employment for any reason other than death, disability or cause or termination for good reason (as defined in the CIC Agreement).

CIC or change in control is defined as (i) the acquisition by any person of more than 30% of company common stock; (ii) individuals who, on the grant date, constitute the Board cease for any reason to constitute at least a majority of the Board unless the appointment is approved by 2/3 of the Board; (iii) a merger or consolidation of the company; or (iv) the sale, transfer or other disposition of all or substantially all company assets.

As described above under “Compensation Discussion and Analysis—Additional Compensation Governance—Recoupment Policies; Non-Competition Agreement Clawback”, all LTI participants, including the NEOs, are required to execute a Non-Competition Agreement. All LTI participants who execute a Non-Competition Agreement, including the NEOs, are subject to a clawback provision in the event a participant violates the terms of the Non-Competition Agreement following a termination of employment for any reason. In the event of any such violation, all unvested LTI grants (including grants that would otherwise have vested if the participant were retirement eligible) are immediately forfeited. Additionally, all LTI grants that vested or became exercisable within the 12 months prior to the termination date that have not otherwise been sold or exercised are cancelled and the shares returned to the company and any gain from the sale or exercise of any LTI grant that vested within 12 months prior to the termination date is subject to repayment.

Change in Control Agreements

In September 2020, Mr. Almeida entered into a new CIC agreement and Messrs. Saccaro and Stevens entered into an amended and restated CIC agreement (CIC Agreement) that provides for certain payments (as described below) in the event Baxter undergoes a CIC and the NEO is terminated by the company (other than for cause or as a result of death or Disability (as defined in the CIC Agreement)) or the NEO terminates employment for good reason during the term (which generally lasts two years and automatically extends each year unless applicable notice is provided). Good reason means a voluntary termination within 180 days of the occurrence of any of the following events (provided notification is given to the company within 90 days and the company fails to cure such event within 30 days):

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assignment of any duties inconsistent with the executive status as a senior executive officer of the company, material reduction in annual base salary, material change in the location of the executive’s principal place of employment greater than 50 miles, failure to pay any portion of current compensation or nonqualified deferred compensation, or any material breach of the CIC Agreement.

In July 2020, the company amended its form of change in control agreement (on a go forward basis) to provide reduced change in control benefits with respect to lump sum cash payments, the term of continued health and welfare coverage and the value of outplacement services that may be delivered consistent with the CHC Committee’s evaluation of evolving market trends. Mr. Grade entered into this amended form of agreement in connection with his hiring and Ms. Knight and Mr. Sonig entered into this amended form of agreement in connection with their officer appointments. Mr. Toth entered into a modified version of this form of agreement in connection with his hiring, consistent with the terms of certain restrictive covenants contained in his prior employment agreement.

Upon a qualifying involuntary termination following a CIC, the NEOs are entitled to the following:

NEO	Lump Sum Cash Payment Equal to:	Prorated Annual Incentive for the Year of Termination:	Retirement and Savings Plan Accruals Lump Sum Cash Payment Equal to:	Continued Health and Welfare Benefit Coverage Equal to:	Outplacement Services Not to Exceed:

Mr. Almeida	2x annual salary and target annual incentive	Eligible	Not Eligible	Two Years	$50,000
Mr. Saccaro[1]			Two Years
Mr. Franzi[1]			Not Eligible	Two Years
Mr. Stevens	1.5x annual salary and target annual incentive		Eighteen Months	Two Years	$35,000
Mr. Grade			Not Eligible	Eighteen Months
Mr. Sonig
Ms. Knight
Mr. Toth

1.	The amounts set forth in this table for Messrs. Saccaro and Franzi represent benefits to which each was entitled prior his departure in 2023.

Additionally, the CIC Agreement provides that payments may be reduced to avoid excise taxes imposed under Section 280G and Section 4999 of the Code if the after-tax benefit to the NEO would be greater than outright paying the excise taxes. In all cases, no CIC Agreement provides any NEO with a gross-up payment to cover potential excise taxes that may be payable in connection with a CIC.

In consideration for the benefits provided under the CIC Agreement, each NEO agrees to be bound to non-competition and non-solicitation covenants as well as a perpetual non-disparagement covenant for two years (for Mr. Almeida) or 18 months (for Messrs. Grade, Stevens, Sonig and Toth and Ms. Knight) from the date of a qualifying termination. Prior to their 2023 departures, Messrs. Saccaro and Franzi would have been subject to related restrictions for two years (for Mr. Saccaro) or 18 months (for Mr. Franzi) from the date of a qualifying termination. Also, each NEO is required to execute a customary release of claims in favor of the company.

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The following chart illustrates payments and benefits the NEOs would have received upon the occurrence of various separation scenarios, including a qualifying termination within two years following a CIC, an involuntary termination without cause and death or disability, in each case, assuming such event occurred as of December 29, 2023. In the event that an NEO is involuntarily terminated with cause or voluntarily terminates for good reason (except for Mr. Almeida and other than in connection with a CIC), the executive would not be entitled to receive any severance payments or LTI vesting. Under the CEO Amended Offer Letter, Mr. Almeida is entitled to receive certain severance payments in the event of his termination for good reason outside of a CIC. Other than with respect to the occurrence of certain events for Mr. Toth in accordance with the terms of his offer letter (in the event the proposed Kidney Care separation does not result in the creation of an independent publicly traded company by December 31, 2024), no incremental severance payments or LTI vesting occurs (unless a participant is retirement eligible) following a voluntary resignation for all NEOs.

	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Mr. Almeida
Severance Payments[1]	6,890,000	6,890,000	—
Prorated Annual Incentive Payments[2]	2,145,000	2,187,900	2,187,900
Health & Welfare Benefits Coverage	47,000	47,000	—
Accelerated Vesting of Equity Awards[3]	14,329,384	—	14,329,384
Outplacement Expenses	50,000	—	—
Total	23,461,384	9,124,900	16,517,284
Mr. Grade
Severance Payments[1]	2,400,000	2,400,000	—
Prorated Annual Incentive Payments[2,4]	164,384	167,671	167,671
Health & Welfare Benefits Coverage	34,000	33,000	—
Accelerated Vesting of Equity Awards[3]	4,219,232	—	4,219,232
Outplacement Expenses	35,000	35,000	—
Total	6,852,616	2,635,671	4,386,903
Mr. Saccaro
Severance Payments[1]	—	—	—
Prorated Annual Incentive Payments[2]	—	—	—
Additional Payments Related to Retirement & Savings Plans	—	—	—
Health & Welfare Benefits Coverage	—	—	—
Accelerated Vesting of Equity Awards	—	—	—
Outplacement Expenses	—	—	—
Total	—	—	—
Mr. Stevens
Severance Payments[1]	1,284,525	856,350	—
Prorated Annual Incentive Payments[2]	337,350	344,097	344,097
Additional Payments Related to Retirement & Savings Plans	65,000	—	—
Health & Welfare Benefits Coverage	45,000	22,000	—
Accelerated Vesting of Equity Awards[3]	1,791,462	—	1,791,462
Outplacement Expenses	35,000	20,000	—
Total	3,558,337	1,242,447	2,135,559
Mr. Franzi[5]
Severance Payments[1]	—	2,521,976	—
Prorated Annual Incentive Payments[2]	—	455,498	—
Health & Welfare Benefits Coverage	—	—	—
Accelerated Vesting of Equity Awards	—	—	—
Outplacement Expenses	—	—	—
Total	—	2,977,474	—

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	Qualifying Termination Following a CIC ($)	Involuntary Termination without Cause ($)	Death or Disability ($)
Ms. Knight
Severance Payments[1]	2,400,000	2,400,000	—
Prorated Annual Incentive Payments[2,6]	787,068	763,456	763,456
Health & Welfare Benefits Coverage	27,000	26,000	—
Accelerated Vesting of Equity Awards[3]	3,671,603	—	3,671,603
Outplacement Expenses	35,000	35,000	—
Total	6,920,671	3,224,456	4,435,059
Mr. Sonig
Severance Payments[1]	2,066,250	2,066,250	—
Prorated Annual Incentive Payments[2,7]	640,781	794,568	794,568
Health & Welfare Benefits Coverage	34,000	33,000	—
Accelerated Vesting of Equity Awards[3]	2,283,663	—	2,283,663
Outplacement Expenses	35,000	35,000	—
Total	5,059,694	2,928,818	3,078,231
Mr. Toth
Severance Payments[1]	3,375,000	3,375,000	—
Prorated Annual Incentive Payments[2,4]	732,877	688,904	688,904
Health & Welfare Benefits Coverage	34,000	33,000	—
Accelerated Vesting of Equity Awards[3]	4,170,621	4,170,621	4,170,621
Outplacement Expenses	35,000	35,000	—
Total	8,347,498	8,302,525	4,859,525

[1].

Upon a qualifying termination following a CIC, severance payments reflect two times the sum of the NEO’s base salary plus target annual incentive for Mr. Almeida and one and a half times the sum of Messrs. Grade, Stevens, Sonig and Toth and Ms. Knight base salary plus target annual incentive, which is provided for under each NEO’s CIC Agreement. Upon an involuntary termination without cause, Mr. Almeida’s severance payments, which are governed by the CEO Amended Offer Letter, equal the benefits provided under his CIC Agreement. Additionally, Mr. Almeida is eligible for severance payments under his CEO Amended Offer Letter upon a termination for good reason. Messrs. Grade, Stevens, Sonig and Toth, and Ms. Knight are covered under the Executive Severance Plan, which provides each will receive 1.5 times (one times for Mr. Stevens) the sum of base salary plus target annual incentive following an involuntary termination without cause. Mr. Saccaro had been covered by such plan prior to his departure in May 2023. Mr. Franzi was covered under the Franzi Employment Contract, which provided for 18 months’ base salary and target annual incentive following an involuntary termination without cause until his departure in July 2023.

2.

Reflects the pro rata 2023 annual incentive, which each NEO would be eligible to receive, with the exception of Mr. Saccaro due to his voluntary termination prior to the end of 2023. Upon an involuntary termination without cause and death or disability, the amount reflects actual 2023 financial performance and target individual performance. Upon a qualifying termination following a CIC, the amount reflects target financial and individual performance.

3.

Amounts reflect the “in-the-money” value of unvested stock options, if applicable, which is the difference between the applicable share price and the exercise price, and the value of unvested PSUs assuming target performance and applicable DEUs. All amounts are based on the closing stock price on December 29, 2023 ($38.66). The amount included for Mr. Toth in the Involuntary Termination Without Cause column reflects that his $4.5 million onboarding RSU grant would vest in the case of involuntary termination without cause (other than in connection with the separation of the Kidney Care business into a separate publicly traded company), in accordance with the terms of his April 2023 offer letter.

4.	The prorated annual incentive payment for Messrs. Grade and Toth is based on the number of days worked at Baxter in 2023 (75 days and 214 days, respectively).
5.	The amounts reported in this table for Mr. Franzi that were paid in CHF have been converted to USD using the December 31, 2023 exchange rate (1 CHF = 1.188 USD).
6.

Pursuant to Ms. Knight’s March 2023 offer letter, her 2023 target annual incentive is prorated based on the number of days spent at her prior annual incentive target (59 days) and the number of days spent at her annual incentive target in connection with her appointment as Executive Vice President and Group President, Medical Products and Therapies (306 days).

7.

Pursuant to Mr. Sonig’s March 2023 offer letter, his 2023 target annual incentive is prorated based on the number of days spent at his prior annual incentive target (59 days) and the number of days spent at his annual incentive target in connection with his appointment as Executive Vice President and Group President, Pharmaceuticals (306 days).

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CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, the company is providing the following estimated information about the relationship between the annual total compensation of its median employee and the annual total compensation of Mr. Almeida, Chair, President and CEO.

For the year ended December 31, 2023:

•

the annual total compensation of the median Baxter employee (identified in accordance with the procedures described below) calculated in the same manner as the NEOs in the Summary Compensation Table above was $48,566; and

•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table above was $13,786,671.

Based on this information, the estimated ratio of Mr. Almeida’s annual total compensation for 2023 to the annual total compensation of the median Baxter employee in 2023 is 284 to 1.

The company believes this ratio is a reasonable estimate based on Baxter-specific employee demographics and compensation. The company’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services), the performance of the company and whether and where the company manufactures its own products.

Due to the company’s divestiture of the BPS contract manufacturing business in the third quarter of 2023, the company’s employee population has changed significantly, necessitating the selection of a new median employee. To identify the new median employee from Baxter’s employee population, the company analyzed its consistently applied compensation measure—the sum of base salary and target annual incentive opportunity—for its approximately 60,000 full-time, part-time, seasonal and temporary employees as of November 1, 2023. The company did not utilize any exceptions permitted under the applicable SEC rules to exclude any individuals from the total employee population when identifying the median employee. For employees outside of the United States, the amounts were converted to U.S. dollars using the applicable exchange rates as of November 1, 2023. Based on application of this methodology, the median employee is a full-time employee based outside the United States.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	77

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the company is providing the following disclosure regarding executive compensation for the company’s principal executive officer (PEO) and
Non-PEO
NEOs and company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Net Sales ($ Millions) 5
					TSR ($)	Peer Group TSR ($)

2023	13,786,671	10,408,814	5,194,682	3,994,655	49.69	143.18	2,663	14,813

2022	13,588,236	(9,114,999)	6,721,562	14,410	63.62	140.29	(2,421)	14,506

2021	15,634,734	19,600,136	4,853,630	5,588,070	105.26	143.09	1,295	12,146

2020	15,865,396	4,130,682	3,893,864	1,603,952	97.06	113.45	1,110	11,673

1.	Mr. Almeida was the company’s PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023

James K. Saccaro	James K. Saccaro	James K. Saccaro	Joel Grade

Giuseppe Accogli	Giuseppe Accogli	Giuseppe Accogli	James K. Saccaro

Cristiano Franzi	Cristiano Franzi	Cristiano Franzi	Brian Stevens

Sean Martin	Andrew Frye	David Rosenbloom	Cristiano Franzi

Heather Knight

Alok Sonig

Christopher Toth

2.
The amounts set forth above for compensation actually paid to PEO and non-PEO
NEOs (as set forth in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns) have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

3.
Compensation actually paid to PEO and
non-PEO
NEOs (as set forth in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns) reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Related information regarding compensation paid in 2020, 2021 and 2022 has not changed from what was included in the company’s 2022 proxy statement and what is set forth in the proxy statement, and as such, information for such years has not been included in the following tables. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the “Exclusion of Stock Awards and Option Awards” columns are the totals from the “Stock Awards and Option Awards” columns set forth in the Summary Compensation Table. Amounts in the “Exclusion of Change in Pension Value” columns reflect the amounts attributable to the “Change in Pension Value” columns reported in the Summary Compensation Table. Amounts in the “Inclusion of Pension Service Cost” are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2023	13,786,671	—	(10,162,639)	—	6,784,782	10,408,814

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	5,194,682	—	(3,191,677)	—	1,991,650	3,994,655

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78	Executive Compensation

The amounts in the inclusion of equity values as set forth in the “Inclusion of Equity Values for PEO” and “Average Inclusion of Equity Values for
Non-PEO
NEOs” columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total—Inclusion of Equity Values for PEO ($)

2023	9,829,730	(1,578,440)	—	(1,466,508)	—	6,784,782

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	2,359,255	(76,789)	160,523	(105,594)	(345,745)	1,991,650

4.
The Peer Group TSR set forth in this table utilizes the S&P 500 Health Care Index, which the company also utilizes in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the 2023 Form 10-K. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the company and in the S&P 500 Health Care Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
The company determined net sales to be the most important financial performance measure used to link company performance to Compensation Actually Paid to the company’s PEO and
Non-PEO
NEOs in 2023. For more information on net sales and a reconciliation of net sales to Adjusted Net Sales Including Discontinued Operations (as applicable for 2023), please see the “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan—Determination of 2023 Annual Incentive Plan Payouts.” Net Sales amounts for 2022, 2021, and 2020 are different than prior year’s Pay Versus Performance Disclosure because they reflect discontinued operations. This performance measure may not have been the most important financial performance measure for prior years and the company may determine a different financial performance measure to be the most important financial performance measure in future years.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	79

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between Compensation Actually Paid to Baxter’s PEO, the average of Compensation Actually Paid to Baxter’s
Non-PEO
NEOs, and the cumulative TSR over the four most recently completed fiscal years for the company and the S&P 500 Health Care Index TSR.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to Baxter’s PEO, the average of Compensation Actually Paid to Baxter’s
Non-PEO
NEOs, and Baxter’s net income during the four most recently completed fiscal years.

investor.baxter.com

80	Executive Compensation

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Sales
The following chart sets forth the relationship between Compensation Actually Paid to Baxter’s PEO, the average of Compensation Actually Paid to Baxter’s
Non-PEO
NEOs, and Baxter’s net sales during the four most recently completed fiscal years.

The financial measures most important in determining pay during 2023 were those that influenced the company’s short- and long-term incentives for the NEOs and for broad-based incentive plans below the NEO level as set forth below (as such amounts may be adjusted in a given year in the manner described in the proxy statement, including with respect to the use of non-GAAP
measures):
•	Net Sales
•	Earnings Per Share
•	Free Cash Flow
•	ROIC
•	Relative TSR

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	81

Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter for 2024.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2024.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PwC as the independent registered public accounting firm for Baxter in 2024. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2024, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm as well as their prior experience auditing Baxter in light of the anticipated financial reporting requirements associated with the proposed separation of its Kidney Care segment. This included a review of PwC’s performance in prior years, its knowledge of the company and its operations (including through its former role as Hillrom’s independent registered public accounting firm prior to Baxter’s acquisition of that business in December 2021), its reputation for integrity and competence in the fields of accounting and auditing and its prior experience in the July 2015 spinoff of Baxalta. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its chair are directly involved in Baxter’s selection of the lead engagement partner. A new lead partner was assigned to the Baxter account in 2020, after consultation with the Audit Committee (including its chair).

The Audit Committee believes that retaining PwC again in 2024 is in the best interests of the company and its stockholders and therefore, the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including:

•

more efficient audit due to PwC’s deep understanding of Baxter’s business and accounting policies and practices (including those of Hillrom, which now comprises Baxter’s Healthcare Systems and Technologies segment);

•	efficient fee structures due to PwC’s familiarity with Baxter (including Hillrom) and industry expertise; and
•

avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor, especially during the course of significant separation activities for the proposed separation of the Kidney Care segment.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;
•	PwC’s own internal independence processes and compliance reviews;
•

annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with Baxter management, objectivity and professional skepticism;

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82	Audit Matters

•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;
•	overseeing the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is currently in the best interests of the company and its stockholders. Therefore, the Audit Committee requests that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2024. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	83

Audit Committee Report

Dear Stockholders:

The Audit Committee is currently composed of four directors, all of whom meet the independence and other requirements of the NYSE and Rule 10A-3 of the Exchange Act. Additionally, three Audit Committee members (Ms. Smith and Messrs. Wilver and Shafer) qualify as an “audit committee financial expert.” The Audit Committee’s responsibilities are set out in its charter, which has been adopted by the Board of Directors and is reviewed annually. These responsibilities include: (1) reviewing with management, internal audit and the external auditors the adequacy and effectiveness of Baxter’s internal controls over financial reporting; (2) reviewing with management Baxter’s disclosure controls and procedures; (3) retaining as well as evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (4) approving audit and permissible non-audit engagements to be undertaken by PwC; (5) reviewing the scope of the annual external and internal audit plans; (6) reviewing and discussing with management and PwC Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (7) overseeing legal and regulatory compliance as it relates to financial matters; (8) overseeing the company’s response to cybersecurity incidents involving the company’s information technology systems or products and services; (9) holding separate executive sessions with PwC, internal audit and management; (10) reviewing guidelines and policies governing the process by which Baxter assesses and manages risk; and (11) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and of the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met eight times in 2023, which included discussions with PwC and internal audit, both privately and with management present, and sessions with both inside and outside legal counsel.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the 2023 Form 10-K as well as Baxter’s interim financial statements included in the company’s 2023 Quarterly Reports on Form 10-Q, in all cases including discussions of the accompanying footnotes and related Management’s Discussion and Analysis of Financial Condition and Results of Operations. These reviews included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements. In 2023, these reviews also included matters related to the company’s divestiture of its BPS business, including related discontinued operations presentation, the implementation of the company’s new operating model (which resulted in the creation of four new vertical business segments) and activities in connection with the proposed separation of its Kidney Care segment.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, has received and reviewed the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with PwC its independence, including whether the non-audit services provided by PwC to Baxter are compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Baxter’s audited financial statements referred to above be included in the 2023 Form 10-K for filing with the SEC.

Respectfully submitted,

The Audit Committee

Peter M. Wilver (Chair)

Patricia B. Morrison

D. Brent Shafer

Cathy R. Smith

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84	Audit Matters

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2023 and 2022 and fees billed for other services rendered by PwC during these periods.

	2023	2022
	(Dollars in thousands)

Audit Fees	$12,490	$11,046

Audit-Related Fees	9,775	146

Tax Fees	626	374

All Other Fees	18	7

Total	$22,909	$11,573

Audit Fees include fees for services performed by PwC relating to the integrated audit of Baxter’s consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q, statutory audits and related regulatory filings. The audit fees in 2023 were higher than 2022 primarily due to audit procedures related to the sale of the company’s BPS business, including the related discontinued operations presentation, as well as the implementation of the company’s new operating model, which resulted in the creation of four new vertical business segments.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including policy and contractual compliance services. In 2023, these fees primarily related to carve-out audits of the company’s BPS business in connection with the sale of that business and carve-out audits of the company’s Kidney Care business and related regulatory filings in connection with the proposed separation of that business.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $0.3 million in 2023 and $0.2 million in 2022 were related to direct and indirect tax compliance services, including transfer pricing support and tax return preparation. Fees for tax consulting services of approximately $0.4 million in 2023 and $0.2 million in 2022 were related to international, federal, state and local tax planning, assistance with tax controversy matters and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy, as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2023 were approved by the Audit Committee in accordance with its pre-approval policy.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Ownership of Baxter Stock	85

Ownership of Baxter Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of February 29, 2024 regarding beneficial ownership of Baxter common stock by NEOs and directors.

Name of Beneficial Owner	Shares of Common Stock[1]	Shares Under Exercisable Options[2]

Non-employee Directors:

Mr. Ampofo	3,869	—

Ms. Morrison	15,311	—

Dr. Oesterle	21,801	1,060

Mr. Rusckowski	3,095	—

Ms. Schlichting	771	—

Mr. Shafer	7,256	—

Ms. Smith	16,482	17,868

Ms. Wendell	17,924	17,116

Dr. Wilkes	2,752	—

Mr. Wilver	7,266	—

Named Executive Officers:

Mr. Almeida[3]	441,489	2,895,926

Mr. Grade	53,668	—

Mr. Saccaro[4]	148,437	—

Mr. Stevens	54,469	130,666

Mr. Franzi[5]	81,183	—

Ms. Knight	56,602	128,008

Mr. Sonig	31,933	29,855

Mr. Toth	108,685	—

All directors and executive officers as a group (20 persons)3-6	1,106,046	4,022,499

1.

Includes shares over which the person held voting and/or investment power as of February 29, 2024. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of common stock that he or she is entitled to receive as an annual grant of fully vested common stock for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings (including the holdings of all directors and executive officers as a group) represents holdings of more than 1% of Baxter’s outstanding common stock.

2.	Amount of shares includes options that are exercisable as of February 29, 2024 and options which become exercisable within 60 days thereafter.
3.	Includes 324,976 shares not held directly by Mr. Almeida but in a revocable trust for which he serves as trustee.
4.	Information for Mr. Saccaro is as of May 31, 2023, the date of his departure from the company, and excludes all of his vested and unvested stock options that expired in connection with his departure.
5.	Information for Mr. Franzi is as of June 14, 2023, the date of his departure from the company, and excludes all of his vested and unvested stock options that expired in connection with his departure.
6.	Share ownership of the former executives, Mr. Saccaro and Mr. Franzi, is not included in the total number of shares owned by all directors and executive officers as a group.

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86	Ownership of Baxter Stock

Security Ownership by Certain Beneficial Owners

As of February 29, 2024, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1] (%)

The Vanguard Group[2] 100 Vanguard Blvd. Malvern, PA 19355	60,155,132	11.9%

BlackRock, Inc.[3] 50 Hudson Yards New York, NY 10001	59,678,841	11.8%

Dodge & Cox[4] 555 California Street, 40th Floor San Francisco, CA 94104	27,381,465	5.4%

1.	Based on shares outstanding as of January 31, 2024, as set forth in the 2023 Form 10-K.
2.

Based solely on Amendment No.10 to Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group has sole voting power with respect to none of the reported shares, shared voting power with respect to 628,382 of the reported shares, sole dispositive power with respect to 57,933,960 of the reported shares and shared dispositive power with respect to 2,221,172 of the reported shares.

3.

Based solely on Amendment No.10 to Schedule 13G filed with the SEC on January 23, 2024, BlackRock, Inc. has sole voting power with respect to 56,047,721 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G

4.

Based solely on Schedule 13G filed with the SEC on February 13, 2024, Dodge & Cox has sole voting power with respect to 25,595,865 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2023. While timely filed, the original Form 3 for Ms. Knight inadvertently failed to report all shares of Baxter common stock owned by her. This error was corrected in an amended filing made on February 14, 2024.

 | 2024 Annual Meeting of Stockholders and Proxy Statement

Ownership of Baxter Stock	87

Management Proposals

Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan

Baxter’s Board of Directors has approved the Baxter International Inc. Amended and Restated 2021 Incentive Plan.

The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

Baxter is requesting that stockholders approve the Baxter International Inc. Amended and Restated 2021 Incentive Plan (the Amended Plan), which is an amendment and restatement of the Baxter International Inc. 2021 Incentive Plan (the 2021 Plan). If the Amended Plan is approved by the company’s stockholders and becomes effective, Baxter expects to file a registration statement on Form S-8 registering the shares reserved for issuance under the Amended Plan as soon as reasonably practicable after the Annual Meeting (assuming the Amended Plan is duly approved by stockholders as proposed).

Key Aspects of the Amended Plan

The Board adopted the Amended Plan on February 12, 2024, subject to approval from stockholders at the Annual Meeting (such approval date, the Effective Date). The Amended Plan reflects the following material differences from the 2021 Plan:

•

Share Reserve Increase. An increase in the aggregate number of shares of common stock authorized for issuance by 40,000,000. If the Amended Plan had been adopted as of December 31, 2023, the total numbers of shares available for future awards under the 2021 Plan would have increased from approximately 20,000,000 to 60,000,000, and the total number of shares reserved for issuance under the 2021 Plan would have increased from approximately 35,000,000 to 75,000,000.

•	Other Changes to the 2021 Plan. The Amended Plan incorporates certain other technical revisions in response to changes in applicable law and other clarifying changes.

Reasons to Approve the Amended Plan

The Board believes that it is advisable to adopt the Amended Plan to continue to give the company ongoing flexibility to attract, retain and reward Baxter’s employees, directors, consultants and advisors. The Amended Plan provides for grants of equity awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock, deferred stock units, performance compensation awards, other stock-based awards and cash-based awards.

In determining the number of additional shares of common stock to become available under the Amended Plan, the Board considered the following factors:

•

Market Competitiveness. The Amended Plan plays an important role in the efforts to align the interests of participants and stockholders. Additionally, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical talent, upon whom Baxter relies.

•

Forecasted Share Usage. In determining the projected share utilization, the Board considered a forecast that included the following factors: (i) Baxter’s historical burn rate levels, (ii) forecasted future grants (principally based on historical grant practices) and (iii) estimated future cancellations of awards that could return to the Amended Plan (also based on past experience). If stockholders approve the Amended Plan, it is expected that the share authorization will meet Baxter’s expected award needs for the next several years. Despite this estimate, the duration of the share reserve may be shorter or longer depending on a variety of factors, including stock price, aggregate equity needs and equity award type mix.

•

Current Equity Usage. Set forth below is the number of shares available for future issuance pursuant to outstanding and future equity awards under the 2021 Plan as of March 7, 2024. This also includes all of Baxter’s outstanding awards under all

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88	Ownership of Baxter Stock

stock plans, including awards outside of the 2021 Plan (described below in the “Equity Compensation Plan Information” table). On March 7, 2024, the closing price of a share of Baxter’s common stock on the NYSE was $43.49. As of the close of business on March 7, 2024, approximately 508,000,000 shares of common stock were outstanding.

Current Equity Usage	As of March 7, 2024

Number of Stock Options outstanding	18,602,862

Weighted average exercise price of outstanding Stock Options	$60.20

Weighted average remaining term of outstanding Stock Options	5.28 years

Number of Full Value Awards outstanding*	7,751,588

Shares remaining available for issuance under 2021 Plan	7,939,344

Additional shares requested for issuance under the Amended Plan	40,000,000

Total shares available to be granted under the Amended Plan	47,939,344

*	Includes awards that were granted as performance shares or performance units, reflected at target

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Burn Rate and Dilution. One common measure for the use and dilution impact of equity incentive plans is burn rate. The burn rate measures the annual dilution from equity awards granted during a particular year. Baxter calculates this based on all Full Value (as defined below) and appreciation awards granted under the 2021 Plan in a given year as a percent of the weighted average shares of common stock outstanding in that year. After discussing with Aon and reviewing the grant practices of comparator companies, Baxter believes that its burn rates for the past three years are at reasonable levels. The burn rate may increase in future years as the number of Baxter employees who are eligible to receive equity awards grows, and if Baxter continues to have equity awards as an important component of compensation for executives and other key employees to better align their interests with the interests of Baxter stockholders. The company’s equity usage over the past three years, as well as the average over those years, is detailed in the chart below.

Year	Stock Options Granted	Full Value Awards Granted	Total Granted	Basic Weighted Average Number of Shares of Common Stock Outstanding as of Year End	Burn Rate

2023	4,361,064	3,960,735	8,321,799	506,000,000	1.6%

2022	1,936,343	1,824,172	3,760,515	504,000,000	0.7%

2021	4,033,900	1,681,259	5,715,159	502,000,000	1.1%

Three-Year Average Burn Rate					1.1%

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Overhang. Another common measure for the use and potential dilution to stockholders of equity incentive plans is overhang. Baxter calculates this based on all unissued shares under the 2021 Plan plus the share reserve increase proposed under the Amended Plan plus outstanding target PSUs and RSUs as a percentage of the total number of shares of common stock outstanding. The below overhang numbers exclude the impact of the 2021 Plan’s fungible ratio provision, which requires Baxter to reduce the plan’s share reserve by three shares of common stock for every share of common stock issued with respect to a Full Value Award. After discussing with Aon and reviewing the grant practices of comparator companies, Baxter believes that its overhang rates are at reasonable levels and provide the company with the appropriate flexibility to help ensure the availability of meaningful equity awards in future years for executives and other key employees to better align their interests with the interests of Baxter stockholders.

Overhang for Fiscal Year 2023	As of December 31, 2023

Number of Stock Options outstanding	19,467,005

Number of Full Value Awards outstanding	4,734,592

Shares remaining available for issuance under 2021 Plan + Amended Plan’s proposed share reserve increase	60,494,735

Overhang Rate	16.7%

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Updated Overhang	As of March 7, 2024

Number of Stock Options outstanding	18,602,862

Number of Full Value Awards outstanding	7,751,588

Shares remaining available for issuance under 2021 Plan + Amended Plan’s proposed share reserve increase	47,939,344

Overhang Rate	14.6%

The Amended Plan Combines Compensation and Governance Best Practices

The Amended Plan contains features that the Board believes are consistent with the interests of Baxter stockholders and sound governance principles. These features include the following:

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Flexibility and Performance Ties. The variety of equity and cash awards permitted under the Amended Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and can incorporate tailored, performance-based measures.

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No Discount Options. Stock options (or stock appreciation rights (SARs)) may not be granted or awarded with a then-established exercise price of less than the fair market value of Baxter’s common stock on the date of grant or award.

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Non-Employee Director Compensation Limit. The Amended Plan includes an annual limit of $1,500,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any calendar year with respect to his or her service as a non-employee director.

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No Repricings. The repricing (i.e., lowering the exercise price) of stock options and SARs is prohibited without the approval of Baxter stockholders. This prohibition applies both to repricings that involve the lowering of the exercise price of a stock option or SAR as well as to repricings that are accomplished by canceling an existing award and replacing it with a lower priced award (or cash).

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Baxter CHC Committee Oversight. The Amended Plan will be administered by the CHC Committee, which is comprised solely of non-employee, independent directors (or such other committee comprised of non-employee, independent directors as the Board may designate).

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No Single-Trigger Vesting on Change in Control. The Amended Plan generally prohibits “single trigger” vesting on a “change in control” (as defined in the Amended Plan), unless the change in control results in Baxter no longer being publicly traded or being acquired by an acquirer that does not assume the outstanding awards.

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No Liberal Share Counting. The Amended Plan prohibits liberal share counting practices, by providing that shares withheld for the payment of exercise price or tax withholding are not added back to the pool of available shares and by providing that the full number of shares covered by a stock-settled SAR count against the number of available shares.

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Recoupment and Clawback Provisions. The Amended Plan provides that any recoupment or clawback provision adopted by Baxter to comply with the Dodd-Frank Act or other applicable law is automatically incorporated into all awards and also explicitly permits the CHC Committee to adopt other recoupment and clawback provisions to protect Baxter’s interests (including the Mandatory Clawback Policy and Compensation Recoupment Policy, as each may be amended from time to time). Baxter’s Compensation Recoupment Policy applies to time-based awards in addition to performance-based awards, going beyond the requirements of the Dodd-Frank Act.

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280G Cutback; No Gross-Up. If any payments and/or benefits under the Amended Plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the Code, then any such payments or benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax, if such a reduction would put the participant in a better after-tax position than if the participant were to receive all such payments and/or benefits and pay the excise tax. No tax gross-ups will be provided under the Amended Plan.

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Summary of the Amended Plan

The Amended Plan is set forth as Appendix A to the proxy statement. The following is a description of the material features of the Amended Plan, which is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Amended Plan, like the 2021 Plan, is to increase stockholder value and provide a means to advance the interests of Baxter and its subsidiaries by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, advisors and other persons providing services to Baxter and its subsidiaries.

Administration

The Amended Plan will be administered by the CHC Committee. The CHC Committee has the sole and plenary authority to establish the terms and conditions of any award consistent with the provisions of the Amended Plan. The CHC Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Amended Plan and any instrument or agreement relating to, or any award granted under, the Amended Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the CHC Committee deems appropriate for the proper administration of the Amended Plan; and to make any other determination and take any other action that the CHC Committee deems necessary or desirable for the administration of the Amended Plan.

Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which Baxter’s securities are listed or traded, the CHC Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Amended Plan. Any such allocation or delegation may be revoked by the CHC Committee at any time. Unless otherwise expressly provided in the Amended Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Amended Plan or any award or any documents evidencing awards granted pursuant to the Amended Plan are within the sole discretion of the CHC Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, Baxter, any holder or beneficiary of any award, and any stockholders.

Eligibility

Any employee, director, officer, consultant or advisor to Baxter or an affiliate thereof who is selected by the CHC Committee to participate in the Amended Plan is eligible to receive an award thereunder. As of March 7, 2024, approximately 2,875 employees (inclusive of Baxter’s Chair, President and CEO) and ten non-employee directors, zero consultants and zero advisors would be eligible to receive awards under the Amended Plan.

Shares Subject to the Amended Plan

The Amended Plan provides that the total number of shares of common stock that may be issued is 40,000,000, plus any shares of common stock that are available under the 2021 Plan on the date that the Amended Plan is approved by stockholders (the Absolute Share Limit). As noted above, as of March 7, 2024, there were 7,939,344 shares of common stock remaining available for issuance of future awards under the 2021 Plan, which would result in an Absolute Share Limit of 47,939,344 shares of common stock if the Amended Plan were approved by stockholders on such date. The actual Absolute Share Limit will reflect incremental changes in the number of shares of common stock remaining available under the 2021 Plan to reflect issuances and forfeitures of equity awards following such date through the Effective Date of the Amended Plan. The maximum number of shares for which incentive stock options may be granted under the Amended Plan is 5,000,000, and the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such non-employee director’s service on the Board, will not exceed $1,500,000 in total value. Except as otherwise provided in the Amended Plan and for substitute awards (as described below), in the event any award is forfeited, cancelled, surrendered or terminated without the payment of the full number of shares subject to such award, including as a result of the award being settled in cash, the undelivered shares may be granted again under the Amended Plan.

Shares of common stock subject to an award under the Amended Plan may not again be made available for issuance if such shares: (i) were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) were delivered to or

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withheld by Baxter to pay the exercise price, the strike price, or the withholding taxes related to an outstanding award; or (iii) were repurchased on the open market with the proceeds of an option exercise. Any shares of common stock subject to a Full Value Award will be counted against the Absolute Share Limit as three shares of common stock for every share of common stock issued in connection with such award. If shares of common stock subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of shares and would otherwise return to the Amended Plan, three times the number of shares of common stock so forfeited, cancelled, surrendered or terminated will again be available for issuance under the Amended Plan. A Full Value Award (as used in this Proposal 4) is a grant of one or more shares of common stock or a right to receive the same in the future, including restricted stock, RSUs, deferred stock, deferred stock units, performance shares, PSUs and dividend equivalents.

Awards may, in the sole discretion of the CHC Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by Baxter or with which Baxter combines (substitute awards), and such substitute awards will not be counted against the total number of shares that may be issued under the Amended Plan, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. Baxter’s issuance of shares of stock unrelated to the Amended Plan will not affect, and no adjustment by reason thereof will be made, with respect to outstanding awards under the Amended Plan unless expressly provided by its terms. No award may be granted under the Amended Plan on or after the tenth anniversary of the date that the 2021 Plan was approved by stockholders (or May 4, 2031), but awards granted prior thereto may extend beyond that date.

Options

The CHC Committee may grant non-qualified stock options and incentive stock options under the Amended Plan, with terms and conditions determined by the CHC Committee that are not inconsistent with the Amended Plan; provided that all stock options granted under the Amended Plan are required to have a per share exercise price that is not less than the greater of 100% of the fair market value of Baxter’s common stock or the par value of Baxter’s common stock underlying such stock options, each as determined on the date an option is granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the option is intended to qualify as an incentive stock option and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Amended Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by Baxter’s insider trading policy (or company-imposed blackout period), the term will automatically be extended until the earlier of the 30th day following the end of such period and the expiration of the original option exercise period. Additionally, in the sole discretion of the CHC Committee, any option that is exercisable but unexercised as of the day immediately before its expiration may be automatically exercised, in accordance with procedures established for this purpose by the CHC Committee, but only if the exercise price is less than the fair market value of a share of common stock on that date. The CHC Committee, in its discretion, may provide post-exercise restrictions on shares of stock acquired pursuant to the exercise of an option as it determines to be appropriate. The purchase price for the shares as to which a stock option is exercised may be paid to Baxter, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised, (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the CHC Committee, or (3) by such other method as the CHC Committee may permit in its sole discretion, including, without limitation, (A) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to Baxter the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (B) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. No incentive stock options may be granted under the Amended Plan more than ten years after the earlier of the date of adoption of the 2021 Plan by the Board or the tenth anniversary of the date that the 2021 Plan was approved by stockholders (or May 4, 2031).

Stock Appreciation Rights

The CHC Committee may grant SARs subject to terms and conditions that are not inconsistent with the Amended Plan. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the CHC Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (2) the number of shares of common stock covered by the SAR, less an amount equal to any statutory withholding amounts or taxes required to be withheld. The strike price per share of a SAR will be determined by the

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CHC Committee at the time of grant, but in no event may such amount be less than the fair market value of a share of common stock on the date the SAR is granted (other than in the case of SARS granted in tandem with or in substitution for previously granted awards). The exercise of a SAR granted in connection with an option will cancel the corresponding tandem SAR or option right with respect to such share of common stock, and vice versa.

Restricted Shares and RSUs

The CHC Committee may grant restricted shares of common stock or RSUs, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each RSU, or, in the CHC Committee’s sole discretion, the cash value thereof (or any combination of shares and cash). As to restricted shares of common stock, subject to the other provisions of the Amended Plan, the holder will generally have the rights and privileges of a stockholder, including, without limitation, the right to vote such restricted shares of common stock (except that dividends credited on such restricted shares of common stock may be subject to the same restrictions applicable to the underlying awards and delivered without interest to the holder of such shares when the restrictions on such shares lapse). To the extent provided in the applicable award agreement, the holder of outstanding RSUs may be entitled to be credited with dividend equivalent payments (upon the payment by Baxter of dividends on shares of common stock) either in cash or, at the CHC Committee’s sole discretion, in shares of common stock having a value equal to the amount of such dividends (and interest may, at the CHC Committee’s sole discretion, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the CHC Committee). In the event that the dividend equivalents are subject to the same restrictions applicable to the underlying RSUs, the dividend equivalents will be held by Baxter and delivered at the same time as the underlying RSUs are settled following the release of restrictions on such RSUs, or forfeited if such RSUs are forfeited. An award agreement may also provide that dividend equivalents on RSUs will be reinvested in additional RSUs.

Other Stock-Based Awards and Other Cash-Based Awards

Under the Amended Plan, the CHC Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock (including, without limitation, performance shares, performance share units, or performance units), and other awards denominated in cash, including, without limitation, cash bonuses and performance-based awards.

Performance Compensation Awards

The CHC Committee may also make performance goals applicable to an award recipient with respect to any award granted in its discretion, including, but not limited to, one or more of the performance criteria listed below.

The CHC Committee has the sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply.

The performance criteria that will be used to establish the performance goal(s) may be based on the attainment of specific levels of performance of Baxter (and/or one or more members of the company group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and may include, but are not limited to, any of the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or stockholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or stockholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like; (xi) any other objective or subjective performance criteria specified by the CHC Committee; or (xii) any combination of the foregoing.

The CHC Committee will have the authority to specify adjustments or modifications to be made to the calculation of a performance goal for a performance period, based on and to appropriately reflect the following events: (1) asset write-downs; (2) litigation or claim

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judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (4) any reorganization and restructuring programs; (5) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in Baxter’s annual report to stockholders for the applicable year; (6) acquisitions or divestitures; (7) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (8) foreign exchange gains and losses; (9) discontinued operations and nonrecurring charges; (10) a change in Baxter’s fiscal year; and (11) any other adjustments specified by the CHC Committee. If the CHC Committee determines that a change in the business, operations, corporate structure or capital structure of Baxter, or any other events or circumstances, renders any performance goals to be unsuitable, the CHC Committee may modify such goals as it deems appropriate.

Following the completion of a performance period, the CHC Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the CHC Committee may make such adjustments to the amount of the performance compensation award earned as it determines in its sole discretion.

Deferrals of Payment

The CHC Committee may determine that the delivery of shares or cash upon the vesting, exercise or settlement of an award under the Amended Plan may or will be deferred in accordance with applicable law.

Effect of Certain Events on the Amended Plan and Awards

In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Baxter’s common stock or other securities, issuance of warrants or other rights to acquire shares of Baxter’s common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, or (b) unusual or nonrecurring events affecting Baxter, including changes in applicable rules, rulings, regulations or other requirements, affecting the shares of common stock such that the CHC Committee determines, in its sole discretion, that an adjustment is warranted in order to prevent a substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (an adjustment event), the CHC Committee will, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (i) the Absolute Share Limit or any other limits applicable under the Amended Plan with respect to the number of awards which may be granted thereunder, (ii) the number of shares of Baxter’s common stock or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the Amended Plan and (iii) the terms of any outstanding award (subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), including, without limitation, (A) the number of shares of common stock subject to outstanding awards or to which outstanding awards relate (with any increase requiring the approval of the Board), (B) the exercise price or strike price with respect to any award or (C) any applicable performance measures.

Without limiting the generality of the foregoing, in connection with an adjustment event, the CHC Committee may in its sole discretion provide for the cancellation of any outstanding award granted (x) in exchange for payment in cash, property, or other securities having an aggregate fair market value of the shares of common stock covered by such award, reduced by the aggregate exercise price, strike price, or purchase price thereof, if any, and (y) with respect to any awards for which the exercise price, strike price, or purchase price per share of common stock is greater than or equal to the then current fair market value per share of common stock, for no consideration; provided, that, any substitution or adjustment of any incentive stock option complies with Section 424(a) of the Code and maintains the qualification of such award as an incentive stock option for purposes of Section 422 of the Code.

Except as otherwise determined by the CHC Committee at the time of a change in control, or as provided in an award agreement or a participant’s change in control agreement, in connection with any change in control event of Baxter, the following will apply: (i) no award that is not otherwise vested or exercisable will become vested or exercisable solely as the result of the occurrence of a change in control, except as otherwise determined by the CHC Committee (in accordance with clause (x) above) in the case of a change in control that results in Baxter no longer being a publicly traded corporation, or in the assets or stock of Baxter being transferred to a successor that does not agree to assume Baxter’s obligations under outstanding awards; and (ii) if the participant experiences a qualifying termination (generally, a termination of service with a successor company and its subsidiaries without cause, or by the participant with good reason, within twenty-four (24) months of a change in control), the participant’s awards will be fully vested and, in

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the case of an option or SAR, will remain exercisable until the award’s original expiration date; provided that, in the case of an award subject in whole or part to performance-based vesting, the applicable performance goals will be deemed to have been met at the target level.

Nontransferability of Awards

An award will not be transferable or assignable by a participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the company or any affiliate. However, the CHC Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of such participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination

The Board may amend, alter, suspend, discontinue, or terminate the Amended Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the Amended Plan or for changes in GAAP to new accounting standards, (2) it would materially increase the number of securities which may be issued under the Amended Plan (except for adjustments in connection with certain adjustment events), or (3) it would materially modify the requirements for participation in the Amended Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to be effective without such individual’s consent.

The CHC Committee may also, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided, further, that without stockholder approval, except as otherwise permitted in the “adjustments” provisions of the Amended Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (2) the CHC Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR, and (3) the CHC Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which Baxter’s securities are listed or quoted.

Dividends and Dividend Equivalents

The CHC Committee, in its sole discretion, may provide part of an award with dividends, dividend equivalents, or similar payments in respect of awards, on such terms and conditions as may be determined by the CHC Committee in its sole discretion; provided, that no dividend equivalents will be payable in respect of outstanding options or SARs. The CHC Committee may determine to subject any dividends, dividend equivalents, or other similar payments to the same restrictions applicable to their underlying awards, and in such case, such amounts will be held by Baxter and delivered to the participant (with or without interest in the CHC Committee’s sole discretion), at the time that the underlying award is settled (and the right to any such accumulated dividends, dividend equivalents or other similar payments will be forfeited upon the forfeiture of the award to which such amounts relate).

Clawback/Forfeiture

All awards will be subject to reduction, cancellation, forfeiture or recoupment to (i) the extent necessary to comply with any clawback, forfeiture, or other similar policy adopted by the Board or CHC Committee (including Baxter’s Mandatory Clawback Policy and Compensation Recoupment Policy, each as amended from time to time), and applicable law (including, without limitation, the applicable rules and regulations of the SEC and the NYSE or any other securities exchange or inter-dealer quotation system on which Baxter’s common stock is listed or quoted) and (ii) as the CHC Committee may specify in an award agreement, upon the occurrence of other specified events, including the failure to remit the amounts necessary to satisfy the participant’s tax withholding obligations, termination for cause, termination of service to Baxter or its subsidiaries, violation of material policies, breach of restrictive covenants, or other conduct by the participant that is detrimental to the business or reputation of Baxter or its subsidiaries. No recovery of compensation under a clawback policy will be classified as an event giving rise to a right to resign for “good reason” or “constructive termination.”

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Unfunded and Unqualified Plan

The Amended Plan is intended to be an unfunded plan and is not qualified under Section 401 of the Code. In addition, the Amended Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to the company and to United States taxpayers of awards granted under the Amended Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and SARs

Generally, no taxable income is reportable when a non-qualified stock option or SAR is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of Baxter’s common stock, on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be a capital gain or loss to the person.

Incentive Stock Options

Generally, no taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of Baxter’s common stock more than two years after the grant date and more than one year after the exercise date (together, the ISO holding periods), the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the ISO holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Baxter’s common stock on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and RSUs

A person receiving restricted stock or RSUs generally will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Section 83(b) of the Code to be taxed at that time. Instead, (i) for restricted stock (assuming no 83(b) election), the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of Baxter’s common stock received and (ii) for restricted stock units, the person will have ordinary income on the later of the vesting or settlement date of the shares of Baxter’s common stock (or cash) received, equal to the fair market value on such date. Any gain or loss upon the disposition of the stock acquired with respect to settlement of the award will be a capital gain or loss to the person.

Performance Awards and Other Stock-Based Awards

A person receiving a performance awards or other stock-based award that is subject to a substantial risk of forfeiture will generally not recognize income at the time of grant or receipt. A person will generally recognize ordinary income in an amount equal to any cash received or the value of any shares of Baxter’s common stock received on the date of payment or delivery of such cash or shares in settlement of such person’s performance compensation award. If an award is not subject to a substantial risk of forfeiture at grant, such as an award of fully vested stock, the person will generally recognize ordinary income in an amount equal to the value of any shares received on the date of receipt. Any gain or loss upon the disposition of the stock acquired with respect to settlement of the award will be a capital gain or loss to the person.

Other Cash-Based Awards

Generally, other cash-based awards are subject to tax at the time of payment.

Impact of Sale of Stock

Upon the disposition of shares of Baxter’s common stock received or acquired with respect to an award under the Amended Plan, whether the person holding such shares will recognize a long-term or short-term capital gain or loss will depend on the length of time the shares are held.

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Tax Withholding

As a condition to the delivery of any shares of Baxter’s common stock to the recipient of an award, Baxter may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award or withhold or receive shares in satisfaction of a participant’s tax obligations; provided that the amount of tax withholding to be satisfied by withholding shares will be limited to the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting or any other accounting consequence or cost to Baxter).

Section 409A

To the extent applicable, it is intended that the Amended Plan and any awards made under the Amended Plan either be exempt from, or, in the alternative, comply with the provisions of Code Section 409A, including the exceptions for stock rights and short-term deferrals. Baxter intends to administer the Amended Plan and any awards made thereunder in a manner consistent with the requirements of Code Section 409A.

Tax Effects for the Company

Baxter generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the Amended Plan (for example, upon the exercise of a non-qualified stock option). In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, Baxter will not receive a deduction. Baxter’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

New Plan Benefits under the Amended Plan

The specific individuals who will be granted awards under the Amended Plan and the type and amount of any such awards will be determined by the CHC Committee. Accordingly, future awards to be received by or allocated to particular individuals under the Amended Plan are not presently determinable. Grants under the 2021 Plan in 2023 to the NEOs are shown in the 2023 Grants of Plan-Based Awards table (as set forth in “Executive Compensation Tables”) and to Baxter’s non-employee directors are shown in the Director Compensation Table (as set forth in “Corporate Governance at Baxter International Inc.—Director Compensation”). The anticipated aggregate value of the unrestricted shares of common stock to be issued under the Amended Plan to the company’s 10 non-employee directors following the Annual Meeting are shown in the table below.

Name and Position	Dollar Value ($)

José E. Almeida Chair of the Board, President and Chief Executive Officer	N/A

Joel Grade Executive Vice President and Chief Financial Officer	N/A

Brian C. Stevens Senior Vice President, Chief Accounting Officer & Controller and Former Interim Chief Financial Officer	N/A

Heather Knight Executive Vice President and Group President, Medical Products & Therapies	N/A

Alok Sonig Executive Vice President and Group President, Pharmaceuticals	N/A

Christopher Toth Executive Vice President and Group President, Kidney Care	N/A

All current executive officers as a group (9 persons)	N/A

All current directors who are not executive officers as a group (10 persons)	$2,150,000

All current non-executive officer employees as a group (approximately 2,866 persons)	N/A

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Vote Required

Approval of this Proposal 4 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. If stockholders do not approve this proposal, it will not be implemented and the 2021 Plan will remain in place until its scheduled expiration. Baxter reserves the right to adopt such other compensation plans and programs as deemed appropriate and in the best interests of Baxter and its stockholders.

Equity Compensation Plan Information

The following table provides information relating to shares of common stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2023.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)(b))

Equity Compensation Plans Approved by Stockholders	24,286,290	[1]	$59.35	[2]	29,535,570	[3]

Equity Compensation Plans Not Approved by Stockholders	52,245	[4]	$—		—

Total	24,338,535	[5]	$59.35	[2]	29,535,570

[1]

Excludes purchase rights under the company’s Employee Stock Purchase Plan (ESPP). Under the ESPP, eligible employees may purchase shares of common stock through payroll deductions of up to 15 percent of base pay at a purchase price equal to 85 percent of the closing market price on the purchase date (as defined by the ESPP). A participating employee may not purchase more than $25,000 in fair market value of common stock under the ESPP in any calendar year and may withdraw from the ESPP at any time.

[2]	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding options.
[3]	Includes (i) 9,040,834 shares of common stock available for purchase under the ESPP; and (ii) 20,494,735 shares of common stock available under the 2021 Plan.
[4]

Includes 52,245 of outstanding replacement RSUs granted to holders of Hillrom equity awards at closing of the Hillrom acquisition. These replacement RSUs were approved by the Board, not the stockholders.

[5]

Includes outstanding awards of 19,467,050 stock options, which have a weighted-average exercise price of $59.35 and a weighted-average remaining term of 5.3 years, 4,005,462 shares of common stock issuable upon vesting of RSUs, and 729,130 shares of common stock reserved for issuance in connection with PSU grants.

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Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation

Baxter’s Board of Directors has approved an amendment to the company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions regarding officer exculpation.

The Board recommends a vote FOR this proposal. Proxies solicited by the Board will be voted FOR this proposal unless otherwise instructed.

The Board seeks to amend Baxter’s Amended and Restated Certificate of Incorporation to provide for exculpation of specified officers in accordance with Delaware law.

Effective August 1, 2022, the State of Delaware, which is the company’s state of incorporation, adopted amendments to Section 102(b)(7) of the DGCL that enable Delaware corporations to limit the liability of certain of their senior officers in limited circumstances. Previously, exculpation was only available for directors under the DGCL.

Baxter’s Amended and Restated Certificate of Incorporation (the Certificate of Incorporation) currently provides for the exculpation of directors pursuant to the DGCL but does not include a provision that allows for the exculpation of officers. The Board has determined it is in the best interest of the company and its stockholders to amend the Certificate of Incorporation to provide for exculpation of officers, subject to the limitations of the DGCL for the reasons discussed below.

As a result and after careful consideration, the Board has unanimously approved, and recommends to stockholders for approval, this proposal to amend Article EIGHTH of the Certificate of Incorporation to permit officer exculpation (the Proposed Amendment).

The Proposed Amendment enables Baxter’s officers to exercise their business judgment in furtherance of the company’s stockholders’ interests while minimizing distractions and decreasing litigation-related costs.

The Board believes that adopting an officer exculpation provision that is aligned with Delaware law would enhance the ability of the company’s officers to make value-enhancing decisions for Baxter and its stockholders. The nature of the role of officers frequently requires them to make decisions on crucial matters within a complex and ever-evolving environment, and often such decisions must be made in response to time-sensitive opportunities and challenges. As a result, officers, like directors, are exposed to a substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight and regardless of merit. Further, plaintiffs have employed a tactic of bringing certain claims against officers that would otherwise be exculpated if brought against directors to avoid dismissal of such claims. The Proposed Amendment is intended to enable Baxter’s officers to exercise their business judgment in furtherance of the company’s stockholders’ interests while minimizing the potential for distraction posed by frivolous lawsuits and related costs, which are often borne by the company either directly, through indemnification, or indirectly, through higher insurance premiums.

The Proposed Amendment only allows for a narrow class of officers to be exculpated for a limited class of claims.

As amended, the DGCL only permits, and thus, the Proposed Amendment would only permit, exculpation of officers for direct claims (as opposed to claims brought by the company itself or derivative claims made by stockholders on behalf of the company). In addition, as is the case for Baxter’s directors, exculpation would not be permitted for officers in connection with (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) any transaction in which the director or officer derived an improper personal benefit. Finally, the Proposed Amendment is limited in scope and only applies to certain officers of the company, including Baxter’s: (i), chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) Baxter’s NEOs; and (iii) an individual who, by written agreement with the company, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute. The Board believes that the Proposed Amendment would not negatively impact stockholder rights in that it would continue to allow cases with merit to proceed with respect to breach of fiduciary duty claims that fall outside of the narrow scope of the DGCL.

Talent attraction and retention may be adversely affected without the adoption of the Proposed Amendment.

In addition, some of Baxter’s peers have adopted similar officer exculpation provisions limiting the personal liability of officers. Although the Proposed Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any

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officer, the Board believes that failure to adopt the Proposed Amendment could negatively impact Baxter’s recruitment efforts and the retention of experienced officer candidates who may conclude that, without the protection of exculpation, the potential exposure to liabilities, costs of defense and other risks of proceedings exceed the benefits of serving as an officer of the company.

Taking into account the narrow class and type of claims for which officers’ liability would be exculpated under the DGCL, and the benefits the Board believes would accrue to Baxter and its stockholders in the form of an enhanced ability to attract and retain talented officers and reduced costs, the Board believes that amending the Certificate of Incorporation to permit officer exculpation as described herein is in the best interests of the company and its stockholders. The Board unanimously recommends that stockholders vote in favor of the Proposed Amendment.

Proposed Amendment

Accordingly, for the reasons set forth herein, the Board is asking Baxter stockholders to approve the Proposed Amendment, which, upon approval, would only amend and restate Article EIGHTH of the Certificate of Incorporation in its entirety to read as follows (with additions indicated by underlining and deletions indicated by strikeouts):

EIGHTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, ~~a~~ no director or officer of the Corporation shall ~~not~~ be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Vote Required

Approval of this Proposal 5 requires the affirmative “FOR” vote of the holders of a majority of the shares of common stock outstanding and entitled to vote on the proposal at the Annual Meeting. If this Proposal 5 is approved by the company’s stockholders, the Proposed Amendment will become effective upon the filing of an Amended and Restated Certificate of Incorporation, reflecting only the changes set forth above, which the company anticipates filing with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this Proposal 5 is not approved by the company’s stockholders, the Proposed Amendment will not be implemented and the Certificate of Incorporation will not allow for exculpation of the company’s officers.

The Board of Directors recommends that you vote “FOR” the approval of the Proposed Amendment to permit officer exculpation.

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Stockholder Proposals

Executives to Retain Significant Stock

Baxter has been advised that John Chevedden will present the following resolution at the Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 60 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 6 – Executives to Retain Significant Stock

Shareholders ask the Baxter Board of Directors to adopt a policy requiring the 5 Baxter International named executive officers to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy in our Company’s next annual meeting proxy. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 30% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long term stock price performance.”

This proposal topic is all the more important at Baxter due to the recent poor stock performance. Baxter stock was at $83 in 2019. Additionally executive pay was rejected by 22% of shares in 2023 when a 5% rejection is often the norm at well performing companies.

Please vote yes:

Executives to Retain Significant Stock – Proposal 6

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Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and the fact that a similar proposal has been rejected by Baxter’s stockholders in 2023, and recommends that stockholders vote AGAINST the proposal for the following reasons:

The Board has carefully evaluated the appropriate stock ownership requirements for all executive officers.

The Board remains committed to maintaining strong corporate governance practices and protecting stockholders’ interests. The Board understands that Baxter’s stockholders view stock retention as an important measure to hold executives accountable, and Baxter’s robust stock ownership guidelines already require all executive officers to hold significant amounts of shares:

•	The CEO is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of appointment; and
•

Each other executive officer (including all of Baxter’s NEOs who would be covered by this proposal) is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary within five years of becoming an executive officer (other than Mr. Brian Stevens who is required to achieve ownership of Baxter common stock valued at a minimum of two times annual base salary).

Baxter’s current stock ownership guidelines are rigorous, periodically reviewed by the CHC Committee and carefully designed to ensure long-term focus and appropriate levels of risk-taking by the company’s executive and corporate officers, which helps supports sustainable long-term stockholder return, while enabling Baxter to attract and retain talented executives. As of December 31, 2023, each of the NEOs who was still employed by Baxter as of such date had met his or her ownership requirements or, using reasonable assumptions, was on track to achieve his or her stock ownership objective within the prescribed time frame.

Baxter’s current executive compensation program appropriately aligns executives’ interests with the company’s and stockholders’ long-term interests.

The Board believes that Baxter’s emphasis on long-term incentive grants motivates executives to drive the long-term performance of the company and aligns their long-term interests with those of stockholders. For this reason, a significant majority of executive pay is variable and only delivered if specific annual and long-term performance requirements are met. For example, in 2023, the CEO’s compensation was 91% variable, depending on performance-based elements, and Baxter’s NEOs’ compensation, collectively, excluding the CEO, was 80% variable, depending on performance-based elements. Accordingly, at any particular time, company executives hold significant unvested equity awards, which helps to align their interests with those of the company’s stockholders.

Further, the proposed retention policy’s prohibition against executive officers entering into hedging transactions for shares subject to the policy is unnecessary as Baxter already prohibits such hedging transactions and has other rigorous governance practices in place, such as a prohibition on short sales, entering into any derivative (e.g., purchasing, selling or writing put or call options, forward contracts or swap agreements) and pledging company stock. Baxter also has a Mandatory Clawback Policy, which complies with NYSE requirements, and a Compensation Recoupment Policy, which goes beyond NYSE requirements. The Board believes that Baxter’s executive compensation program appropriately motivates and rewards executives to achieve Baxter’s long-term objectives and build sustained stockholder value. The proposal would place excessive restrictions on CHC Committee’s ability to design a compensation program that drives long-term value.

The proposal is overly prescriptive and would put Baxter at a competitive disadvantage for attracting and retaining top executive talent, would create an administrative burden on Baxter without commensurate value to stockholders and fails to enhance corporate governance.

The Board believes that the proposed stock ownership requirements are not necessary and would put Baxter at a competitive disadvantage for recruiting and retaining talented executives. Experienced executives in the healthcare industry are in high demand, and the competition for talent has become increasingly intense. Baxter’s stock ownership guidelines and retention requirements are consistent with market practice, whereas the stock retention policy in the proposal, which requires Baxter’s NEOs to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age, is not market practice. Further, the proposed retention policy penalizes executives that have been with Baxter the longest, as the number of shares such executives would be required to retain are greater as compared to executives that have recently joined Baxter. Requiring executives to hold additional

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shares (above what is required by the company’s stock ownership guidelines) would be burdensome to the executives, impact Baxter’s ability to attract and retain top executive talent, and not provide additional incentives.

Further, Baxter’s NEOs are subject to change year-to-year. For example, since 2020, the named executive officers have differed each year, largely due to new appointments and voluntary departures. This proposal would effectively place different stock retention requirements on certain executives every year, which would be difficult for Baxter to administer. Instead, the Board believes Baxter’s current robust stock ownership requirements, which are applied consistently each year, provide meaningful stock ownership and retention requirements at a low administrative cost for Baxter to implement.

In short, given Baxter’s current stock ownership guidelines, governance policies, demonstrated openness and commitment to stockholder accountability, the Board believes this proposal is not necessary and does not provide additional benefit to our stockholders. The proposal, in contrast, fails to strike a reasonable balance between aligning the interests of stockholders and management, and motivating desired management behavior, and would, therefore, unnecessarily damage Baxter’s ability to attract and retain talent and would create an unnecessary administrative burden on Baxter, thereby wasting company resources without commensurate benefit to the company’s stockholders. Moreover, Baxter’s stockholders have considered, and rejected, a similar proposal in 2023, indicating that Baxter’s stockholders remain supportive of the Board’s position on this proposal and current executive compensation structure.

The Board of Directors recommends a vote “AGAINST” this proposal.

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General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:

All record holders of Baxter common stock as of the close of business on March 14, 2024 are entitled to vote. On that day, approximately 509,342,000 shares were outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by virtually attending the Annual Meeting and voting through the online platform:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I participate in the Annual Meeting?

A:

To provide a consistent, convenient and cost-efficient experience to all stockholders and employees regardless of location, the Annual Meeting will be held only in a virtual format. Please refer to “—Other Information—Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation for 2023	FOR

• Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

• Proposal 4—Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan	FOR

• Proposal 5—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation	FOR

Stockholder Proposal	Board Recommendation

• Proposal 6—Executives to Retain Significant Stock	AGAINST

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Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or voting online during the Annual Meeting.

Q:	What happens if other matters are raised at the Annual Meeting?

A:

If other matters are properly presented at the Annual Meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the Annual Meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director;

•	Proposal 4 requires the affirmative vote of a majority of the votes cast (number of shares voted “for” this proposal exceed 50% of the number of votes cast with respect to this proposal).
•	Proposal 5 requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote on the proposal; and
•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present virtually or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:

Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of common stock entitled to vote, represented at the Annual Meeting virtually or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for “Proposal 3—Ratification of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation for 2023,” “Proposal 4—Approval of Baxter International Inc. Amended and Restated 2021 Incentive Plan” or “Proposal 6—Executives to Retain Significant Stock.”

Broker non-votes will have the same effect as a vote against “Proposal 5—Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Permit Officer Exculpation.”

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Q:	What effect does an abstention have?

A:

Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1 or Proposal 4. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs and reduces the environmental impact of the Annual Meeting.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:

The proxy card covers all shares held by you of record (registered in your name). If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:

Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:

Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

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Other Information

Attending the Annual Meeting

The Annual Meeting will be held virtually on Tuesday, May 7, 2024 at 9 a.m., Central Time. Online access to the Annual Meeting will begin at 8:45 a.m., Central Time. To provide a consistent, convenient and cost-efficient experience to all stockholders and employees regardless of location, the Annual Meeting will be held only in a virtual format. You can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/BAX2024 and entering the 16-digit control number on the proxy card or notice of availability of proxy materials you previously received. If you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number or otherwise attend through the broker or nominee. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-3085 or Global_CORP_Investor_Relations@baxter.com.

Asking Questions

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the Annual Meeting, then beginning at 9 a.m., Central Time, on April 30, 2024 and until 11:59 p.m., Central Time, on May 6, 2024, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.” Alternatively, you will be able to submit questions live during the Annual Meeting by accessing the meeting at www.virtualshareholdermeeting.com/BAX2024, typing your question into the “Ask a Question” field and clicking “Submit.”

Only questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. If any questions pertinent to Annual Meeting matters cannot be answered during the Annual Meeting due to time constraints, the company will post and answer a representative set of these questions online at https://investor.baxter.com. The questions and answers will be available as soon as reasonably practicable after the Annual Meeting and will remain available until one week after posting.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the Annual Meeting, you will be able to vote your shares electronically at the Annual Meeting by clicking “Vote Here” on the Annual Meeting website. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote your shares prior to the Meeting by one of the methods described in the proxy statement.

Attending the Virtual Meeting as a Guest

If you would like to attend the Annual Meeting as a guest in listen-only mode, please access www.virtualshareholdermeeting.com/BAX2024 and enter the information requested on the screen. Please note you will not have the ability to ask questions or vote during the Annual Meeting if you participate as a guest.

Stockholder Proposals for the 2025 Annual Meeting

Any stockholder who intends to present a proposal at the 2025 Annual Meeting and who wishes to have a proposal included in Baxter’s proxy statement for that annual meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 25, 2024 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

To be eligible for consideration at the 2025 Annual Meeting, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such proposal to be received by the Corporate Secretary between January 7, 2025 and February 6, 2025. This advance notice period is intended to allow all stockholders an opportunity to consider all business expected to be considered at the Meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

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Nominations of Individuals for Election as Directors at the 2025 Annual Meeting

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in the proxy access provision of Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 25, 2024 and no later than November 25, 2024 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2025 Annual Meeting, any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such nomination to be received by the Corporate Secretary between January 7, 2025 and February 6, 2025. This advance notice period is intended to allow all stockholders an opportunity to consider all nominees expected to be considered at the 2025 Annual Meeting.

In addition to satisfying the foregoing requirements under Baxter’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Baxter’s nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under Baxter’s Bylaws.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $21,500 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, (888) 359-8645.

Forward-Looking Statements

The proxy statement contains forward-looking statements. Forward-looking statements are based on our current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. Words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions may identify forward-looking statements that represent the company’s current judgment about possible future events, although not all forward-looking statements contain such words. These forward-looking statements are based on certain assumptions and analyses made in light of Baxter’s experience and perception of historical trends, current conditions, and expected future developments (including with respect to the outcome of various inflight strategic initiatives) as well as other factors that it believes are appropriate in the circumstances. While these statements represent the company’s judgment on what the future may hold, and the company believes these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties, including those described in the 2023 Form 10-K, many of which are beyond the company’s control. Further, other unknown or unpredictable factors could also have material adverse effects on future results. Any forward-looking statement in the proxy statement speaks only as of the date on which it is made. Except as required by law, Baxter assumes no obligation, and expressly disclaims any obligation, to update or revise any forward-looking statements included in the proxy statement to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

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108	General Information

Websites

References to Baxter’s website or other links to its publications or other information are provided for the convenience of the company’s stockholders. None of the information or data included on its websites or accessible at these links is incorporated into, and will not be deemed to be a part of, the proxy statement or any of the company’s other filings with the SEC.

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BAXTER INTERNATIONAL INC.

AMENDED AND RESTATED 2021 INCENTIVE PLAN

Effective May 7, 2024

1. Purpose. The purpose of the Baxter International Inc. Amended and Restated 2021 Incentive Plan is to increase stockholder value and provide a means to advance the interests of the Company and other members of the Company Group by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, advisors and other persons providing services to the Company.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “2021 Plan” has the meaning set forth in Section 3 of the Plan.

(b) “2021 Plan Effective Date” means May 4, 2021.

(c) “Absolute Share Limit” has the meaning given such term in Section 5(a) of the Plan.

(d) “Accounting Firm” has the meaning given such term in Section 14(x) of the Plan.

(e) “Adjustment Event” has the meaning given such term in Section 12(a) of the Plan.

(f) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(g) “Award Agreement” means the document(s) or other terms and conditions in a form specified by the Committee by which each Award is evidenced, which may be in written, electronic or in any other form as specified by the Committee.

(h) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, deferred stock, deferred stock units, performance shares, performance share units, Performance Compensation Award, Other Stock-Based Award, Other Cash-Based Award or any other award granted under this Plan.

(i) “Board” means the Board of Directors of the Company.

(j) “Cause” means (i) the willful and continued failure by the Participant to substantially perform their duties with a member of the Company Group that has not been cured within thirty (30) days after written demand for substantial performance is delivered by the member of the Company Group, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to Disability), or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company Group, monetarily, reputationally, or otherwise. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company Group. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement. The Company shall make the determination as to whether a Termination is for Cause, and such determination shall be binding, final and conclusive on all concerned.

(k) “Change in Control” means the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation or (B) if there is no such parent, of the Company or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, during any period of twelve (12) consecutive months beginning on or after the

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Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or the entity surviving such merger or consolidation or (B) if there is no such parent, of the Company or such surviving entity; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of the Company or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of the Company or such entity.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if such Change in Control also constitutes a “change in control event” under Section 409A of the Code.

(l) “Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company Group (or a member thereof) and a Participant or Company Group plan covering a Participant that provides for severance benefits upon a voluntary Termination for good reason or involuntary Termination without cause in connection with a Change in Control of the Company and that has been approved by the Board or the Committee.

(m) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(n) “Committee” means the Compensation and Human Capital Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(o) “Common Stock” means the common stock, par value $1.00 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged), as adjusted as set forth hereunder.

(p) “Company” means Baxter International Inc., a Delaware corporation, and any successor thereto.

(q) “Company Group” means, collectively, the Company and its Subsidiaries.

(r) “Date of Grant” means the date as of which an Award is approved and as provided in the Award Agreement governing such Award, or such later date as may be required by applicable local law in the case of an Award granted to a Participant outside of the United States.

(s) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(t) “Disability” means a condition entitling the Participant to receive benefits under a long-term disability plan of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or designee) in its sole and absolute discretion.

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(u) “Effective Date” has the meaning set forth in Section 3 of the Plan.

(v) “Eligible Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (ii) with respect to actions undertaken to comply with the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, an “independent director” under the rules of the NYSE or any other securities exchange or inter- dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(w) “Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act. Prospective employees, directors, consultants or advisors who have accepted offers of employment or consultancy from a member of the Company Group are also Eligible Persons for purposes of the Plan.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(y) “Excise Tax” has the meaning given such term in Section 14(x) of the Plan.

(z) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(aa) “Fair Market Value” of one (1) share of Common Stock means, as of any date and except as otherwise provided by the Committee, the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape (or if the Common Stock is not traded on the NYSE, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of shares of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of shares of Common Stock that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such shares of Common Stock are sold.

(bb) “Full Value Award” is a grant of one (1) or more shares of Common Stock or a right to receive one (1) or more shares of Common Stock in the future, including Restricted Stock, Restricted Stock Units, deferred stock, deferred stock units, performance shares, performance share units and any dividend equivalents or units or rights issued in respect of dividend equivalents.

(cc) “GAAP” means generally accepted accounting principles.

(dd) “Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following: (i) reduction by the Company in the Participant’s annual base salary as in effect on the Date of Grant or as the same may be increased from time to time; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the change; or (iii) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. The Participant shall not be deemed to have resigned for Good Reason unless (i) the Participant provides written notice to the Company of the existence of the Good Reason event within sixty (60) days after its initial occurrence, (ii) the Company fails to cure such Good Reason event within thirty (30) days after receipt of such notice, and (iii) the Participant effectively terminates employment within one-hundred twenty (120) days following the occurrence of the non-cured Good Reason event. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

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(ee) “Immediate Family Members” has the meaning given such term in Section 14(b)(ii) of the Plan.

(ff) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(gg) “Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.

(hh) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(ii) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(jj) “NYSE” means the New York Stock Exchange.

(kk) “Option” means an Award granted under Section 7 of the Plan.

(ll) “Option Period” has the meaning given such term in Section 7(c)(ii) of the Plan.

(mm) “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is payable without reference to the value of Common Stock (including, without limitation, a cash incentive award).

(nn) “Other Stock-Based Award” means an Award granted under Section 10 of the Plan that is payable by reference to the value of Common Stock.

(oo) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(pp) “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(qq) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan.

(rr) “Performance Goals” means, for a Performance Period, one (1) or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(ss) “Performance Period” means the one (1) or more periods of time, as the Committee may select, over which the attainment of one (1) or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(tt) “Permitted Transferee” has the meaning given such term in Section 14(b)(ii) of the Plan.

(uu) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) any member of the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(vv) “Plan” means this Baxter International Inc. Amended and Restated 2021 Incentive Plan, as it may be amended from time to time.

(ww) “Qualifying Termination” means a Termination of a Participant’s employment or service with a Successor Company and its Subsidiaries without Cause, or by the Participant for Good Reason, upon or within twenty- four (24) months of a Change in Control.

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(xx) “Restricted Stock” means a share of Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(yy) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(zz) “SAR Period” has the meaning given such term in Section 8(c)(ii) of the Plan.

(aaa) “Section 409A of the Code” has the meaning given such term in Section 14(v)(i) of the Plan.

(bbb) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(ccc) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable (or any Successor Company, to the extent applicable).

(ddd) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(eee) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(fff) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ggg) “Substitute Awards” has the meaning given such term in Section 5(d) of the Plan.

(hhh) “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 5 shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(iii) “Successor Company” means an acquiring company or successor to the Company, or the surviving company of a Change in Control, or, if any, the parent or holding company thereof.

(jjj) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient.

(kkk) “Vesting Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

3. Effective Date; Duration. The Plan shall become effective on May 7, 2024, the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”), subject to such approval. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the 2021 Plan Effective Date; provided, however, that such

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expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards; and, provided further, that in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (a) the date of the adoption of the 2021 Plan by the Board (February 15, 2021) or (b) the 2021 Plan Effective Date. If the Plan is not approved by stockholders, the Baxter International Inc. 2021 Incentive Plan (the “2021 Plan”) shall continue to remain in effect in accordance with its terms until the tenth (10th) anniversary of the 2021 Plan Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the 2021 Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (x) adopt Sub-Plans.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one (1) or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for the exemptions provided by Rule 16b-3 under the Exchange Act will be taken only by the Board or by a committee or subcommittee of two (2) or more Eligible Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as an Eligible Director shall not invalidate any action that is otherwise valid under the Plan.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan, any Award granted or any Award Agreements evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any other member of the Company Group, any Participant, any holder or beneficiary of any Award and any stockholder of the Company. To the extent provided by the Committee, any Award may be settled in cash rather than in shares of Common Stock.

(e) No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including legal fees and expenses)

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that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award granted hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law (including the applicable rules of NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted) or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Person harmless.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter- dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, as of the Effective Date, the maximum number of shares of Common Stock subject to Awards that may be delivered under the Plan is 40,000,000 shares of Common Stock, plus any shares of Common Stock that are available under the 2021 Plan on the Effective Date (collectively, the “Absolute Share Limit”); (ii) subject to Section 12 of the Plan, no more than 5,000,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year in respect of such Non-Employee Director’s service on the Board, shall not exceed $1,500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(b) Except as otherwise provided herein and other than with respect to Substitute Awards, any shares of Common Stock subject to an Award which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of shares of Common Stock (including shares of Common Stock attributable to Awards that are settled in cash) shall again be available under the Plan. Shares of Common Stock subject to an Award under the Plan may not again be made available for issuance under the Plan if such shares of Common Stock are: (i) shares of Common Stock that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) shares of Common Stock delivered to or withheld by the Company to pay the Exercise Price, the Strike Price, or the withholding taxes related to an outstanding Award; or (iii) shares of Common Stock repurchased on the open market with the proceeds of an Option exercise. Any shares of Common Stock subject to a Full Value Award shall be counted against the Absolute Share Limit as three (3) shares of Common Stock for every one (1) share of Common Stock issued in connection with such Award. If shares of Common Stock subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of shares of Common Stock and would otherwise return to the Plan pursuant to this Section 5(b), three (3) times the number of shares of Common Stock so forfeited, cancelled, surrendered or terminated shall again be available for issuance under the Plan.

(c) Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

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(d) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 5(b) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company Group prior to such acquisition or combination. Except as expressly provided by the terms of this Plan, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of any member of the Company Group convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

6. Eligibility. Participation in the Plan shall be limited to Eligible Persons. The Committee shall determine and designate, from time to time, from among the Eligible Persons those persons who will be granted Awards under the Plan and who will become Participants, and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, in written or electronic form, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant), or if greater, the par value of a share of Common Stock (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, subject to the terms of the Plan.

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(ii) Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the earlier of (i) the thirtieth (30th) day following the expiration of such prohibition and (ii) the expiration of the original Option Period. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(iii) In the sole discretion of the Committee, any Option that is exercisable but unexercised as of the day immediately before the expiration of the Option Period may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Common Stock on that date. In the event of an automatic exercise, payment of the Exercise Price and any applicable tax withholdings shall be made by a “net exercise” procedure as described in Section 7(d)(ii)(B) below.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised in whole or in part (but with respect to whole shares of Common Stock only) by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances ); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for not less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (B) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two (2) years after the Date of Grant of the Incentive Stock Option or (B) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f) Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award Agreement such restrictions on shares of Common Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, share of Common Stock ownership by the Participant and such other factors as the Committee determines to be appropriate.

(g) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter- dealer quotation system on which the securities of the Company are listed or traded.

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8. Stock Appreciation Rights.

(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration.

(i) A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such events as determined by the Committee, subject to the terms of the Plan.

(ii) SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company- imposed “blackout period”), then the SAR Period shall be automatically extended until the earlier of (i) the thirtieth (30th) day following the expiration of such prohibition and (ii) the expiration of the original SAR Period.

(iii) In the sole discretion of the Committee, any SAR that is exercisable but unexercised as of the day immediately before the expiration of the SAR Period may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the Strike Price is less than the Fair Market Value of a share of Common Stock on that date. In the event of an automatic exercise, payment of the Strike Price and any applicable tax withholdings shall be made as described in Section 8(e) below.

(d) Method of Exercise. SARs which have become exercisable may be exercised in whole or in part (but with respect to whole shares of Common Stock only) by written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. The exercise of a SAR granted in connection with an Option shall cancel the corresponding tandem SAR or Option right with respect to such share of Common Stock, and vice versa.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares of Common Stock subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee.

9. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the

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release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (if required by the Committee) an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder of Common Stock with respect to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock; provided, that the Committee may determine that dividends credited with respect to any shares of Restricted Stock will be subject to the same restrictions (whether time-and/or performance-based) applicable to the underlying shares of Restricted Stock, and held by the Company and delivered (without interest) to the Participant at the time that the restrictions on such Restricted Stock lapse (and that the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent that shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c) Vesting. Restricted Stock and Restricted Stock Units shall vest, and any applicable Vesting Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, subject to the terms of the Plan.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Vesting Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Vesting Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Vesting Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or his or her beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part shares of Common Stock and part cash, as the case may be) beyond the expiration of the Vesting Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in settlement of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of Common Stock as of the date on which the Vesting Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalents (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate, and subject to such terms, as determined by the Committee. Any accumulated dividend equivalents (and interest thereon, if applicable) may be subject to the same restrictions (whether time-and/or performance-based) applicable to the underlying Restricted Stock Units. In the event that the dividend equivalents are subject to the same restrictions applicable to the underlying Restricted Stock Units, the dividend equivalents will be held by the Company and delivered at the same time as the underlying Restricted Stock Units are settled following the date on which the Vesting Period lapses with respect to such Restricted Stock Units (and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalents (or interest thereon, if applicable)). An Award Agreement may also provide that dividend equivalents on Restricted Stock Units will be reinvested in additional Restricted Stock Units.

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(e) Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE BAXTER INTERNATIONAL INC. AMENDED AND RESTATED 2021 INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN BAXTER AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF BAXTER.

10. Other Stock-Based Awards and Other Cash-Based Awards. The Committee may issue Other Stock-Based Awards and Other Cash-Based Awards, including, without limitation, (a) unrestricted Common Stock, (b) rights to receive grants of Awards at a future date, (c) other Awards denominated in Common Stock, valued by reference to, or that are otherwise based on the Fair Market Value per share of Common Stock, including, without limitation, performance shares, performance units, or performance share units, or (d) cash incentive awards or other Awards denominated in cash (and payable in cash or, in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine (including, without limitation, Awards that are contingent on the achievement of Performance Goals over a specified Performance Period established by the Committee, or other restrictions and contingencies determined by the Committee, including provisions relating to deferred payment). Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement, and each Other Cash-Based Awards shall be evidenced in such form, if any, as the Committee may determine from time to time. Each Other Stock-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 14(a) of the Plan.

11. Performance Compensation Awards.

(a) General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award.

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and any other applicable terms and conditions.

(c) Performance Criteria.

(i) The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one (1) or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and may include, but are not limited to, any of the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expenses, research and development, restructuring or other special or unusual items, interest, tax expenses, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or stockholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or stockholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like; (xi) any other objective or subjective performance criteria specified by the Committee; or (xii) any combination of the foregoing.

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(ii) The Committee may specify any reasonable definition of the Performance Criteria that it uses, and any one (1) or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one (1) or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one (1) or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this Section 11(c).

(d) Modification of Performance Goal(s). The Committee shall have the authority to specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; (x) a change in the Company’s fiscal year; and (xi) any other adjustments specified by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render Performance Goals to be unsuitable, the Committee may modify such Performance Goals, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted, or transferred to a different business unit or function during a Performance Period, the Committee may determine that the Performance Goals or Performance Period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Committee.

(e) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. Unless otherwise provided in the applicable Award Agreement or as may otherwise be determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period, and in so doing, the Committee may make such adjustments to the amount of the Performance Compensation Award earned as it determines in its sole discretion.

(iv) Timing of Award Payments. Unless otherwise provided in the applicable Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11.

12. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (except Other Cash-Based Awards):

(a) General. In the event (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger,

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consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock, or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, affects the shares of Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to prevent a substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder, (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan, and (C) the terms of any outstanding Award (subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award, or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Without limiting the generality of the foregoing, in connection with an Adjustment Event, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (I) in exchange for payment in cash, property, or other securities, in the Committee’s sole discretion, having an aggregate Fair Market Value of the shares of Common Stock covered by such Award, reduced by the aggregate Exercise Price, Strike Price, or purchase price thereof, if any, and (II) with respect to any Awards for which the Exercise Price, Strike Price, or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 12(a) shall comply with the rules of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Section 422 of the Code. Any adjustment made under this Section 12 shall be conclusive and binding for all purposes.

(b) Change in Control. Except as otherwise determined by the Committee at the time of a Change in Control or as provided in an Award Agreement or a Change in Control Agreement, in the event of a Change in Control of the Company, the following provisions will apply:

(i) No Award that is not otherwise vested or exercisable shall become vested or exercisable solely as the result of the occurrence of a Change in Control, except as otherwise determined by the Committee in accordance with Section 12(a)(I) in the case of a Change in Control that results in the Company no longer being a publicly traded corporation, or in the assets or stock of the Company being transferred to a successor that does not agree to assume the Company’s obligations under outstanding Awards; and

(ii) If the Participant experiences a Qualifying Termination, the Participant’s Awards shall be fully vested and, in the case of an Option or SAR, shall remain exercisable until the original expiration date of the Option or SAR; provided that in the case of an Award the vesting of which is based in whole or part upon the attainment of Performance Goals, the Performance Goals shall be deemed to have been met at the target level. The Committee may require a Participant to enter into an agreement containing restrictive covenants, including without limitation, covenants not to compete, not to solicit customers or employees, not to make use of confidential information, not to disparage the Company, or to cooperate with the Company in responding to claims about which the Participant has knowledge, as a condition to the application of the provisions of this Section 12(b)(ii).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 12, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his or her Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post- closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

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13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if: (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (provided that adjustments made pursuant to Section 12(a) shall not be subject to this limitation); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) of the Plan without stockholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided that, other than pursuant to Section 12, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14. General.

(a) Award Agreements; Plan Document Controls. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom the Award was granted, and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company. The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom the Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any other member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules and procedures as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”);

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(B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with Section 14(b)(ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents. The Committee, in its sole discretion, may provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding Options or SARs. The Committee may determine to subject any dividends, dividend equivalents or other similar payments to the same restrictions (whether time- and/or performance-based) applicable to the underlying Award, and in such case, such amounts shall be held by the Company and delivered to the Participant (with or without interest, as the Committee may determine in its sole discretion) at the time that the underlying Award is settled (and the right to any such accumulated dividends, dividend equivalents, or other similar payments shall be forfeited upon the forfeiture of the Award to which such amounts relate).

(d) Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to Non-Employee Directors shall be made in accordance with the terms of the Baxter International Inc. Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.

(e) Tax Withholding.

(i) A Participant shall be required to pay to the Company or any other member of the Company Group, and the Company or any other member of the Company Group shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may (but is not obligated to), in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been held by the Participant for not less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of

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shares with a Fair Market Value equal to such withholding liability; provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the maximum required statutory withholding liability.

(f) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and his or her participation in the Plan.

(g) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any other member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company and any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(h) International Participants. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may, in its sole discretion, amend the terms of the Plan or any outstanding Awards with respect to such Participants and make such modifications, amendments, procedures and Sub-Plans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company Group operates or has employees or to obtain more favorable tax or other treatment for a Participant, the Company or any other member of the Company Group.

(i) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one (1) or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If more than one (1) beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such beneficiary per capita. If no beneficiary designation is filed by a Participant, or if the designated beneficiary is not surviving when a payment is to be made under the Plan, the beneficiary shall be the Participant’s estate.

(j) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one (1) Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

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(k) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(l) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any other member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, or the underlying shares in respect thereof.

(m) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

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(n) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(o) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable (including, without limitation, the granting of equity awards other than under this Plan) and such arrangements may be either applicable generally or only in specific cases.

(p) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any other member of the Company Group, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan (or with respect to any payments not yet made or shares of common stock not yet transferred) other than as unsecured general creditors of the Company and, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(q) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company or any other member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(r) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company Group except as otherwise specifically provided in such other plan or as required by applicable law.

(s) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflicts of law provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

(t) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(u) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

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(v) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan be exempt from or, in the alternative, comply with Section 409A of the Code and any Treasury Regulations promulgated thereunder (collectively, “Section 409A of the Code”), and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group guarantees that Awards under the Plan will comply with Section 409A of the Code or shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that the Committee determines in good faith constitutes “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(iv) The Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A of the Code but is under no obligation to make any changes to any Awards to cause such compliance.

(w) Clawback/Forfeiture.

(i) All Awards shall be subject to reduction, cancellation, forfeiture or recoupment (A) to the extent necessary to comply with (I) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (including the Company’s Mandatory Clawback Policy and Compensation Recoupment Policy, each as amended from time to time); and (II) applicable law, including, but not limited to, the applicable rules and regulations of the Securities and Exchange Commission and the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and (B) as the Committee may specify in an Award Agreement, upon the occurrence of other specified events, including, without limitation, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, Termination for Cause, Termination of the Participant’s provision of services to the Company or any other member of the Company Group, violation of material policies of any member of the Company Group, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any other member of the Company Group.

(ii) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is

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one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(iii) To the extent that any policy adopted by the Company in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related NYSE (or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted) rules requires any Participant to forfeit any Award, or repay any amount paid with respect to any Award, such policy shall be deemed incorporated into all outstanding Awards to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

(iv) No recovery of compensation under a clawback policy or provision contemplated by this section will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any other member of the Company Group.

(x) Section 280G. If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Plan or otherwise) would be, in whole or in part, subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Plan or any other agreement pursuant to which the Participant receives payments that give rise to the Excise Tax will either be (i) paid in full, or (ii) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company shall reduce or eliminate the payments in the following order of priority in a manner consistent with Section 409A of the Code: (A) first by reducing cash compensation, (B) next from equity compensation, and then (C) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the farthest in time from the determination. The Participant shall receive the greater, on an after-tax basis, of (i) or (ii). In no event will the Company be required to gross up any payment or benefit to the Participant to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm (as defined below), whose calculations will be conclusive and binding upon the Company and the Participant for all purposes. The Company and the Participant will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Company and to the Participant, before making any payments that may be subject to the Excise Tax. For purposes of this Plan, “Accounting Firm” shall mean the then-current independent auditors of the Company or such other consulting firm or nationally recognized certified public accounting firm as may be designated by the Company.

(y) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company or any other member of the Company Group, as applicable, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award; provided, this limitation will have no impact on the Company’s ability to enforce any clawback policy or provision as contemplated under Section 14(w) of the Plan.

(z) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

investor.baxter.com

BAXTER NATIONAL INC
ONE BAXTER PAW
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V21795-P02665
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BAXTER INTERNATIONAL INC.
The Board of Directors recommends you vote FOR the
following 1. Election of Directors Nominees: 1a. José Joe) E. Almeida For Against Abstain 000 16. William A. Ampofo II
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 1c. Patricia B. Morrison 2. Advisory Vote to Approve Named Executive Officer Compensation 1d Stephen N. Oesterle, M.D. 3. Ratification of Appointment of Independent Registered O Public Accounting Fam 1. Stephen H. Rusckowski 4 Approve the Company’s Amended and Restated 2021 Incentive Plan
11. Nancy M. Schlichting
5. Approve an Amendment to the Amended and Restated
Certificate of Incorporation to Permit Officer Exculpation 19 Brent Shafer
1h Cathy R. Smith Amy A. Wendell 1 David 5. Wikes, M.D. 1k. Peter M. Wilver
The Board of Directors recommends you vote AGAINST proposal 6. Stock For Against Abstain 6. Stockholder Proposal - Executives to Retain Significare NOTE: Such other business as may properly come before the meeting or any adjournment thered. 0 Please sign exactly as your name(s) appears) hereon. When signing as attomey, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature PLEASE SIGN WITHIN BOX Date Signature Goint Owners) Date

BAXTER INTERNATIONAL INC.
2024 Annual Meeting of Stockholders
May 7, 2024
9:00 am. Central Daylight Time
www.virtualshareholdermeeting.com/BAX2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.
V31796-P02665
BAXTER INTERNATIONAL INC.
Annual Meeting of Stockholders
May 7, 2024 9:00 AM Central Daylight Time
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) José Almeida, David Rosenbloom and Ellen Bradford, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BAXTER INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 7, 2024, held virtually at
www.virtualshareholdermeeting.com/BAX2024, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side